As filed with the Securities and Exchange Commission on January 26, 2007
Registration No. 333-139732

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

PRE-EFFECTIVE AMENDMENT NO. 1
TO
FORM SB-2

REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933
___________

SHUMATE INDUSTRIES, INC.
(Name of Small Business Issuer in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	3440 (Primary Standard Industrial Classification Code Number)	03-0453686 (I.R.S. Employer Identification No.)

12060 FM 3083
Conroe, Texas 77301
Telephone (936) 539-9533 Facsimile: (936) 539-9396
(Address and Telephone Number of Principal Executive Offices)

Larry C. Shumate
Chief Executive Officer
President
12060 FM 3083
Conroe, Texas 77301
Telephone: (936) 539-9533 Facsimile: (936) 539-9396
(Name, Address and Telephone Number of Agent for Service)

Copies of communications to:
Jody R. Samuels, Esq.
Richardson & Patel LLP
The Chrysler Building
405 Lexington Avenue, 26th Floor
New York, New York 10174
Telephone: (212) 907-6686
Facsimile (212) 907-6687

_________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.001 par value	3,787,550	$1.82	$6,893,341	$737.66
Common stock underlying Class A warrants	2,272,530	$1.82	$4,136,005	$442.66
TOTAL	6,060,080	$1.82	$11,029,346	$1,180.32(3)

(1)
The Registrant has completed a private placement to accredited investors of consisting of shares of the Registrant’s Common Stock and Warrants to purchase shares of the Registrant’s Common Stock (the “Private Placement”). The Registrant is registering for resale (i) 3,787,550 shares of Common Stock issued pursuant to the Private Placement, (ii) 2,272,530 shares of Common Stock which includes 1,893,775 shares of Common Stock issuable upon exercise of the Common Stock Purchase Warrants issued to the purchasers in the Private Placement and 378,755 shares of Common Stock issuable upon the exercise of the Common Stock Purchase Warrants issued to the placement agent as compensation for its services in connection with the Private Placement. Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions affecting the shares to be offered by the selling shareholders.

(2)
Represents the higher of: (i) the exercise prices of the convertible security and (ii) the offering price of securities of the same class as the common stock underlying the convertible security calculated in accordance with Rule 457(c) under the Securities Act, for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act.

(3)	$930.50 of which has previously been paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling shareholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion
Dated January 26, 2007

PRELIMINARY PROSPECTUS

6,060,080 Shares of Common Stock

This prospectus covers the resale of:

•	3,787,550 shares of our common stock, $0.001 par value; and

•	2,272,530 shares of our common stock issuable upon the exercise of Class A warrants.

All of the shares are being sold by the selling shareholders described on page 15 of this prospectus. As further described on page 15, some of the selling shareholders are our affiliates. The selling shareholders will sell their shares of common stock at prevailing market prices, at privately negotiated prices or in any other manner allowed by law. If all of the selling shareholders holding warrants exercised them, we would receive $2,840,662.50. The selling shareholders are not obligated to exercise the warrants. Although we will receive proceeds from the exercise of the warrants, we will not receive any of the proceeds from the sale of the common stock sold by the selling shareholders.

Our common stock is currently traded on the Over-The-Counter Bulletin Board under the symbol “SHMT”. The last reported sale price on January 24, 2007 was $1.82 per share.

An investment in our securities involves a high degree of risk. You should purchase our securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning at page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________, 2007.

Inside Front Cover

Neither we nor the selling shareholders have authorized anyone to provide you with information different from that contained in this prospectus. These securities may be sold only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the effective date of this offering, regardless of the time of delivery of this prospectus or of any sale of the securities. You must not consider that the delivery of this prospectus or any sale of the securities covered by this prospectus implies that there has been no change in our affairs since the effective date of this offering or that the information contained in this prospectus is current or complete as of any time after the effective date of this offering.

Neither we nor the selling shareholders are making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or the possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside of the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable in that jurisdiction.

PROSPECTUS SUMMARY

This summary highlights information from this prospectus and may not contain all of the information that is important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus, including our financial statements and the notes to those statements. All references in this prospectus to “Shumate”, “we”, “us” or “our” refer to Shumate Industries, Inc., and its subsidiaries, Shumate Machine Works, Inc., and Hemiwedge Valve Corporation, unless the context otherwise indicates.

Company Overview

We are a Texas-based energy field services company that incorporates new technologies to bring products to market, leveraging our existing infrastructure, expertise and customer channels. We operate through two wholly-owned subsidiaries.

Through our subsidiary, Shumate Machine Works, Inc., we manufacture products, parts, components, and assemblies for our customers designed to their specifications. We use state of the art 3-D modeling software and computer numeric-controlled machinery to produce these products. Included in the products we produce are expandable tubing manufacturing launchers and liner hangers for oil and gas field service applications, blowout preventers, top drive assemblies and sub-assemblies, directional drilling products, exploration products for research and development, natural gas measurement equipment, control and check valves, and sub-sea control equipment.

Through our subsidiary, Hemiwedge Valve Corporation, we are developing a valve product line that we believe will be superior to traditional butterfly, ball and gate valves which are commonly utilized in the industrial valve markets. Relevant to our Hemiwedge(R) Cartridge valve’s target market focus of flow control, sub-sea high pressure and down-hole isolation valves, traditional valves have designs producing higher failure rates, longer supply disruptions from downtime and maintenance, and higher actuation costs.

We believe our technology has three primary value propositions for the marketplace:

• reduced supply disruption from a rapid replacement using our cartridge design system,
• increased reliability from its design, and
• reduced actuation costs from the reduced torque needed to actuate the valve.

Over the last two years, we have tested internally our Hemiwedge(R) valve technology, engineered and designed our product line and built a global supply chain. We intend to market this technology in three ways: 1) launch our surface level product, known as the Hemiwedge(R) Cartridge valve, targeting flow control applications with mid-stream companies including pipeline operators starting in the fourth quarter 2006, 2) licensing our sub-sea high pressure Hemiwedge(R) valve product used in chemical injection applications on the ocean floor to an existing sub-sea services company, which we believe could be concluded by early 2007, and 3) developing and manufacturing our down-hole isolation valve product, known as the Hemiwedge(R) DIV, to be used in drilling applications, distributed by At Balance Americas, LLC estimated by 2008.

In July 2006, we entered into an agreement with At Balance Americas, LLC (“@Balance”), a Houston-based Managed Pressure Drilling (“MPD”) services company. @Balance is a wholly-owned subsidiary of Shell Technology Ventures, a leading energy-focused venture capital firm with offices in Houston, Texas. The agreement provides us with funding of up to $1.4 million and expertise to develop a down-hole isolation valve or (“DIV”) using Shumate’s Hemiwedge(R) valve technology. Upon completion of the development milestones outlined in the agreement, we have agreed to enter into an exclusive world-wide distribution agreement of our Hemiwedge(R) DIV product with @Balance which will be used in their MPD services. We believe MPD will become a dominate drilling technique world wide as it increases recovery of hydrocarbons and improves productivity by eliminating the damaging effects of conventional over-balanced drilling and heavy weight drilling muds. In connection with this agreement, we granted @Balance and its parent company Shell Technology Ventures a right of first refusal, subject to the rights of our February 2006 private placement investors, to participate in financing that we commence until July 2008. Upon the signing of a distribution agreement at the conclusion of the development agreement, we also agreed to issue to @Balance 10 year-term warrants to purchase our common stock. The number of warrants issued is determined by dividing the total amount funded by @Balance for development of the DIV product by $3.00. Each such warrant shall be exercisable into shares of common stock at $3.00 per share.

In October 2005, we completed a significant restructuring of our debt with our primary lender, Stillwater National Bank.

Our revenues for the fiscal year ended December 31, 2005, grew to $4.96 million, a 45% increase over revenues earned during the fiscal year ended December 31, 2004. For the nine month period ended September 30, 2006, our revenues grew by 66% to $5.6 million as compared to the same period in 2005. During the last fiscal year, increases in commodity prices, particularly in the energy sector, fueled increased activity levels in the energy field services industry. This, in turn, resulted in increased demand for our products from our existing customers.

Our Strategy

Our mission is to leverage our existing infrastructure, expertise, and customer channels to expand our business and to bring our new valve technology to the marketplace.

Our strategy for growing our operations includes:

•	expanding our contract machining and manufacturing business by capturing more revenue per customer, by raising prices, as appropriate and by choosing higher margin production work;

•	launching and growing our proprietary new Hemiwedge(R) Cartridge valve product line;

•	using strategic alliances to leverage our valve technology into other market segments where we have little or no expertise;

•
leveraging our manufacturing infrastructure, market presence, and personnel by acquiring other technology-oriented products in the energy field services market, although we are not currently engaged in negotiations to acquire any new technologies; and

•
growing through the acquisition of niche-oriented businesses and product lines that would complement our existing business lines. Although we are not currently engaged in negotiations for the acquisition of any business.

Our Markets

The energy field services market is comprised of several market segments including oil & gas field services, pipeline and transportation, process controls, fluid management and controls, sub-sea, refining, and maintenance services for these areas. We currently manufacture products, spare parts, and assemblies for the oil & gas field services market segment. With our new Hemiwedge(R) Cartridge valve product line, we intend to expand into process controls, which is sometimes known as the energy flow control market. We may also expand into other areas of the energy field services market to pursue growth strategies that complement and/or leverage our current business and expertise.

Contract Machining and Manufacturing - Shumate Machine Works

The dollar size of the United States (U.S.) oil & gas field services market can be measured by the U.S. drilling and completion activity spending and the total U.S. well service and work-over spending. In its March 2006 Drilling and Production Outlook report Spears and Associates, a leading energy market research firm, stated that U.S. drilling and completion spending was $79.9 billion for 2005, up 43% from the year 2004, and that U.S. well service and work-over spending was $14.9 billion in 2005, up 8% from 2004.

Valve Product Technology - Hemiwedge Valve Corporation

We believe that the industrial valve market is large and growing. According to a recent report from The McIlvaine Company, the dollar value of industrial valve shipments in 2005 was projected at approximately $7.9 billion in the United States, up 3% from 2004, and $41.2 billion worldwide, up 4% from 2004.

Neither the Spears and Associates report nor the McIlvaine Company report was prepared for us nor has either company consented to the use of this information in our report; rather, these reports are available for public use.

“Going Concern” Status

Our independent auditor has noted in its report concerning our financial statements as of December 31, 2005 that we have incurred recurring losses from operations and have a working capital deficiency, which raises substantial doubt about our ability to continue as a going concern. As shown in the consolidated financial statements included in this prospectus, we have incurred recurring losses from operations of $3,017,593 and $3,068,080 in 2005 and 2004, respectively, we have an accumulated deficit of $18,567,866, and a working capital deficit of $494,720 as of December 31, 2005. We had a loss from operations of $1,404,171 for the nine months ended September 30, 2006. We cannot assure you that we will achieve operating profits in the future.

Corporate Information

We maintain our principal offices at 12060 FM 3083, Conroe, Texas 77301. Our telephone number at that address is (936) 539-9533 and our facsimile number is (936) 539-9396. The address of our website on the internet is www.shumateinc.com. Information included on our website is not part of this prospectus.

Information Related to Reverse Stock Split

On October 19, 2005 we effected a 1-for-7 reverse split of our common stock. Unless otherwise indicated, all discussions included in this prospectus relating to the outstanding shares of our common stock, including common stock to be issued upon the exercise of outstanding warrants and options, refer to post-split shares. As of December 21, 2006, we had issued and outstanding 19,322,277 shares of common stock, $0.001 par value.

February 2006 Private Placement

On February 22, 2006, we sold 3,333,333 shares of our common stock to institutional and accredited retail investors in a private offering pursuant to exemption from registration under Section 4(2) of the Securities Act of 1933, as amended. First Montauk Securities Corporation, acted as placement agent in connection with the sale of 2,500,000 shares of common stock and we placed the remaining 833,333 shares of common stock. First Montauk received $165,000 in commissions and 250,000 warrants to purchase shares of our common stock at an exercise price of $0.63 per share. We also paid legal fees of $10,000 to counsel for First Montauk. We received net proceeds from this offering of approximately $1,810,000 after the payment of commissions, fees, and other expenses of the offering.

December 2006 Private Placement

Between October 30, 2006 and December 14, 2006, we sold 3,787,550 shares of our common stock and 1,893,775 Class A Warrants to purchase shares of our common stock to institutional and accredited retail investors in a private offering pursuant to exemption from registration under Section 4(2) of the Securities Act of 1933, as amended. First Montauk Securities Corporation, acted as placement agent in connection with the sale of the securities. First Montauk received $416,630 in commissions and 378,755 warrants to purchase shares of our common stock at an exercise price of $1.25 per share. We also paid legal fees of $22,500 to counsel for First Montauk. We received net proceeds from this offering of approximately $3,350,000 after the payment of commissions, fees, and other expenses of the offering.

SUMMARY OF THE OFFERING

Company:	Shumate Industries, Inc.

Securities Offered:	3,787,550 shares of Common Stock and 2,272,530 shares of common stock underlying warrants, each of which are exercisable at $1.25 per share.

Proceeds	We will not receive any proceeds from the sale of the Common Stock sold by the selling shareholders hereunder. We will, however, receive proceeds upon the exercise of the warrants which, if all such warrants are exercised in full, would be $2,840,662.50. The selling shareholders are under no obligation to exercise their warrants. Proceeds, if any, received from the exercise of warrants will be used for general corporate purposes.

Risk Factors	See the section titled “Risk Factors” below.

SUMMARY FINANCIAL INFORMATION

In the table below we provide you with historical selected consolidated financial data for the two years ended December 31, 2005 and 2004, derived from our audited consolidated financial statements included elsewhere in this prospectus. We also provide below the consolidated financial data for, and as of the end of, the third quarters of 2006 and 2005, derived from our unaudited consolidated financial statements also included in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical selected financial data, it is important that you read along with it the historical consolidated financial statements and related notes and “Management's Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	Fiscal Year Ended December 31, (audited)		Nine Months Ended September 30, (unaudited)
	2005	2004	2006	2005
Statements of Operations Data

Revenues	$4,964,544	$3,416,712	$5,596,070	$3,366,645
Costs and Expenses	7,982,137	6,484,792	7,000,241	5,564,497
Loss from Operations	(3,017,593)	(3,068,080)	(1,404,171)	(2,197,852)
Other Income (Expense)	3,158,782	(966,788)	(1,410,240)	(942,931)
Net Income (Loss) From Continuing Operations	141,189	(4,034,868)	$6,069	$(3,140,783)

Per Common Share Data

Basic net income per share	$0.33	$0.49	$0	$(0.67)
Diluted net income per share	$0.31	$0.49	$0	$(0.67)

Basic net income (loss) per share resulting from continuing operations	$0.02	$(1.66)
Diluted net income (loss) per share resulting from continuing operations	$0.02	$(1.66)

Basic net income per share resulting from discontinued operations	$0.31	$2.15
Diluted net income per share resulting from discontinued operations	$0.30	$2.15

RISK FACTORS

This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus, including our financial statements and the notes to those statements, before you purchase our common stock. The risks and uncertainties described below are those that we currently believe may materially adversely affect our company. Additional risks and uncertainties may also impair our business operations. If the following risks actually occur, our business, financial condition and results of operations could be seriously harmed, the trading price of our common stock could decline and you could lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS OPERATIONS

Our business might fail, even after our 2005 restructuring.

Although we completed a restructuring of our debt in October 2005, and although we have increased revenues in each of the last two years, we have still incurred operating losses in each of the last three fiscal years. Our ability to become profitable will depend upon several factors, including whether we can continue to increase our revenues in Shumate Machine Works, Inc., and whether we can successfully launch our new Hemiwedge(R) valve products. We cannot estimate with any certainty the long-term demand for our products and services or the degree to which we will meet that demand. If demand for our products and services does not increase, or if the market for our products and services declines, we may not be able to earn enough revenue to generate profits from operations or positive cash flow.

We may be unable to continue as a going concern in which case our securities will have little or no value.

Our independent auditor has noted in its report concerning our financial statements as of December 31, 2005 that we have incurred recurring losses from operations and have a working capital deficiency, which raises substantial doubt about our ability to continue as a going concern. We have incurred recurring losses from operations of $3,017,593 and $3,068,080 in 2005 and 2004, respectively, we have an accumulated deficit of $18,567,866, and a working capital deficit of $494,720 as of December 31, 2005. We had a loss from operations of $1,404,171 for the nine months ended September 30, 2006 and our stockholders’ deficit at September 30, 2006 was $4,215,286. These conditions raise substantial doubt as to our ability to continue as a going concern. We cannot assure you that we will achieve operating profits in the future.

We have substantial indebtedness outstanding, and our operations are significantly leveraged.

In order to finance our operations we have incurred substantial indebtedness, including the debt with Stillwater National Bank which consists of a line of credit, a term loan, and a convertible note. As of September 30, 2006, we owed total indebtedness of approximately $7,040,480. (not including accrued interest) to Stillwater National Bank, our senior lender, Soderberg Research and Development, the note payable from our acquisition of the Hemiwedge(R) intellectual property in December 2005 and various lenders such as a premium finance note for the annual premium of $65,000 for our directors and officers liability policy. Although our cash flows from operations are currently sufficient to service our debt obligations, we may not be able to continue to service our debt in the future. If we were unable to service our debt in the future, it would have a material adverse effect on our operations.

We will likely need to finance our operations and a full-scale launch of the Hemiwedge(R) products through additional bank borrowings under our existing line of credit or other capital financings. If we are unable to obtain additional capital, we may not be able to adequately fund our Hemiwedge Valve Corporation subsidiary or continue our business.

We had a working capital deficit of $494,720 as of December 31, 2005. Since that time, we have completed two separate private placements of our securities which resulted in net proceeds to us of approximately $5,160,000, providing us with working capital for the immediate future. Currently, we believe that we will be able to fund our operations, working capital requirements, and debt service requirements throughout the 2007 fiscal year with existing working capital, available borrowings and cash flows generated from operations. However, we may need to increase our line of credit for inventory and accounts receivable financing with the launch of our Hemiwedge(R) product. Additionally, the July 18, 2006 announcement of the At Balance Americas Development Agreement with Hemiwedge Valve Corporation and its potential contribution of $1.4 million is dedicated only towards the reimbursement of costs in connection with the development of a down-hole isolation valve product and therefore it may not contribute towards our working capital. As of December 20, 2006, At Balance Americas has provided us approximately $264,800 toward this development project.

We currently have a $1,000,000 secured revolving line of credit facility with Stillwater National Bank. This loan is subject to a borrowing base that is computed on our qualifying accounts receivable and inventory. The outstanding balance on this line of credit was approximately $893,735 at September 30, 2006, which, at the time, $944,000 was the maximum allowed due to the amount of the qualifying accounts receivable and inventory, also referred to as our borrowing base. The outstanding balance on the line of credit and the borrowing base fluctuate based on our available working capital and our qualifying accounts receivable and inventory. As such, we may not have the ability to borrow additional funds on this line of credit.

In the event we seek to expand the rate of Hemiwedge(R) Cartridge valve’s growth and scale up of the product line, or in the event that our cash flows from operations are insufficient to fund our operations, working capital requirements, and debt service requirements, we would need to raise additional capital, either by borrowing more money, if possible, or by selling our securities or seeking out joint venture opportunities. Any material additional borrowing or significant capital expenditures require the written consent of our lender, Stillwater National Bank. We may not be successful in raising additional financing as and when we need it. If we are unable to obtain additional financing in sufficient amounts or on acceptable terms, our operating results and prospects could be adversely affected.

The majority of our revenues are generated from a small number of customers, and our results of operations and cash flows will be adversely affected if any of our major customers either fail to pay on a timely basis or cease to purchase our products.

In 2005, two of our customers accounted for approximately 71% of our sales. At December 31, 2005, two customers accounted for approximately 73% of our trade accounts receivable balance. This trend is continuing in the 2006 fiscal year. For the nine month period ended September 30, 2006, two of our customers accounted for approximately 78% of our sales and 61% of our trade accounts receivable balance. These customers do not have any ongoing commitment to purchase our products and services. We generally do not require collateral from our customers, although we do perform ongoing credit evaluations of our customers and maintain allowances for potential credit losses which, when realized, have been within the range of our expectations. If one or more of our major customers stops purchasing our products or defaults in its obligation to pay us, our results of operations as well as our cash flows will be adversely affected.

Our Hemiwedge Valve Corporation subsidiary is a development stage company with no significant operating history.

One of our subsidiaries, Hemiwedge Valve Corporation, is a development stage company that has not had significant operations. Its primary business purpose is to develop, manufacture and market a new valve product line called the Hemiwedge(R) valve. Currently, the Hemiwedge(R) Cartridge valve, our surface level valve targeting the flow control market, was launched in late 2006. Other applications of the Hemiwedge(R) technology are still in the engineering, design, and development stage. Through the third quarter of 2006, this subsidiary has not earned revenues and has incurred losses since its formation. As a development stage company, the prospects for Hemiwedge Valve Corporation are subject to all of the risks, uncertainties, expenses, delays, problems, and difficulties typically encountered in the establishment of a new business. We expect that unanticipated expenses, problems, and technical difficulties may occur which would result in material delays in the development of the Hemiwedge(R) valve. We may not be able to successfully implement our plans for Hemiwedge Valve Corporation and achieve a significant level of operations.

If we do not successfully commercialize the Hemiwedge(R) valve product, we may never achieve profitability in this subsidiary.

We have incurred substantial expenses to acquire and fund the development of our Hemiwedge(R) valve product. From inception through the third quarter of 2006, we have never had operating revenues in this subsidiary, however, we had minor sales in connection with the Hemiwedge(R) Cartridge valve launch in the fourth quarter 2006. Many of our research and development programs for applications of the Hemiwedge(R) technology are at an early stage. Early stage product lines are subject to inherent risks of failure. These risks include the possibilities that the Hemiwedge(R) valve may not last as long as the products of our competitors or may not reduce torque as anticipated. Even if the Hemiwedge(R) valve technology operates as anticipated, it may not be commercially successful. If we are unable to develop the Hemiwedge(R) product as anticipated, or if the product is successfully developed but not accepted in the marketplace, Hemiwedge Valve Corporation may never be profitable.

Our ability to achieve any significant revenue in Hemiwedge Valve Corporation may depend on our ability to establish effective sales and marketing capabilities.

As a result of the launch of the Hemiwedge(R) Cartridge valve in the fourth quarter 2006, we need to build a sales and marketing infrastructure and customer channels which may include independent sales representative firms, distributors and/or employees. If we fail to establish an effective internal marketing and sales force or to make alternative arrangements to have these products marketed and sold by others, our ability to commercialize our valve product line and to enter new or existing markets will be impaired.

The line of credit and term loan we have with Stillwater National Bank contain numerous restrictive covenants which limit management’s discretion to operate our business.

In order to obtain the line of credit and term loan from Stillwater National Bank, we had to agree to certain covenants that place significant restrictions on, among other things, our ability to incur additional indebtedness, to create liens or other encumbrances, to make certain payments and investments, and to sell or otherwise dispose of assets and merge or consolidate with other entities. The Stillwater line of credit and term loan also require us to meet certain financial ratios and tests and require us to obtain consent from Stillwater National Bank in order to change our senior management. Beginning on March 31, 2006, these covenants imposed certain requirements in our balance sheet liquidity ratio and income statement debt coverage ratio which was tested as of September 30, 2006. For the period ended September 30, 2006 we were not in compliance with these covenants and our lender issued a waiver for the period tested. There can be no assurance that we will be in compliance with these covenants in future periods or that Stillwater National Bank will issue a waiver for any future periods in which we are not in compliance with these covenants. Any failure to comply with the covenants included in the Stillwater National Bank loan agreements could result in an event of default, which could trigger an acceleration of the related debt. If we were unable to repay the debt upon any such acceleration, Stillwater National Bank could seek to foreclose on our assets in an effort to seek repayment under the loans. If Stillwater National Bank were successful, we would be unable to conduct our business as it is presently conducted and our ability to generate revenues and fund our ongoing operations would be materially adversely affected.

The interest rate on a significant portion of our indebtedness varies with the market rate of interest. An increase in the interest rate could have a material adverse effect on our results of operations.

The interest on the line of credit and term loan from Stillwater National Bank is payable monthly at the prime rate plus two percent. The base rates on the line of credit and term loan will fluctuate over time, and if the base rates significantly increase, our interest expense will increase. This would have a material adverse affect on our results of operations. As an example, based on the amounts outstanding under the line of credit and term loan at September 30, 2006, a one percent increase in Stillwater’s prime rate would increase our annual debt service by approximately $43,000.

On October 19, 2006, we were to repay a loan from Stillwater National Bank. Stillwater National Bank has extended the loan payment due date to January 19, 2008. Stillwater National Bank is not obligated to extend the loan payment due date further. If Stillwater National Bank fails to extend the loan payment due date beyond January 19, 2008, and we are unable to repay the loan as scheduled, it could have a material adverse effect on our business and prospects.

On October 19, 2005, as part of our loan restructuring, we entered into an agreement with Stillwater National Bank pursuant to which we agreed to repay our revolving line of credit, plus all accrued interest, on October 19, 2006. We were unable to repay the loan on October 19, 2006 and Stillwater National Bank agreed to extend the loan repayment date to January 19, 2007 and has subsequently agreed to further extend the loan repayment date to January 19, 2008. If Stillwater National Bank does not renew the revolving line of credit for another year, and we are unable to pay the loan on that date we will be in default of the loan agreement. In that event, Stillwater National Bank could exercise its rights and remedies under the loan agreement, which could include seizing all of our assets. Any such action would have a material adverse effect on our business and prospects. Stillwater National Bank is under no obligation to extend the payment due date of the loan.

We may not be able to successfully increase our sales. If we do not increase our sales, we may never become profitable.

It is possible that we may be unable to successfully implement any of our strategies to increase sales, including expanding the range of processes and services that we offer, developing long-term partnering relationships with customers and adding new customers. Our ability to increase our sales will be affected by many factors which are beyond our control, such as falling commodity prices which will decrease demand for our products or the failure of the marketplace to respond positively to our Hemiwedge(R) valve technology. We cannot assure you that our strategies to increase our sales will be successful. If they are not, we may never become profitable.

We want to develop energy field services products, but we may not have the financial ability to do so.

We are currently seeking opportunities to develop or acquire energy field services products through acquisition or license. We believe acquiring other product lines would leverage our expertise in manufacturing and marketplace knowledge and complement our current contract machining business and customer relationships. However, the energy field services market has numerous manufacturers that are larger than we are and have greater financial resources than we do. Even if we were to acquire or design our own products, it is possible that we may not have the financial capacity to enter this market.

We may not be able to identify quality strategic acquisition candidates, and if we do make strategic acquisitions, we may not be able to successfully integrate their operations.

We may seek to acquire companies or product lines within the energy field services market or a related market. For any acquisition, we will be required to assimilate the operations, products and personnel of the acquired business and train, retain and motivate its key personnel. We may be unable to maintain uniform standards, controls, procedures and policies if we fail in these efforts. Similarly, acquisitions may subject us to liabilities and risks that are not known or identifiable at the time of the acquisition or may cause disruptions in our operations and divert management’s attention from day-to-day operations, which could impair our relationships with our current employees, customers and strategic partners. We may have to incur debt or issue equity securities to pay for any future acquisitions. The issuance of equity securities could be substantially dilutive to our shareholders. We currently have no agreements or commitments concerning any such additional acquisitions, and we may not be able to identify any companies that satisfy our acquisition criteria.

We face significant competition in our markets.

The energy field services industry, including both the machining and manufacturing industry and the commercial valve industry, is highly competitive. Competition in the sale of our products is primarily based on engineering, product design, process capability, quality, cost, delivery and responsiveness. Many of our competitors are entities that are larger and have greater financial and personnel resources than we do. We also compete with foreign manufacturers that have substantially cheaper labor costs than we do. We may not be able to compete successfully.

Failure to protect our proprietary technology could impair our competitive position.

We have obtained and are in the process of obtaining U.S. and foreign patents and patent applications for our Hemiwedge(R) products. Our success will depend in part on our ability to obtain patent protection for our Hemiwedge(R) products, preserve our trade secrets, and operate without infringing the proprietary rights of third parties.

Although we place considerable importance on obtaining patent protection for our technologies, products and processes, the enforceability of our patents is uncertain and involves complex legal and factual questions. The applicant or inventors of subject matter covered by patent applications or patents owned by us may not have been the first to invent or the first to file patent applications for such inventions.

Furthermore, enforcement of patents and proprietary rights in many other countries may be problematic or unpredictable. The issuance of a patent in one country does not assure the issuance of a similar patent in another country. Claim interpretation and infringement laws vary by nation, so the extent of any patent protection is uncertain and may vary in different jurisdictions.

Due to uncertainties regarding patent law and the circumstances surrounding our patent applications, the pending or future patent applications we own may not result in the issuance of any patents. Existing or future patents owned by us may be challenged, infringed upon, invalidated, found to be unenforceable or circumvented by others. Further, any rights we may have under any issued patents may not provide us with sufficient protection against competitive products or otherwise cover commercially valuable products or processes.

Litigation or other disputes regarding patents and other proprietary rights may be expensive, cause delays in bringing products to market and harm our ability to operate.

The manufacture, use or sale of our Hemiwedge(R) product candidates may infringe on the patent rights of others. If we are unable to avoid infringement of the patent rights of others, we may be required to seek a license, defend an infringement action, or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, develop or obtain non-infringing technology, or fail to successfully defend an infringement action or have the patents we are alleged to infringe declared invalid, we may incur substantial money damages, encounter significant delays in bringing our Hemiwedge(R) products to market, be precluded from participating in the manufacture, use, or sale of our Hemiwedge(R) products without first obtaining licenses to do so, or not be able to obtain any required license on favorable terms, if at all. In addition, if another party claims the same subject matter (or subject matter overlapping with the subject matter) that we have claimed in a U.S. patent application or patent, we may decide or be required to participate in interference proceedings in the United States Patent and Trademark Office in order to determine the priority of invention. Loss of such an interference proceeding would deprive us of patent protection sought or previously obtained and could prevent us from commercializing our products. Participation in such proceedings could result in substantial costs, whether or not the eventual outcome is favorable. These additional costs could adversely affect our financial results.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

In order to protect our proprietary technology and processes, we rely in part on confidentiality agreements with our employees, consultants, outside collaborators, and other advisors. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

We purchase metals in the open market, and our profitability may vary if prices of metals fluctuate.

The principal raw materials that we use are carbon steel, aluminum, stainless steel, nickel, brass, titanium and various special alloys and other metals. The metals industry as a whole is cyclical, and at times pricing and availability of raw materials in the metals industry can be volatile due to numerous factors beyond our control, including general, domestic and international economic conditions, labor costs, production levels, competition, import duties and tariffs and currency exchange rates. This volatility can significantly affect the availability and cost of raw materials, and may, therefore, adversely affect our net sales, operating margin and net income. During periods of rising raw materials pricing, there can be no assurance that we will be able to pass any portion of such increases on to our customers. When raw material prices decline, customer demands for lower prices could result in lower sale prices and, as we use existing inventory, result in lower margins. Changing metal prices could adversely affect our ability to attain profitably.

The oil and gas industry is subject to fluctuations in demand, which results in fluctuations in our results of operations.

Most of our products are sold to oil and gas field services companies that experience significant fluctuations in demand based on economic conditions, energy prices, domestic and international drilling rig counts, consumer demand, and other factors beyond our control. In 2004 and 2005, we experienced increased activity levels driven by increases in energy commodity prices and increased demand for oil field drilling products. However, the increase in demand could be temporary as commodity prices fluctuate daily. Reduced demand for oil field drilling products would result in lower activity levels for our company. These changes can happen very quickly and without forecast or notice, and may have a material adverse effect on our results of operations.

We may need to recruit additional personnel for Hemiwedge Valve Corporation. If we are unsuccessful at attracting qualified personnel, we may be unable to operate the business as planned.

Our success in developing Hemiwedge Valve Corporation may depend on our ability to attract and retain other qualified management, project development, and sales and marketing personnel. We compete for such persons with other companies, some of which have substantially greater capital resources and facilities than we have. Further, demand for such personnel during periods of increased demand for energy products is very strong. We may not be successful in recruiting or retaining personnel of the requisite caliber or in adequate numbers to enable us to conduct the Hemiwedge(R) business as planned.

Our operations are subject to a number of federal, state and local regulations relating to the protection of the environment and to workplace health and safety.

Our operations are subject to extensive federal, state and local laws and regulations governing waste disposal, air and water emissions, the handling of hazardous substances, environmental protection, remediation, workplace exposure, and other matters. Hazardous materials that we use in our operations primarily include lubricants and cleaning solvents. Our two leased facilities are both located in an industrial area close to properties with histories of heavy industrial use. Although no environmental claims have been made against us and we have not been named as a potentially responsible party by the EPA or any other party, it is possible that we could be identified by the EPA, a state agency or one or more third parties as a potentially responsible party under CERCLA or under analogous state laws. If so, we could incur substantial litigation costs to prove we are not responsible for the environmental damage, or, if we were found to be a responsible party, we could be liable for significant damages.

INVESTMENT RISKS

There is a limited trading market for our shares. You may not be able to sell your shares if you need money.

Our common stock is traded on the Over-The-Counter Bulletin Board, an inter-dealer automated quotation system for equity securities. During the 30 trading days ended December 20, 2006, the average daily trading volume of our common stock was approximately 19,280 shares. As of the date hereof, we had approximately 375 record holders of our common stock (not including an indeterminate number of stockholders whose shares are held by brokers in “street name”). There has been limited trading activity in our stock, and when it has traded, the price has fluctuated widely. We consider our common stock to be “thinly traded” and any last reported sale prices may not be a true market-based valuation of the common stock. Stockholders may experience difficulty selling their shares if they choose to do so because of the illiquid market and limited public float for our common stock.

We are subject to the penny stock rules and these rules may adversely affect trading in our common stock.

Our common stock is a “low-priced” security under rules promulgated under the Securities Exchange Act of 1934. In accordance with these rules, broker-dealers participating in transactions in low-priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer’s duties in selling the stock, the customer’s rights and remedies and certain market and other information. Furthermore, the broker-dealer must make a suitability determination approving the customer for low-priced stock transactions based on the customer’s financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer, obtain specific written consent from the customer, and provide monthly account statements to the customer. The effect of these restrictions probably decreases the willingness of broker-dealers to make a market in our common stock, decreases liquidity of our common stock and increases transaction costs for sales and purchases of our common stock as compared to other securities.

Transfers of our securities may be restricted by virtue of state securities “blue sky” laws which prohibit trading absent compliance with individual state laws. These restrictions may make it difficult or impossible to sell shares in those states.

Transfers of our common stock may be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as “blue sky” laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the blue sky laws of any state, the holders of such shares and persons who desire to purchase them should be aware that there may be significant state blue sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. These restrictions may prohibit the secondary trading of our common stock. Investors should consider the secondary market for our securities to be a limited one.

There are options and warrants to purchase shares of our common stock currently outstanding.

We have granted options and warrants to purchase an aggregate of 3,585,099 shares of our common stock to various persons and entities, of which options and warrants to purchase up to 3,089,885 shares of our common stock are currently exercisable. The exercise prices on these options and warrants range from $0.63 per share to $10.50 per share. If issued, the shares underlying options and warrants would increase the number of shares of our common stock currently outstanding and will dilute the holdings and voting rights of our then-existing shareholders.

We have no immediate plans to pay dividends.

We have not paid any cash dividends to date and do not expect to pay dividends for the foreseeable future. In addition, the terms of our line of credit and term loan from Stillwater National Bank prohibit us from declaring or paying dividends or purchasing or redeeming any of our capital stock without the approval of Stillwater National Bank. We intend to retain earnings, if any, as necessary to finance the operation and expansion of our business.

Our officers and directors collectively own a substantial portion of our outstanding common stock, and as long as they do, they may be able to control the outcome of stockholder voting.

Our officers and directors are collectively the beneficial owners of approximately 27% of the outstanding shares of our common stock. As long as our officers and directors collectively own a significant percentage of our common stock, our other shareholders may generally be unable to affect or change the management or the direction of our company without the support of our officers and directors. As a result, some investors may be unwilling to purchase our common stock. If the demand for our common stock is reduced because our officers and directors have significant influence over our company, the price of our common stock could be materially depressed. The officers and directors will be able to exert significant influence over the outcome of all corporate actions requiring stockholder approval, including the election of directors, amendments to our certificate of incorporation and approval of significant corporate transactions.

We have the ability to issue additional shares of our common stock and shares of preferred stock without asking for stockholder approval, which could cause your investment to be diluted.

Our Certificate of Incorporation authorizes the Board of Directors to issue up to 50,000,000 shares of common stock and up to 10,000,000 shares of preferred stock. The power of the Board of Directors to issue shares of common stock, preferred stock or warrants or options to purchase shares of common stock or preferred stock is generally not subject to stockholder approval. Accordingly, any additional issuance of our common stock, or preferred stock that may be convertible into common stock, may have the effect of diluting your investment.

By issuing preferred stock, we may be able to delay, defer or prevent a change of control.

Our Certificate of Incorporation permits us to issue, without approval from our shareholders, a total of 10,000,000 shares of preferred stock. Our Board of Directors can determine the rights, preferences, privileges and restrictions granted to, or imposed upon, the shares of preferred stock and to fix the number of shares constituting any series and the designation of such series. It is possible that our Board of Directors, in determining the rights, preferences and privileges to be granted when the preferred stock is issued, may include provisions that have the effect of delaying, deferring or preventing a change in control, discouraging bids for our common stock at a premium over the market price, or that adversely affect the market price of and the voting and other rights of the holders of our common stock.

Our stock price is volatile.

The trading price of our common stock has been and continues to be subject to fluctuations. The stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, the operating and stock performance of other companies that investors may deem as comparable and news reports relating to trends in the marketplace, among other factors. Significant volatility in the market price of our common stock may arise due to factors such as:

•	our developing business;

•	a continued negative cash flow;

•	relatively low price per share;

•	relatively low public float;

•	variations in quarterly operating results;

•	general trends in the industries in which we do business;

•	the number of holders of our common stock; and

•	the interest of securities dealers in maintaining a market for our common stock.

As long as there is only a limited public market for our common stock, the sale of a significant number of shares of our common stock at any particular time could be difficult to achieve at the market prices prevailing immediately before such shares are offered, and could cause a severe decline in the price of our common stock.

CAUTIONARY STATEMENT REGARDING
FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements. These statements are not historical facts, but rather are based on our current expectations, estimates and projections about our industry, our beliefs and assumptions. Words including “may,” “could,” “would,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “seeks,” “estimates” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which remain beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties are described in “Risk Factors” and elsewhere in this prospectus. We caution you not to place undue reliance on these forward-looking statements, which reflect our management’s view only as of the date of this prospectus. We are not obligated to update these statements or publicly release the results of any revisions to them to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of the Common Stock by the selling shareholders. If and when the warrants held by the selling shareholders are exercised, we will receive the proceeds from the exercise of those warrants. If all of the warrants are exercised in full, we may receive up to $2,840,662.50, which we intend to use for working capital and other general corporate purposes.

SELLING SECURITY HOLDERS

The table below sets forth information as of December 26, 2006 to reflect the sale of shares being offered by the selling shareholders. No selling shareholder has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates, except for the following: The trustee of the Marshik Family Trust is Francis X. Marshik, one of our directors; the trustee of the Leo B. Womack Family Trust is Leo B. Womack, CPA, one of our directors; and Gunter Maurer is the Vice President of Manufacturing of Hemiwedge Valve Corporation. Because the selling shareholders can offer all, some or none of their shares of our common stock, we have no way of determining the number they will hold after this offering. Therefore, we have prepared the table below on the assumption that they will sell all shares covered by this prospectus.

Selling Security Holder(1)	Number of Shares of Common Stock (excluding shares issuable upon conversion of warrants or options) Beneficially Owned	Number of Shares of Common Stock Represented by Warrants or Options Beneficially Owned	Total Number of Shares of Common Stock Beneficially Owned	Number of Shares to be Offered for the Account of the Selling Stockholder	Number of Shares to be Owned after this Offering (2)	Percentage to be Beneficially Owned after this Offering (2) (3)
James C. Whitely	27,650	13,825	41,475	41,475	-0-	-0-
Jeffrey R. Lindenbaum	25,300	12,650	37,950	37,950	-0-	-0-
Charles & Janice Honig	25,000	12,500	37,500	37,500	-0-	-0-
Mitchell D. Lukin	382,600	63,800	446,400	191,400	255,000	1.32%
Rick & Cynthia G. Hutzler	185,646	27,500	213,146	82,500	130,646	*
Mendy Taffel	25,000	12,500	37,500	37,500	-0-	-0-
Steven M. Honig	50,000	25,000	75,000	75,000	-0-	-0-
James Scoroposki	150,000	75,000	225,000	225,000	-0-	-0-
Terry E. Swift	110,000	55,000	165,000	165,000	-0-	-0-
Baracuda Motors, Inc.(4)	46,000	23,000	69,000	69,000	-0-	-0-
Carol Scibelli	50,000	25,000	75,000	75,000	-0-	-0-
Gunter Maurer	11,000	5,500	16,500	16,500	-0-	-0-
Leo B. Womack Family Trust(5)	99,298	55,500	154,798	16,500	138,298	*
Francis Jungers Trust(6)	110,000	55,000	165,000	165,000	-0-	-0-
Paul D. Larson	11,000	5,500	16,500	16,500	-0-	-0-
Matthem K. Kwiatek	25,000	12,500	37,500	37,500	-0-	-0-
Jacqueline McQuade	25,000	12,500	37,500	37,500	-0-	-0-
Paul Alan Larson	45,000	12,500	57,500	37,500	20,000	*
Joel M. Oppenheimer	52,000	5,000	57,000	15,000	42,000	*
Randall O. Jungers	200,000	100,000	300,000	300,000	-0-	-0-
Stuart Clark	110,000	55,000	165,000	165,000	-0-	-0-
Bjorn Larson	11,000	5,500	16,500	16,500	-0-	-0-
Karsten Leasing Partners(7)	50,000	25,000	75,000	75,000	-0-	-0-
Robert Karsten	350,000	50,000	400,000	150,000	250,000	1.29%
Ami Silberman & Karen Johnsgard	50,000	25,000	75,000	75,000	-0-	-0-
Noel Ischy	50,000	25,000	75,000	75,000	-0-	-0-
Lion Partners, Ltd.(8)	208,000	104,000	312,000	312,000	-0-	-0-
Judith Glaser	50,000	25,000	75,000	75,000	-0-	-0-
Marshik Family Trust(9)	396,911	35,086	431,997	36,000	395,997	2.04%
Berg & Berg Enterprises, LLC(10)	500,000	250,000	750,000	750,000	-0-	-0-
John H. & Jodi F. Malanga	25,000	12,500	37,500	37,500	-0-	-0-
Jerome Belson	100,000	50,000	150,000	150,000	-0-	-0-
Kevin Adams	100,000	50,000	150,000	150,000	-0-	-0-
Dushan Kosovich	50,000	25,000	75,000	75,000	-0-	-0-
Anne S. Dawson	50,000	25,000	75,000	75,000	-0-	-0-
Bruce Forer	10,000	5,000	15,000	15,000	-0-	-0-
Barry Berkman	40,000	12,500	52,500	37,500	15,000	*
John R. Harrington, Jr.	50,000	25,000	75,000	75,000	-0-	-0-
Dennis M. Lee	55,000	27,500	82,500	82,500	-0-	-0-
Whalehaven Capital Fund Limited(11)	750,000	375,000	1,125,000	1,125,000	-0-	-0-
Excalibur Fund (12)	442,843	150,000	592,843	450,000	142,843	*
First Montauk Securities Corp.(14)		293,185	293,185	267,403(13)	25,782	*
Ernest Pellegrino(14)(15)		122,703	122,703	69,891(16)	52,812	*
Victor K. Kurylak(14)(15)		67,242	67,242	41,461(16)	25,781	*
TOTAL	5,104,248	2,449,991	7,554,239	6,060,080	1,494,159

* Less than 1%

(1) All of the selling shareholders purchased the securities being offered in a private offering made to accredited investors that closed on December 14, 2006. In the offering, we sold units consisting of two shares of our common stock and a Class A Warrant to purchase one share of our common stock. We sold a total of 1,893,775 units consisting of 3,787,550 shares of common stock and Class A Warrants representing 1,893,775 shares of common stock. The Class A Warrants have a term of five years. We also issued Class A Warrants for the purchase of 378,755 shares of common stock to First Montauk Securities Corp. as partial compensation for placement agent activities rendered to us in connection with the offering.

(2) Based on 19,322,277 shares of common stock outstanding on December 20, 2006.

(3) Assumes that all of the shares offered are sold.

(4) The name of the person who has voting or investment control over the securities owned by Baracuda Motors, Inc. is Douglas Scibelli.

(5) The name of the person who has voting or investment control over the securities owned by the Leo B. Womack Family Trust is Leo B. Womack, CPA.

(6) The name of the person who has voting or investment control over the securities owned by the Francis Jungers Trust is Frank Jungers, who is a member of our Board of
Directors. Does not include 75,000 shares of our common stock underlying options granted to Mr. Jungers in connection with his agreement to join our board of directors, all of which are currently exercisable.

(7) The name of the person who has voting or investment control over the securities owned by Karsten Leasing Partners is Robert Karsten.

(8) The name of the person who has voting or investment control over the securities owned by Lion Partners, Ltd. is Alan D. Hirsch and Joseph Maida.

(9) The name of the person who has voting or investment control over the securities owned by the Marshik Family Trust is Francis X. Marshik and Noriko Marshik. Francis X. Marshik is one of our directors.

(10) The name of the person who has voting or investment control over the securities owned by Berg & Berg Enterprises, LLC is Carl E. Berg.

(11) The name of the person who has voting or investment control over the securities owned by Whalehaven Capital Fund Limited is Michael Finkelstein.

(12) Excalibur Limited Partnership is not related to Excalibur Holdings, Inc. or to any of its subsidiaries. The name of the person who has voting or investment control over the securities owned by Excalibur Limited Partnership is William Hechter.

(13) Represents 267,403 shares of common stock that may be acquired by First Montauk Securities Corp. upon the exercise of Class A Warrants. The Warrant exercise price is $1.25. The Class A Warrants were issued on December 14, 2006 and have a term of five years.

(14) First Montauk Securities Corp. is a registered broker-dealer who acted as our placement agent in connection with the offering of units that was completed on December 14, 2006. First Montauk Securities Corp. received the warrant in the ordinary course of its business and at the time that it received the warrant had no agreements, understandings, directly or indirectly, with any person to distribute the securities. Under SEC interpretations, First Montauk Securities Corp. may be deemed to be an underwriter with respect to the securities held by it. The name of the person who has voting and investment control over the securities owned by it is Victor K. Kurylak, its chief executive officer.

(15) This individual is an employee of First Montauk Securities Corp.

(16) The shares listed represent common stock that may be acquired by this individual through the exercise of a Class A Warrant. The Warrant exercise price is $1.25. The Class A Warrant was issued on December 14, 2006 and has a term of five years. The Class A Warrant was originally issued to First Montauk Securities Corp. as compensation for services rendered to us in connection with the private offering of our securities that was completed on December 14, 2006.

PLAN OF DISTRIBUTION

We are registering a total of 6,060,080 shares of our common stock that are being offered by the selling shareholders. As used in this prospectus, “selling shareholders” includes the pledgees, donees, transferees or others who may later hold the selling shareholders’ interests in the common stock. We will pay the costs and fees of registering the common shares, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the common shares. We will not receive the proceeds from the sale of the shares by the selling shareholders. However, some of the shares we are registering will be issued upon the exercise of warrants held by First Montauk Securities Corp. and certain of its employees. Although First Montauk Securities Corp. and its employees are not required to exercise the warrants, if they do so we will receive the proceeds from the exercise.

The selling shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares of common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholders have informed us that none of them have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay all fees and expenses incurred by us incident to the registration of the shares.

First Montauk Securities Corp, Inc. is a registered broker dealer and NASD member firm and listed as a selling shareholder in this prospectus. First Montauk Securities Corp served as placement agent in our recently completed private placement offering, and received, in addition to cash commissions and reimbursement of certain expenses, warrants to purchase an aggregate of 378,755 shares of our Common Stock with an exercise price of $1.25 per share. The registration statement of which this prospectus forms a part includes the shares underlying the warrants held by First Montauk Securities Corp.

The warrants held by First Montauk Securities Corp. expire on December 14, 2011. The 378,755 shares of Common Stock issued or issuable upon conversion of placement agent warrants received by First Montauk Securities Corp. are restricted from sale, transfer, assignment, pledge or hypothecation or from being the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement of which this prospectus forms a part, except transfers of the warrants to officers or partners of First Montauk Securities Corp. as allowed under NASD Rule 2710 (g)(1) and (2).

First Montauk Securities Corp has indicated to us its willingness to act as selling agent on behalf of certain of the selling shareholders named in the prospectus under the section titled "Selling Security Holders" that purchased our privately placed securities. All shares sold, if any, on behalf of selling shareholders by First Montauk Securities Corp. would be in transactions executed by First Montauk Securities Corp. on an agency basis and commissions charged to its customers in connection with each transaction shall not exceed a maximum of 4.5% of the gross proceeds. First Montauk Securities Corp. does not have an underwriting agreement with us and/or the selling shareholders and no selling shareholders are required to execute transactions through First Montauk Securities Corp. Further, other than their existing brokerage relationship as customers with First Montauk Securities Corp, no selling shareholder has any pre-arranged agreement, written or otherwise, with First Montauk Securities Corp. to sell their securities through First Montauk Securities Corp.

NASD Rule 2710 requires NASD members firms (unless an exemption applies) to satisfy the filing requirements of Rule 2710 in connection with the resale, on behalf of selling shareholders, of the securities on a principal or agency basis. NASD Notice to Members 88-101 states that in the event a selling shareholder intends to sell any of the shares registered for resale in this prospectus through a member of the NASD participating in a distribution of our securities, such member is responsible for insuring that a timely filing, if required, is first made with the Corporate Finance Department of the NASD and disclosing to the NASD the following:

•	it intends to take possession of the registered securities or to facilitate the transfer of such certificates;

•	the complete details of how the selling shareholders’ shares are and will be held, including location of the particular accounts;

•
whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the selling shareholders, including details regarding any such transactions; and

•
in the event any of the securities offered by the selling shareholders are sold, transferred, assigned or hypothecated by any selling shareholder in a transaction that directly or indirectly involves a member firm of the NASD or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file all relevant documents with respect to such transaction(s) with the Corporate Finance Department of the NASD for review.

The NASD has recently proposed rule changes to NASD Rule 2710 which may, if approved, modify the requirements of its members to make filings under NASD Rule 2710. Further, no NASD member firm may receive compensation in excess of that allowable under NASD rules, including Rule 2710, in connection with the resale of the securities by the selling shareholders, which total compensation may not exceed 8%.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

LEGAL PROCEEDINGS

We are not a party to any material pending legal proceedings.

DIRECTORS, EXECUTIVE OFFICERS,
PROMOTERS AND CONTROL PERSONS

The number of directors required by our bylaws is between three and twelve. We have seven directors currently serving. There are no family relationships among our executive officers and directors.

The following table sets forth certain information regarding our directors and executive officers.

Name	Age	Position

Larry C. Shumate	53	President, Chief Executive Officer and Chairman
Matthew C. Flemming	38	Executive Vice President, Chief Financial Officer and Director
Russell T. Clark	41	Vice President, Chief Operating Officer and Director
Francis X. Marshik	79	Director
Steven B. Erikson	38	Director
Leo B. Womack, CPA	64	Director
Kenton Chickering III	71	Director and President of Hemiwedge Valve Division
Frank Jungers	80	Director

Business Experience

Larry C. Shumate is our President and Chief Executive Officer and is the current Chairman of the Board of Directors. Mr. Shumate founded Shumate Machine Works in 1978 and has more than 27 years of manufacturing and management experience. Mr. Shumate has been the President of Shumate Machine Works since its inception and became our President and Chief Executive Officer in 2004. Mr. Shumate has served as a director since April 2004.

Matthew C. Flemming is a director and our Chief Financial Officer, Treasurer, Secretary, and Executive Vice-President. Mr. Flemming was a co-founder of Excalibur Holdings. From June 1999 to March 2001, he served as Chief Executive Officer of WorldByNet, Inc. a Houston, Texas based privately held Internet start-up company. From January 1994 to May 1999, Mr. Flemming served as Chief Executive Officer of FARO Pharmaceuticals, Inc., a privately held specialty products company. From May 1991 to December 1993, he was a Series 7 licensed financial advisor with Eppler, Guerin and Turner, a regional investment banking firm in the Southwest at that time. Mr. Flemming received a Bachelor of Arts in Finance from the University of Houston. Mr. Flemming is a former officer of Excalibur Holdings, Inc., Excalibur Aerospace, Excalibur Steel, and Excalibur Services, all former direct or indirect subsidiaries of our company, prior to their respective filings for bankruptcy protection. Mr. Flemming has served as a director since April 2002.

Russell T. Clark is a director and our Vice President and Chief Operating Officer. Mr. Clark has served as the Chief Operating Officer of Shumate Machine Works since 1998, developing operating procedures, production systems and controls and managing manufacturing personnel for growth. From 1988 to 1998, Mr. Clark worked at Baker Hughes in a variety of positions. From 1996 to 1998 he was Quality Assurance Manager for the western hemisphere for the Navitrak product line, and from 1988 to 1996, Mr. Clark served as Senior Quality Manager of Baker Hughes Develco and Senior Quality Engineer of Baker Hughes MWD. Mr. Clark has served as a director since April 2004.

Francis X. Marshik is a director. Mr. Marshik retired in 1986 from M.W. Kellogg, an engineering, construction and fabrication company, where he served as its Senior Vice President of Global Business Development since 1980. From 1974 to 1980, Mr. Marshik was Commercial Vice President of M.W. Kellogg in London, and from 1968 to 1972, he was the head of the Far East as General Manager of Japan. From 1950 to 1966, Mr. Marshik held various positions at C.F. Braun, an engineering company. He received a Bachelor of Science from Oregon State University. Mr. Marshik has served as a director since April 2002.

Steven B. Erikson is a director. Mr. Erikson is a co-founder of Flowchem, Ltd., a specialty chemical provider to the pipeline industry, and has been its president since 2001. From 1998 to 2000, Mr. Erikson was the president of Red Rock Interests, Ltd., a financial advisory and investment company. From 1995 to 1998, he was an associate with Jeffries & Co. in the Corporate Finance - Energy Group. From 1990 to 1993, Mr. Erikson was a senior consultant with PriceWaterhouseCoopers in the Bankruptcy and Turnaround Group. Mr. Erikson received a Bachelor of Arts in Economics from Colorado College and a Masters of Business Administration from Rice University. Mr. Erikson has served as a director since June 2006.

Leo B. Womack, CPA is a director. Mr. Womack has been the President and a director of Gulf Equities Realty Advisors, Inc., a diversified real estate portfolio management company, since 1986. He has also been the Chairman and Chief Financial Officer of Fairway Medical Technologies, Inc., a medical device company and a portfolio company of the Baylor College of Medicine Venture Fund, since 1996. He has been a director of Valves Incorporated of Texas, a specialty lubricants manufacturer for pipelines, since 1975. From 1969 to 1978, Mr. Womack was a managing partner of Womack, Gilman, Ritzwaller, & Co., which later merged with Fox & Company, a national accounting firm. From 1965 to 1969, he was a senior accountant at Arthur Andersen & Co. Mr. Womack is a director of O.I. Corporation, a publicly traded company, and the chairperson of its audit committee. Mr. Womack is licensed as a certified public accountant and a real estate broker. He received a bachelor of arts from Texas A&M University. Mr. Womack has served as a director since June 2006.

Kenton “Ken” Chickering III is a director. On November 27, 2006, Mr. Chickering became the President of our subsidiary Hemiwedge Valve Corporation in November 2006.. From 1976 to 1999, Mr. Chickering held various positions with Daniel Industries and Daniel Valve Co., including Executive Vice President, Vice President of Sales and Marketing 1984-1988, and President of Daniel Valve Company from 1988-2003. In 1999, Emerson Electric Co. (NYSE:EMR) purchased Daniel Valve Company. Later it was sold to SPX Corporation (NYSE: SPW) in 2002. From 2003 to 2005, Mr. Chickering was Vice President of Development for SPX Valves & Controls, a division of SPX. Daniel Valve Company is a global manufacturer and marketer of valves for applications such as pipelines, loading and unloading terminals. From 1962 to 1976, Mr. Chickering was the Regional Manager for the eastern U.S. and Saudi Arabia for General Valve Co., a company that manufactured and marketed an expanding plug valve for pipeline service, which now is a part of Cameron International. Prior thereto, Mr. Chickering served three years as a petroleum officer in the U.S. Air Force and was a petroleum engineer with Humble Oil, a company that was subsequently acquired by Exxon. Mr. Chickering received his B.S. in Petroleum Engineering from the University of Oklahoma in 1957. Mr. Chickering was the Chairman of the Valve Manufacturing Association in 1998. Mr. Chickering was also the Pipeline Committee Chairman of the ASME Petroleum Division in 1990 and the Chairman of the Petroleum Division Executive Committee in 1996. Mr. Chickering has served as a director since September 2006.

Francis “Frank” Jungers is a director. Mr. Jungers has been an independent investor and consultant for the past several years.  Mr. Jungers also serves as a director of Horizon Lines, Inc., a publicly traded company, Horizon Lines Holding and H-Lines Finance, and Esco Corporation, a private metals company. He also is a former Chairman of the Board and Chief Executive Officer of Arabian American Oil Company, a petroleum producer.  During his career, Mr. Jungers has served as a director of AES Corporation, Georgia Pacific Corporation, Thermo Electron Corporation, Thermo Eckotek Corporation, and Thermo Instrument Systems, Inc., and an advisory director of Donaldson, Lufkin and Jenrette Securities Corporation and Hyster Corporation.

Involvement in Certain Legal Proceedings

None of our directors or executive officers has, during the past five years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences,

•
been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities, or

•
been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

As we indicated in the section of this prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Discontinued Operations”, during 2004 Excalibur Steel, Excalibur Services and Excalibur Aerospace, and during 2005 Excalibur Holdings, Inc., had their debts and liabilities discharged in bankruptcy. Mr. Flemming and Mr. Marshik, who are currently members of our Board of Directors and, in Mr. Flemming’s case, an officer, were also directors and, in Mr. Flemming’s case, an officer, of Excalibur Industries, Inc. during these periods. Excalibur Steel, Excalibur Services, Excalibur Aerospace and Excalibur Holdings, Inc. were subsidiaries of Excalibur Industries, Inc.

None of our remaining officers or directors has had any bankruptcy petition filed by or against any business of which he was a general partner or executive officer, either at the time of the bankruptcy or within two years prior to that time.

Audit Committee

Our Audit Committee is comprised of Leo B. Womack, CPA, Chairman, Frank Marshik, committee member and Steven Erikson, committee member. Mr. Womack is deemed to be an audit committee financial expert. In forming our Board of Directors, we sought out individuals who would be able to guide our operations based on their business experience, both past and present, or their education. Our business model is not complex and our accounting issues are straightforward. We rely on the assistance of others, such as our accountants, to help us with the preparation of our financial information.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the date of this prospectus as to each person or group who is known to us to be the beneficial owner of more than 5% of our outstanding voting securities and as to the security and percentage ownership of each of our executive officers and directors and of all of our officers and directors as a group. As of the date of this prospectus we had 19,322,277 shares of common stock outstanding.

Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.

Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of December 20, 2006 are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name And Address	Number Of Shares Beneficially Owned	Percentage Owned
Estate of A. Earl Swift, deceased	1,608,761 (1)	8.33%
Larry C. Shumate	1,752,600 (2)	9.07%
Matthew C. Flemming	1,370,064 (2)(3)	7.09%
Russell T. Clark	1,418,400 (2)	7.34%
Francis X. Marshik	431,997 (4)	2.24%
Frank Jungers	240,000 (5)	1.23%
Steven B. Erikson	135,000 (6)	*
Leo B. Womack, CPA	154,798 (7)	*
Kenton Chickering III	50,000(8)	*
Stillwater National Bank & Trust Company Southwest Bancorp, Inc.	2,368,000(9)	12.26%

All directors and officers as a group

*Less than 1%.

(1)
Includes 389,287 shares held by various family trusts of which Mr. Swift was a trustee, 176,191 shares underlying presently exercisable warrants and an option to purchase 150,000 shares of our common stock at a price of $0.65 per share. The option was granted on January 10, 2006 and was to have vested on the date that Mr. Swift was elected to our Board of Directors. Mr. Swift died on May 30, 2006. In recognition of his past services to us, our Board of Directors vested the option on June 2, 2006. The term of the option is five years. The address for the estate of A. Earl Swift is c/o Swift Energy Company, 16825 Northchase Drive, Suite 400, Houston, Texas.

(2)	The address is 12060 FM 3083, Conroe, Texas 77301.

(3)
Includes 7,143 shares underlying presently exercisable warrants. 196,571 shares have been pledged to Comerica Bank to secure payment for a loan collateralized by the shares. Mr. Flemming has defaulted on the loan and Comerica Bank has given him notice that it intends to foreclose on the collateral and sell the shares from time-to-time. 1,116,350 shares have been pledged to Stillwater National Bank and Trust to secure payment for a loan collateralized by the shares.

(4)
Includes 7,143 shares held by Mr. Marshik’s spouse, 572 shares held by Mr. Marshik as custodian for members of Mr. Marshik’s family under state Uniform Gift to Minors Acts, 23,086 shares underlying presently exercisable warrants and 24,000 shares of common stock and Class A Warrants to purchase an additional 12,000 shares of common stock held by the Marshik Family Trust. Mr. Marshik’s address is 8515 Costa Verde Boulevard, #907, San Diego, California 92112.

(5)
Includes 110,000 shares held by a trust of which Mr. Jungers is the grantor and trustee, an option to purchase 75,000 shares of our common stock at a price of $1.75 per share, which is fully vested and Class A Warrant to purchase 55,000 shares of our common stock which the Francis Jungers Trust acquired in the private offering we closed on December 14, 2006. Mr. Junger’s address is c/o Shumate Industries, Inc., 12060 FM 3083, Conroe, Texas 77301.

(6)
Includes 85,000 shares held by Red Rock Interests, Ltd., of which Mr. Erikson is President and a stockholder, and an option to purchase 50,000 shares of our common stock at a price of $1.00 per share, which is fully vested. The term of the option is five years. Mr. Erikson’s address is #5 Longbow Lane, Houston, Texas.

(7)
Includes 99,298 shares held by a trust of which Mr. Womack is a trustee, an option to purchase 50,000 shares of our common stock at a price of $1.00 per share, which is fully vested and a Class A Warrant to purchase 5,500 shares of our common stock which the Leo B. Womack Family Trust acquired in the private offering we closed on December 14, 2006. Mr. Womack’s address is 710 North Post Oak Road, Suite 400, Houston, Texas 77024.

(8)
Includes 50,000 shares of common stock issuable upon exercise of currently outstanding options which were issued to Mr. Chickering in connection with his appointment to our Board of Directors on September 12, 2006 and which are fully vested. The exercise price of these options is $1.21 per share.

(9)
Stillwater National Bank and Trust Company is a national bank organized under the laws of the United States, and Southwest Bancorp, Inc. is a corporation organized under Oklahoma law and the registered financial holding company for the Stillwater National Bank and Trust Company. Southwest Bancorp owns all of the outstanding voting securities of Stillwater National Bank. The address of both Stillwater National Bank and Southwest Bancorp is 608 South Main Street, Stillwater, Oklahoma.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized by our Articles of Incorporation to issue 50,000,000 shares of common stock, $0.001 par value. Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol “SHMT”.

As of the date of this prospectus, we had issued and outstanding 19,322,227 shares of common stock. Holders of our common stock are entitled to one vote per share on all matters subject to stockholder vote. If the Board of Directors were to declare a dividend out of funds legally available therefore, all of the outstanding shares of common stock would be entitled to receive such dividend ratably. We have never declared dividends and we do not intend to declare dividends in the foreseeable future. If our business was liquidated or dissolved, holders of shares of common stock would be entitled to share ratably in assets remaining after satisfaction of our liabilities.

Holders of common stock do not have cumulative voting rights.

Anti-Dilution Rights for Purchasers in the December 2006 Offering.

We have agreed that investors in the December 2006 offering will be entitled to certain anti-dilution rights. If at anytime after the closing of the offering and ending on the earlier to occur of: (i) the date that is fifteen (15) months after the date of the final closing; or (ii) the Company and @Balance Americas, a Shell Technology Ventures company, entering into a definitive distribution agreement for the Company’s Hemiwedge(R) DIV product , the purchase price of the common stock in the December 2006 offering shall be subject to adjustment for issuances of Common Stock or securities convertible into common stock or exercisable for shares of common stock at a purchase price of less than the then-effective purchase price, such that the then applicable purchase price shall be adjusted using full-ratchet anti-dilution on such new issuances subject to certain exceptions, including options and shares granted to officers, directors, employees and consultants.

Right of Future Participation for Purchasers in the February 2006 Offering

Pursuant to the Securities Purchase Agreement signed by investors in the private offering we completed on February 22, 2006, each investor has the right to participate in any subsequent financing we undertake. This right will expire on February 22, 2007. We provided notice of the December 2006 to these investors, as required.

Preferred Stock

Our Certificate of Incorporation permits us to issue up to 10,000,000 shares of preferred stock, par value $0.001 per share. The preferred stock may be issued in any number of series, as determined by the Board of Directors, the Board may by resolution fix the designation and number of shares of any such series of preferred stock and may determine, alter or revoke the rights, preferences, privileges and restrictions pertaining to any wholly un-issued series and the Board may increase or decrease the number of shares of any such series (but not below the number of shares of that series then outstanding.)

We have not issued any preferred stock to date.

Class A Common Stock Purchase Warrants

In connection with the December 2006 offering, we issued 1,893,775 Class A Common Stock Purchase Warrants (sometimes referred to in this prospectus as “Class A Warrants”) to the purchasers in the offering which enable the holder to purchase the shares of Common Stock underlying the Warrants at $1.25 per share, during a five year term commencing on December 14, 2006. In the event a Warrant is partially exercised, a new Warrant for the remaining number of such shares will be issued upon surrender of the Warrant certificate at the principal office of the Company. There will be no fractional share exercise.

The Warrant is transferable by the registered holder thereof in person or in writing, but only in the manner and subject to the limitations provided in the Warrant certificate. Warrant transfers will be effected upon surrender of the Warrant certificate. Upon any such transfer, a new Warrant certificate or certificates of different denominations, of like tenor and representing in the aggregate the right to purchase a like number of shares of Common Stock will be issued to the transferee in exchange for the original certificate.

Warrant holders are not entitled to vote, receive dividends, or exercise any of the rights of a stockholder of the Company for any purpose until the Warrants have been duly exercised and payment of the purchase price has been made. The Warrants are issued in unregistered form and may be presented for transfer, exchange, or exercise at the corporate office of the Company.

The Warrants may be exercised upon surrender of the certificate therefore on or prior to the expiration date at the offices of the Company, with the “Form of Exercise Notice” on the reverse side of the certificate filled out and executed as indicated, accompanied by payment of the full exercise price for the number of Warrants being exercised or by “cashless exercise” (only under certain circumstances) as provided for in the Warrant. If payment is made by cash, payment must be in the form of a certified or a cashier’s check made payable to the Company. Commencing one year after the date of issuance of the Warrant, in the event that at the time of exercise there is not then an effective registration statement covering the resale of the shares of common stock underlying the Warrants, the holder thereof may exercise such Warrants on a cashless basis.

The Class A Warrants are subject to redemption by the Company upon 30 days prior written notice provided: (i) the Common Stock has traded at or above $2.50 during 10 consecutive trading days immediately prior to the date of the notice of redemption; (ii) there is an effective registration statement providing for the resale of the shares underlying the Class A Warrants at the time of redemption; and (iii) the Common Stock has traded an average of 100,000 shares per day during 10 consecutive trading days immediately prior to the date of the notice of redemption. The Class A Warrants may be exercised at anytime at the option of the holder, including the 30 day period prior to any redemption.

If at anytime after the closing of the offering and ending on the earlier to occur of: (i) the date that is 15 months after the date of the final closing; or (ii) the Company and @Balance Americas, a Shell Technology Ventures company, entering into a definitive distribution agreement for the Company’s Hemiwedge(R) DIV product , the exercise price of the Class A Warrants shall be subject to adjustment for issuances of Common Stock or securities convertible into common stock or exercisable for shares of common stock at a purchase price of less than the then-effective exercise price of the Class A Warrants, such that the then applicable exercise price shall be adjusted using full-ratchet anti-dilution on such new issuances subject to certain exceptions, including options and shares granted to officers, directors, employees and consultants. Thereafter, the Class A Warrants shall be entitled to weighted-average anti-dilution adjustments.

Additionally, we issued 378,755 warrants to the placement agent for services rendered in connection with the December 2006 offering on terms identical to the Class A Warrants, except that the placement agent warrants are exercisable on a cashless basis at anytime during the term of the warrant.

Registration Rights for Common Shares and Warrant Shares

We have agreed to file a registration statement covering the resale of the shares of common stock and common stock underlying the Warrants issued in the December 2006 offering. If this Registration Statement is not filed within 30 days of the final closing of the offering and if we do not respond to the SEC within 15 days from its receipt of comments, if any, we shall pay liquidated damages of 1.0% of offering proceeds per month in penalties to the purchasers in the December 2006 offering, in cash, until such default is cured, pro-rated for partial periods. The maximum amount of liquidated damages under this provision will not exceed a period of eleven months.

The foregoing penalties, if any, will be paid by us to the subscribers of the December 2006 offering on a pro-rata basis based upon the amount subscribed by the subscriber relative to the total subscriptions received. We have also agreed to maintain the effectiveness of the Registration Statement, until the earlier of: (i) all shares sold in this offering having been sold, and (ii) all shares becoming eligible to be sold pursuant to Rule 144(k) of the Securities Act of 1933, as amended.

All expenses incurred in connection with any registration, qualification or compliance, including without limitation, all registration, filing, and qualifications fees, printing expense, fees and disbursements of counsel for the Company, shall be borne by the Company. We have also agreed to pay to counsel to the Placement Agent the sum of $10,000 in connection with the review of the Registration Statement and for filings with the NASD on behalf of the Placement Agent.

Change of Control Provisions

While there are no specific provisions in our Certificate of Incorporation or bylaws that would delay, defer or prevent a change of control, our Board of Directors has the right to issue 10,000,000 shares of preferred stock and is authorized to determine the rights, preferences, privileges and restrictions granted to or imposed upon any series of preferred stock. It is possible that our Board of Directors, in determining the rights, preferences and privileges to be granted when the preferred stock is issued, may include provisions that have the effect of delaying, deferring or preventing a change in control, discouraging bids for our common stock at a premium over the market price, or that adversely affect the market price of and the voting and other rights of the holders of our common stock.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Jody R. Samuels, a principal in the law firm of Richardson & Patel LLP, is the owner of 37,500 shares of our common stock.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, our Certificate of Incorporation includes a provision that eliminates the personal liability of each of our directors for monetary damages for breach of such director’s fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to us or our shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, our bylaws provide that we may, in our discretion,

•	indemnify our directors, officers, employees and agents and persons serving in such capacities in other business enterprises at our request, to the fullest extent permitted by Delaware law, and

•	advance expenses, as incurred, to our directors and officers in connection with defending a proceeding.

We may enter into indemnification agreements with each of our directors and officers that provide the maximum indemnity allowed to directors and officers by Section 145 of the Delaware General Corporation Law and the bylaws as well as certain additional procedural protections.

The indemnification provisions in the bylaws and the indemnification agreements which we may enter into with our directors and officers may be sufficiently broad to permit indemnification of our directors and officers for liabilities arising under the Securities Act. However, insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us for expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether our indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue by the court.

CERTAIN RELATIONSHIPS AND TRANSACTIONS
AND CORPORATE GOVERNANCE

Certain Relationships and Related Transactions

On October 19, 2005, we completed a restructuring of debt we owed to Stillwater. As part of this restructuring, we issued 2,368,000 shares of our common stock to Stillwater, representing approximately 20% of our then issued and outstanding shares, in exchange for the cancellation of debt in the amount of $2,368,000 and we executed a convertible promissory note in the amount of $2,500,000 in favor of Stillwater. According to the terms of the note, Stillwater was able, at its election, to convert the principal amount of the note plus all accrued interest into shares of our common stock at a conversion rate of $1.00 per share. Stillwater also transferred to us all of the common stock it held in Shumate Machine Works. On August 9, 2006, we entered into an amendment to the letter agreement dated April 13, 2006 with Stillwater. Pursuant to the amendment, Stillwater agreed to extend the deadline for a discount payment of $500,000 from us in full satisfaction of the $2.5 million secured convertible promissory note discussed above. According to the amendment, the discount payment would increase by $25,000, to $525,000, if payment was made between September 2, 2006 through December 1, 2006, and would increase by $50,000, to $550,000, if payment was made between December 2, 2006 and March 1, 2007. All other conditions set forth in the April 13, 2006 letter agreement remained the same. On December 1, 2006, we delivered $525,000 to Stillwater National Bank as full payment of this debenture.

We used $303,000 of the restructured debt to purchase machines from Larry C. Shumate, our President and Chief Executive Officer, and from A. Earl Swift, a former director.

Upon completion of the debt restructuring, we owed Stillwater a total of approximately $8,100,000 (not including a revolving credit line of $1,000,000). We received a release from Stillwater for the balance of any debt we owed (except to the extent that the debt was amended and restated, issued or guaranteed in the restructuring), which debt totaled approximately $3,813,000.

In conjunction with the debt restructuring, Stillwater loaned $350,000 to Matthew C. Flemming, our Chief Financial Officer. $100,000 of this loan was used to pay Stillwater money owed by Mr. Flemming pursuant to the terms of a personal line of credit. $250,000 of the loan was used by Mr. Flemming to purchase 250,000 shares of our common stock. Mr. Flemming had also personally guaranteed our loans to Stillwater. On October 19, 2005, Mr. Flemming owed approximately $10,000,000 under this personal guarantee. As part of the restructuring of our debt, Stillwater released Mr. Flemming from the personal guarantee.

Also in conjunction with the debt restructuring, Larry C. Shumate, Matthew C. Flemming, Russell T. Clark, Frank X. Marshik, A. Earl Swift, William S. H. Stuart and David Rains, all of whom serve, or have served, as officers or directors, and all of whom held unsecured promissory notes for loans made to us exchanged their promissory notes for a total of 1,580,935 shares of our common stock. Further in conjunction with the debt restructuring, we issued restricted stock awards to Larry C. Shumate (1,500,000 shares), Matthew C. Flemming (1,000,000 shares), Russell T. Clark (1,250,000 shares), and Frank X. Marshik (200,000 shares).

On December 5, 2005, A. Earl Swift, our former director and a significant stockholder, purchased 416,667 shares of our common stock in a private placement at a purchase price of $0.60 per share for gross proceeds of $250,000. On January 10, 2006 we granted Mr. Swift an option to purchase 150,000 shares of our common stock at an exercise price of $0.65 per share, the fair market value on the date of grant. The term of the option is five years. The grant was made as an inducement to Mr. Swift to re-join our Board of Directors. Mr. Swift died on May 30, 2006. In recognition of his past service to us, our Board of Directors vested this option immediately.

On November 3, 2006, in connection with our private placement offering, the Francis Jungers Trust purchased an aggregate of 110,000 shares of our common stock and 55,000 warrants to purchase shares of our common stock for an aggregate purchase price of $110,000. Frank Jungers, who serves as a director of our company, is the grantor of the Francis Jungers Trust and serves as its Trustee. The Francis Jungers Trust participated in the private placement offering on terms identical to all other purchasers in such offering.

In connection with the election and appointment of Mr. Jungers to our board of directors, Mr. Jungers was granted an option to purchase up to 75,000 shares of our common stock at an exercise price of $1.75 per share pursuant to the our 2005 Stock Incentive Plan. The options were fully vested and became exercisable immediately upon their grant. The options expire on the date that is five years from the date of grant.

DESCRIPTION OF BUSINESS

Overview

Shumate Industries, Inc. (“Shumate”), is a Texas based energy field services company. Shumate is a holding company that, through its subsidiaries, operates in two principal businesses: contract machining and manufacturing and a valve product line. Shumate seeks to leverage its existing infrastructure, expertise, and customer channels to grow its business and introduce new technologies to the energy markets.

We currently employ 67 people at two plants totaling approximately 85,000 square feet in Conroe, Texas, just north of Houston. Our executive offices are located at 12060 FM 3083, Conroe, Texas 77301. Our telephone number is (936) 539-9533 and our Internet address is www.shumateinc.com.

Contract Machining and Manufacturing - Shumate Machine Works, Inc.

Our contract machining and manufacturing division, Shumate Machine Works, Inc., focuses in the energy field services market. We manufacture products, parts, components, and assemblies for our customers designed to their specifications. We provide state of the art 3-D modeling software, computer numeric-controlled, or CNC, machinery and manufacturing expertise to our customers’ research and development, engineering, and manufacturing departments for desired results with their products.

The diverse line of products we manufacture includes the following:

•	Expandable tubing manufacturing - launchers and liner hangers for oil & gas field service applications;
•	Blowout preventers and their spare service parts;
•	Top drive assemblies, sub-assemblies and their spare service parts;
•	Directional drilling products;
•	Exploration products for research and development;
•	Natural gas measurement equipment, including fittings and valves;
•	Control and check valves; and
•	Sub-sea control equipment.

Our investment in capital equipment and software provides us capabilities to perform close tolerance highly specialized work for oil field equipment and tools, process controls, gas measuring valves, and exploration products. Our capabilities include producing large-diameter products and close tolerance machined parts that range up to thirty-four feet in length using a myriad of materials of construction including high grade carbon steel, high grade stainless steel, nickel, and chrome based alloys. We use state of the art, large part CNC equipment in the production of these parts and have developed in-house trade secrets and processes with respect to the manufacture of certain products. We produce complex assemblies, including expandable tubing technology products that are used in field service operations under extreme environmental conditions for oil and gas exploration.

Our customers include Baker Hughes, BJ Services Company, Canrig Drilling Technology, a Nabors Industries company, Enventure Global Technologies, FMC Technologies, Halliburton Energy Services, National Oil Well, Oceaneering Intervention Engineering, Shell Development, Smith International, Texas Oil Tools, a Varco company, and Weatherford International.

Valve Product Technology - Hemiwedge Valve Corporation

We formed Hemiwedge Valve Corporation as a wholly-owned subsidiary to develop and commercialize a new patented technology addressing what we believe to be a significant opportunity in the global valve market. Our first product, known as the Hemiwedge(R) Cartridge valve, is a quarter-turn hemispherical wedge valve engineered to provide what we believe are substantial technological improvements compared with what is available in the marketplace today, such as traditional butterfly, ball, and gate valve designs.

We believe that the patented design of the Hemiwedge(R) Cartridge valve combines the benefits of quarter-turn valves with the durability of gate valves. The Hemiwedge(R) Cartridge valve has a non-rotating core which guides the fluid flow through the valve to the Hemiwedge(R) itself. This is a hollow hemisphere where the inner and outer walls are slightly offset, having non-concentric centers, producing a hemispherical wedge shape - the “Hemiwedge(R).” Operation of the valve rotates the Hemiwedge(R), a quarter turn, moving it between the core and valve seat, thus controlling the flow. We believe that these design features in the combination of the Hemiwedge(R) shut off and stationary core make the Hemiwedge(R) Cartridge valve unique.

We believe that the Hemiwedge(R) Cartridge valve will offer substantial improvements over currently available valve technologies offered by our competition as well as a great value proposition to future customers as a result of the following improvements:

New cartridge replacement design reduces maintenance downtime and minimizes supply disruptions

Our new top-entry cartridge design has all of the internal parts of the valve affixed to the bonnet. Therefore, once the bonnet is removed with top-entry ease for in-field maintenance, all the internals are removed with the bonnets removal, including the seals. A new pre-certified replacement cartridge can be installed without removing the valve body from its line of service. We believe this represents a substantial decrease in maintenance and service downtime reduction from a few days to a few hours, depending on the application. We also believe this is a significant cost-reduction benefit to users, especially in high-end pipeline or severe service applications, where replacement parts are frequently needed and supply disruption from shutting down a line during service may result in significant costs and loss of revenues.

Reduced failure frequency rates from superior design

We believe many times when valves “break,” it is usually due to leaks caused by leaking seals within a valve. Most ball valves, by example (see “Figure 2”), have more turbulent flow patterns where the fluid within the valve comes into direct contact with the seals during modulation, actuation and service. Our Hemiwedge(R) Cartridge valve seals (see “Figure 1”) are not placed within the flow path and therefore we believe our valve is more durable, lasts longer, and will not encounter seal damage as frequently as currently available valve products as a result of its protected sealing surfaces. We believe that this product advantage will be more evident in severe and critical service applications.

Figure 1, shows the transition between on and off in a Hemiwedge(R) Cartridge valve. This demonstrates how the stationary core and moving Hemiwedge(R) guides the flow past the seal face with a minimum of flow turbulence. This protects the sealing surfaces when handling abrasive or corrosive fluids.

Figure 2, shows the flow through a ball or plug valve. Both the inlet and the outlet flow pass across the sealing surfaces, with the ball moving across the main flow path. This highly turbulent flow action causes premature failure of the seals in most severe applications.

Reduced torque providing easier actuation

Many flow control valves require expensive actuators that turn, throttle, or modulate the valve for its service and application. Some actuators cost more that the valves they modulate. We believe that our Hemiwedge(R) Cartridge valve design requires less torque to actuate and therefore requires less expensive actuators. By design, our Hemiwedge(R) Cartridge valve has approximately one-half of the friction points for the wedge against the sealing surface as compared to engineering ball valves that seal from all four sides. We believe that our Hemiwedge(R) Cartridge valve reduces torque and will provide an important advantage to our customers.

The Hemiwedge(R) Cartridge valve is suitable for a wide range of applications with several trims available. As such, the technology is applicable to most areas of industrial valve use in upstream and downstream energy markets worldwide.

We have substantially concluded the engineering, design, and development of the Hemiwedge(R) Cartridge valve, built an initial inventory and we are launching the product line in the fourth quarter of 2006. Since the valve is still in the initial launch stage, we have not yet determined in field experience how long the valve will last under normal operating conditions and operating pressures or how much less torque the valve requires than those valves currently available in the market.

Fiscal 2005 and First Nine Months of 2006 Developments

In 2005, we continued to experience increased revenues in our Shumate Machine Works division. Increases in commodity prices, particularly in the energy sector, and in activity level in the energy field services industry resulted in increased demand for our products from our existing customers. In particular, we received increased orders for drilling tools, liner hangers, top-drive units and blow-out preventers in 2005. As a result, we increased revenues by approximately $1.5 million, or 45%. In addition, we were able to continue the successful implementation of our cost-cutting program, which, combined with our increase in revenue, resulted in a reduction of our operating loss by approximately $50,000. Finally, as a result of the discharge of the liabilities associated with our reorganization and the bankruptcy of our Excalibur Holdings subsidiary, dormant since late 2003, we recorded $6,264,452 in debt forgiveness income in 2005, which in turn resulted in our realizing a net profit of $1.98 million in 2005.

While we have improved our results from operations in 2005, we continue to have substantial indebtedness outstanding. As of December 31, 2005, we had outstanding indebtedness to Stillwater National Bank of approximately $9 million, including a $2.5 million convertible note. As of September 30, 2006, we had outstanding indebtedness to Stillwater National Bank of approximately $6.48 million, including a debenture in the amount of $2.5 million. On August 9, 2006, we entered into an amendment to the letter agreement dated April 13, 2006 with Stillwater National Bank. Pursuant to the amendment, Stillwater agreed to extend the deadline for a discount payment of $500,000 from us in full satisfaction of the $2.5 million secured convertible promissory note discussed above. The discount payment increased by $25,000, to $525,000, if payment was made between September 2, 2006 through December 1, 2006, and increased by $50,000, to $550,000, if payment was made between December 2, 2006 and March 1, 2007. On December 1, 2006, we delivered $525,000 to Stillwater National Bank as full payment of the $2.5 million debenture. In connection with this payment, Stillwater agreed to the cancellation of the entire remaining outstanding principal balance and approximately $225,000 of accrued interest.

In December 2005, we closed the sale of 416,667 shares of our common stock to A. Earl Swift, former Chairman of Swift Energy Company, our former director and a significant stockholder of our company, in a private offering pursuant to exemption from registration under Section 4(2) of the Securities Act of 1933, as amended. We used the net proceeds from the offering to finance our acquisition of the intellectual property rights to the Hemiwedge(R) valve technology, working capital, and general corporate purposes. The purchase price per share of common stock was $0.60. Our board of directors subsequently nominated Mr. Swift to fill a vacancy on our board of directors and to become the chairman of the board of directors, however, prior to his election Mr. Swift passed away on May 30, 2006.

In February 2006, we closed the sale of 3,333,333 shares of our common stock to institutional and accredited retail investors in a private offering pursuant to exemption from registration under Section 4(2) of the Securities Act of 1933, as amended. We intend to use the net proceeds from the financing for the initial launch of our new Hemiwedge(R) valve technology, working capital and general corporate purposes. First Montauk Securities Corporation, an NASD member firm, acted as placement agent in connection with the sale of 2,500,000 shares of common stock, and we placed the remaining 833,333 shares of common stock. The purchase price per share of common stock was $0.60. First Montauk received $165,000 in commissions and 250,000 warrants to purchase shares of common stock at an exercise price of $0.63 per share. We also paid legal fees of $10,000 to counsel for First Montauk. The net proceeds of this offering to us, after the payment of commissions, fees and other expenses of the offering, were approximately $1,810,000.

In July 2006, we entered into an agreement with At Balance Americas, LLC (“@Balance”), a Houston-based Managed Pressure Drilling (“MPD”) services company. @Balance is a wholly-owned subsidiary of Shell Technology Ventures, a leading energy-focused venture capital firm with offices in Houston, Texas. The agreement provides us with funding of up to $1.4 million and expertise to develop a down-hole isolation valve or (“DIV”) using Shumate’s Hemiwedge(R) valve technology. Upon completion of the milestones outlined in the development agreement, we have agreed to an exclusive world-wide distribution agreement of our Hemiwedge(R) DIV product with @Balance which will be used in their MPD services. We believe MPD will become a dominate drilling technique world wide as it increases recovery of hydrocarbons and improves productivity by eliminating the damaging effects of conventional over-balanced drilling and heavy weight drilling muds. In connection with this development agreement, we granted @Balance and its parent company Shell Technology Ventures a right of first refusal, subject to the rights of our February 2006 private placement investors, to participate in any financing that we commence until July 2008. Also in connection with this agreement, Hemiwedge Valve Corporation retains any new intellectual property created as a result of this new product engineering and design. Upon the signing of a distribution agreement at the conclusion of the development agreement, we also agreed to issue to @Balance 10 year term warrants to purchase our common stock. The number of warrants issued is determined by dividing the total amount funded by @Balance for development of the DIV product by $3.00. Each warrant will be exercisable at a price of $3.00 per share.

We anticipate that increasing energy commodity prices, including prices of oil and natural gas, should continue to cause our customers to increase their drilling and other exploration activities. As a result, we anticipate seeing increased oil rig counts as well as a renewal of drilling activity in previously dormant drilling facilities. We believe that such an increase in activity would result in increased demand for our energy related field service products in the coming fiscal year. In addition, we anticipate that our commencement of the Hemiwedge(R) Cartridge valve product line will enhance our profitability, although there can be no assurance thereof.

Business Development

Organization

Our predecessor, Global Realty Management Group, Inc., or GRMG, was incorporated in the State of Florida in 1997. In June 2002, GRMG reincorporated under the laws of the State of Delaware from the State of Florida pursuant to a merger with a newly formed Delaware corporation. Under the terms of this reincorporation merger, GRMG changed its name from “Global Realty Management Group, Inc.” to “Excalibur Industries, Inc.” In October 2005, we changed our name from “Excalibur Industries, Inc.” to “Shumate Industries, Inc.”

Acquisition of Hemiwedge Assets

On December 5, 2005, we acquired the intellectual property rights to the Hemiwedge(R) line of products, including the Hemiwedge(R) valve, from Soderberg Research and Development, Inc. and certain of its affiliates. The intellectual property rights acquired consist of all patents, trademarks, and internet website relating to the Hemiwedge(R) product line. For these intellectual property rights, we paid $138,500 in cash and a two-year, six percent (6%) promissory note in the principal amount of $100,000, payable in 24 equal installments of principal and interest. In addition, we agreed to deposit: (a) $72,000 into an escrow account to be paid in the form of a monthly advance in the amount of $3,000 for each month of the 24 month period beginning with the month immediately following the closing date; and (b) three percent (3%) of the net sales proceeds collected from customers from: (i) gross revenue from sales of products to which the acquired intellectual property relates, less (ii) sales and/or use taxes, import and/or export duties, outbound transportation costs, and amounts allowed or credited due to returns, which payments shall begin two years after the closing date and continue until March 29, 2013. The $72,000 in monthly advances shall be credited against the three percent (3%) of the net sales proceeds.

Reorganization

On October 19, 2005, we completed a restructuring of our company, resulting in a significant reduction of our outstanding debt and providing us with a strengthened balance sheet and reduced debt servicing requirement. The restructuring was effected through an out-of-court restructuring, or “recapitalization plan,” which consisted of the following:

•	an agreement to amend and restate a series of notes issued to Stillwater National Bank, or Stillwater, into one term note;

•	the extension of our current line of credit with Stillwater;

•	the issuance of a convertible note to Stillwater;

•	the issuance of a note, by our senior lender, to our Chief Financial Officer to advance funds to purchase shares of our common stock for $250,000;

•	the conversion of a portion of our debt to Stillwater into 20% of our then-outstanding common stock after giving effect to the restructuring;

•	our reacquisition of the capital stock of our operating subsidiary, Shumate Machine Works;

•	a release from Stillwater for any indebtedness not covered above;

•	the exchange of our outstanding unsecured notes, including principal and accrued interest, for our common stock; and

•	the grant of restricted stock awards to our executive officers, in return for their personal guarantees on new bank debt, and to our non-employee directors.

In addition, in connection with the recapitalization, we changed our name to “Shumate Industries, Inc.” and effected a 1-for-7 reverse stock split of our then outstanding shares of common stock. The recapitalization plan, the name change, the reverse stock split, the adoption of our 2005 Stock Incentive Plan, and the re-election of our directors were all approved at a special meeting of our stockholders on October 19, 2005.

The recapitalization plan for achieving our financial goals closed on October 19, 2005 and consisted of the following transactions (the “restructuring transactions”):

Amended and Restated Term Note. Stillwater has amended and restated a series of notes in the current aggregate principal amounts of approximately $9,413,000 into an amended and restated note in the principal amount of approximately $5,600,000. The amended and restated note requires interest only payments for the six months following closing, and thereafter, requires us to make 24 equal monthly payments in an amount sufficient to fully amortize principal and interest on the amended and restated note over 120 months. The amended and restated note is due and payable 30 months after closing, at which time, we will be required to make a balloon payment of the entire outstanding principal balance and all accrued interest. The note bears interest at a rate equal to the prime rate plus two percent, and it is secured by a first priority security interest in all of our existing and future assets. The proceeds of this note were applied as follows: $303,000 to purchase machines from Larry C. Shumate, our President and Chief Executive Officer, and from A. Earl Swift, a former director; $100,000 to purchase the capital stock of Shumate Machine Works; and the remainder was applied to our existing indebtedness to Stillwater.

Revised Line of Credit. Stillwater has extended our current revolving line of credit in an amount of up to $1,000,000 for one year. The initial balance on the line of credit is the balance of our existing line of credit with Stillwater, less the excess transferred to the amended and restated note. The advances available under the line of credit are limited to a borrowing base of the sum of (a) 80% of eligible accounts receivable, and (b) 50% of eligible inventory. The line of credit bears interest at a rate equal to the prime rate plus two percent, and it is secured by a first priority security interest in all of our existing and future assets. We failed to repay the line of credit on October 19, 2006, as we were required to do by our agreement with Stillwater. As of October 19, 2006 we and Stillwater entered into a First Amendment to Agreement and Guarantors’ Consent pursuant to which Stillwater agreed to redefine the line of credit maturity date to January 19, 2007, which was subsequently extended to January 19, 2008.

Convertible Note. We issued, a convertible note to Stillwater in the principal amount of $2,500,000. The principal and accrued interest on the convertible note is convertible, at Stillwater’s option, into shares of our common stock at a conversion rate of $1.00 per share (on a post reverse stock split basis). The convertible note matures on the earlier of 60 months from the date of issuance or the date on which it is fully converted into our common stock. Interest on the convertible note shall accrued from the date of closing until the earlier of conversion or 24 months, at which time the accrued interest was capitalized into principal. Beginning at the end of the ninth quarter, we are obligated to make quarterly interest payments on the convertible note. The convertible note bears interest at a rate equal to the prime rate plus two percent, and it is secured by a first priority security interest in all of our assets. We have agreed to include the shares of common stock underlying the convertible note on any eligible registration statement that we may file with the Securities and Exchange Commission under the Securities Act of 1933 in the next five years.

On April 13, 2006, we entered into a letter agreement with Stillwater pursuant to which Stillwater agreed to accept $500,000 from us in full satisfaction of the secured convertible promissory note, subject to certain conditions. On August 9, 2006, the letter agreement was amended to increase the payment by $25,000 to $525,000 if payment was made between September 2, 2006 and December 1, 2006 and by $50,000 to $550,000 if payment was made between December 2, 2006 and March 1, 2007. On December 1, 2006 we repaid the secured convertible promissory note in full.

CFO Note. Stillwater has loaned $350,000 to our Chief Financial Officer, Matthew C. Flemming, to purchase an aggregate of 250,000 newly issued shares (post reverse stock split) of our common stock, representing approximately 2.16% of our outstanding common stock after giving effect to the restructuring, for a total purchase price of $250,000. The balance was applied to the existing personal indebtedness of Mr. Flemming to Stillwater of approximately $10,000,000 under a personal guarantee of our indebtedness to Stillwater. Stillwater has released Mr. Flemming from the remainder of his personal guarantee.

Conversion of Prior Bank Debt. Stillwater has exchanged $2,368,000 of our outstanding indebtedness to Stillwater for 2,368,000 newly issued of shares of our common stock (on a post reverse-split basis), representing not less than 20% of the outstanding shares of our common stock after giving effect to the restructuring. We have agreed to include these shares of common stock on any eligible registration statement that we may file with the Securities and Exchange Commission under the Securities Act of 1933 in the next five years.

Releases. Stillwater has released us and our Chief Financial Officer, Matthew C. Flemming, from our respective obligations of the prior debt to Stillwater, except to the extent that such prior debt is amended and restated, issued, or guaranteed as set forth above.

Unsecured Note Exchange Offer. Our unsecured note holders have exchanged all of our outstanding unsecured notes, with interest rates ranging from 6% to 12% and all currently due and owing, for approximately 1,691,310 newly issued shares of our common stock (on a post reverse-split basis), representing approximately 14.61% of the outstanding shares of our common stock after giving effect to the restructuring.

Restricted Stock Awards. Our board of directors have granted restricted stock awards of approximately 3,950,000 shares of newly issued common stock (on a post reverse-split basis) to our executive officers and our non-employee directors, representing approximately 34.12% of the outstanding shares of our common stock after giving effect to the restructuring. These shares vested on the closing of the restructuring.

As previously reported on a current report on Form 8-K, on April 28, 2005, Excalibur Holdings, our bankrupt subsidiary and holder of 100% of the common stock of Shumate Machine Works, Inc., our sole operating subsidiary, received notice from Stillwater National Bank that Stillwater intends to dispose of the capital stock of Shumate Machine Works in a private sale after May 9, 2005 pursuant to the Oklahoma Uniform Commercial Code. As part of the restructuring, Stillwater transferred 100% of the capital stock of Shumate Machine Works to us.

A complete description of the restructuring plan is set forth in our definitive proxy statement for the October 19, 2005 special meeting of stockholders, which has been filed with the Securities and Exchange Commission.

Bankruptcies

On December 31, 2003, three of our operating subsidiaries, Excalibur Steel, Excalibur Services, and Excalibur Aerospace, each filed a voluntary petition for protection under Chapter 7 of the U.S. Bankruptcy Code in the United States Bankruptcy Court, Southern District of Texas. On July 26, 2004, the United States Bankruptcy Court, Southern District of Texas, discharged Excalibur Steel and Excalibur Aerospace of all of its debts and liabilities pursuant to Chapter 7 of the U.S. Bankruptcy Code, and on August 3, 2004, the United States Bankruptcy Court, Southern District of Texas, discharged Excalibur Services of all of its debts and liabilities pursuant to Chapter 7 of the U.S. Bankruptcy Code. As a result of the discharge of these liabilities, we recorded $5,218,883 in debt forgiveness income in 2004.

On March 9, 2005, Excalibur Holdings, Inc., our wholly-owned subsidiary and the former parent corporation of Shumate Machine Works, Inc., filed a voluntary petition for protection under Chapter 7 of the U.S. Bankruptcy Code in the United States Bankruptcy Court, Southern District of Texas. On November 30, 2005, the United States Bankruptcy Court, Southern District of Texas, discharged Excalibur Holdings of all of its debts and liabilities pursuant to Chapter 7 of the U.S. Bankruptcy Code. As a result of the discharge of these liabilities, we recorded $1,837,295 in debt forgiveness income in 2005.

The Company currently has two wholly-owned subsidiaries. Each of the following former subsidiaries of the Company have been dissolved: Excalibur Steel, Excalibur Services, Excalibur Aerospace and Excalibur Holdings.

Our Markets

The energy field services market is comprised of several market segments including oil & gas field services, pipeline and transportation, process controls, fluid management and controls, sub-sea, refining, and maintenance services for these areas. We currently manufacture products, spare parts, and assemblies for the oil & gas field services market segment. With our new Hemiwedge(R) Cartridge valve product line, we intend to expand into process controls, which is sometimes known as the energy flow control market. We may also expand into other areas of the energy field services market to pursue growth strategies that complement and/or leverage our current business and expertise.

Contract Machining and Manufacturing - Shumate Machine Works

The dollar size of the United States (U.S.) oil & gas field services market can be measured by the U.S. drilling and completion activity spending and the total U.S. well service and work-over spending. In its March 2006 Drilling and Production Outlook report Spears and Associates, a leading energy market research firm, stated that U.S. drilling and completion spending was $79.9 billion for 2005, up 43% from the year 2004, and that U.S. well service and work-over spending was $14.9 billion in 2005, up 8% from 2004.

Valve Product Technology - Hemiwedge Valve Corporation

We believe that the industrial valve market is large and growing. According to a recent report from The McIlvaine Company, the dollar value of industrial valve shipments in 2005 was projected at approximately $7.9 billion in the United States, up 3% from 2004, and $41.2 billion worldwide, up 4% from 2004.

Neither the Spears and Associates report nor the McIlvaine Company report was prepared for us nor has either company consented to the use of this information in our report; rather, these reports are available for public use.

Our Strategy

Strategies to achieve our growth objectives include the following:

Generating more revenues and increasing our profit margins by expanding our contract machining and manufacturing business and through investing in additional state-of-the art CNC equipment which offers us the ability to make higher precision products for our customers. As a result of higher commodity prices, activity levels and pricing for our customers, we will continue to expand our operations at SMW and invest in additional computer-numeric controlled machinery that allows us to manufacture higher precision critical components for our customers growing demand of energy equipment.

 Launching and growing our proprietary new Hemiwedge(R) valve product line and developing strategic alliances with other companies to leverage our valve technology into market segments where we have little or no expertise. We have launched our Hemiwedge(R) technology with the Hemiwedge(R) Cartridge valve product line, a surface-level flow control valve, targeting mid-stream pipeline operators in the fourth quarter 2006. Additionally, we intend to license our Hemiwedge(R) technology in market verticals where we have little or no expertise to maximize the technology’s value. For example, our Hemiwedge(R) technology has been tested at very high pressures and demonstrated “bubble-tight” sealing capability and substantially reduced torque for sub-sea applications, providing a proof of concept needed to pursue licensing discussions with larger energy companies with a presence in those markets.

 Acquiring other technology-oriented products to leverage our asset base: manufacturing infrastructure, market presence, and experienced personnel. We have extensive experience in manufacturing and machining products, and we have a reputation for providing quality products and services in the energy field services market. We have an existing base of customers and existing distribution channels in this market. We intend to combine our experience, reputation, customer base, and distribution channels with our expertise and knowledge of the industry to market and distribute other technology-oriented product lines for this customer base and through these distribution channels. As of the date hereof, we are not in negotiations to acquire any products.

Growing through acquisitions. We believe that acquisition opportunities exist for niche-oriented businesses within the energy field services industry, including divisions and subsidiaries within larger energy field service companies that remain from past mergers, acquisitions and consolidations which may be for sale. As a growth strategy, we seek such divestiture candidates that would be complementary to our existing business lines. As of the date hereof, we are not in negotiations to acquire any such companies.

Sales and Marketing; Customers

In our contract machining and manufacturing division, we have developed and maintained long-term relationships with our customers. We use a variety of methods to identify target customers, including the utilization of databases, direct mail, and participation in manufacturers’ trade shows. The energy field service target market usually consists of larger, well capitalized companies as well as smaller firms. These efforts supplement our traditional sales and marketing efforts of customer referrals and territory canvassing. In 2005, we expended approximately $73,500 on sales and marketing, which included the salaries, commissions, and expenses of our sales department.

Nearly all of our sales are on a negotiated price basis. In some cases, sales are the result of a competitive bid process where a customer sends to us and other competitors a list of products required, and we submit a bid on each job. Frequently, the ability to meet customer delivery schedules as well as plant capacities and capabilities are a significant aspect of winning any bid or purchase order.

For our valve division, we intend to target the high end of the pipeline, transmission stations, oil & gas, power, and mining markets, where there is a demand for flow control or process control valves. These target markets seek rapid maintenance benefits that our Hemiwedge(R) Cartridge valve system and flow control properties are designed to provide. Although we believe that our valve product line provides significantly improved functionality for high-end flow control applications, we intend to price our valves competitively relative to other high-end valve manufacturers to establish market share. In addition to leveraging our existing customer base and distribution channels to market and distribute the valve product line, we have identified a network of established independent representative companies to market and distribute the valves on a success fee basis. We intend to complement this effort with inside sales support, catalogs, web site, and internal professionals that can travel to sales locations to consummate sales.

We have a customer base of more than 20 customers. Two of these customers represented approximately seventy percent of our revenues for 2005 and approximately 78% of our revenues for the nine month period ended September 30, 2006. We continually focus on developing more volume from secondary and tertiary customers and with new customers to reduce customer concentration risk. We believe that long-term relationships with many of our customers will contribute to our success. While we intend to leverage our existing customer relationships to market the valve product, we also will seek additional new customers for the valve product line, which we anticipate would result in reduced revenue and account receivables concentrations.

Raw Materials

The principal raw materials that we use are carbon steel, aluminum, stainless steel, nickel, brass, titanium and various special alloys and other metals. The metals industry as a whole is cyclical, and at times pricing and availability of raw materials in the metals industry can be volatile due to numerous factors beyond our control, including general, domestic and international economic conditions, labor costs, production levels, competition, import duties and tariffs and currency exchange rates. This volatility can significantly affect the availability and cost of raw materials, and may, therefore, adversely affect our net sales, operating margin, and profitability. On average, pricing for raw materials has fluctuated about thirty percent annually on a historical basis. During periods of rising raw materials pricing, we have been able to pass through the increase in cost to our customers approximately ninety percent of the time. The remaining ten percent reflects down-time between reviewing costs on standardized repetitive work that isn’t quoted on a monthly basis. Accordingly, the increase in the cost of raw materials has had an immaterial effect on our operations; however, it is possible that we may not be able to pass any portion of such increases on to our customers in the future.

Competition

Both the machining and manufacturing business and anticipated valve product business are engaged in fragmented and highly competitive industry segments. We estimate that there are more than 800 machine shops in the greater Houston area alone, and that there are more than 4,000 valve product manufacturers and distributors within the United States alone. We estimate that our share of the market, based on 2005 revenues, is less than one percent (1%). Competition is based primarily on quality, service, price, performance timeliness and geographic proximity. We compete with a large number of other machining and manufacturing operators on a national, regional and local basis, most of which have greater financial resources than we do, and several of which are public companies. We also compete with overseas competitors whose labor costs may be significantly lower than our costs. We anticipate the valve product, when launched, will compete with a large number of companies with international and national capabilities that will possess greater financial resources then we have.

We believe that we are able to compete by defining and understanding customer needs and by using our equipment and machinery base to manufacture products with difficult specifications and tolerances.

Intellectual Property

As part of our ongoing research, development, and manufacturing activities, we intend to seek patents when appropriate on inventions involving new products and product improvements. In December 2005, we acquired the intellectual property rights to the Hemiwedge(R) line of products, including the Hemiwedge(R) Cartridge valve, from Soderberg Research and Development, Inc. and certain of its affiliates. These intellectual property rights consisted of 2 unexpired United States patents, 1 expired United States patent, 1 pending United States patent application, and 1 registered United States trademark. We have also filed international patent applications for the inventions embodied in the pending United States patent application. We have also developed several new inventions to the technology which have been propagated within new patent applications during 2006.

These intellectual property rights are of considerable importance to the proposed Hemiwedge(R) Cartridge valve product line, and we consider them, in the aggregate, to be material to our valve product division. It is possible that these intellectual property rights may later be invalidated by a court of competent jurisdiction, and it is also possible that our products or proposed products may be found to infringe upon the intellectual property rights of others.

We also rely on trade secret protection for our confidential and proprietary information. We seek to enter into confidentiality agreements with our employees, partners, and suppliers. It is possible, however, that others will independently obtain similar information or otherwise gain access to our trade secrets.

Government Regulation and Environmental Matters

Our operations are subject to a number of federal, state and local regulations relating to the protection of the environment and to workplace health and safety. In particular, our operations are subject to extensive federal, state and local laws and regulations governing waste disposal, air and water emissions, the handling of hazardous substances, painting product on premises, environmental protection, remediation and workplace exposure. Hazardous materials are used in our operations include lubricants and cleaning solvents.

We believe that we are in substantial compliance with all such laws and do not currently anticipate that we will be required to expend any substantial amounts in the foreseeable future in order to meet current environmental or workplace health and safety requirements.

Although no environmental claims have been made against us and we have not been named as a potentially responsible party by the Environmental Protection Agency or any other entity, it is possible that we could be identified by the EPA, a state agency or one or more third parties as a potentially responsible party under CERCLA or under analogous state laws. If so, we could incur substantial litigation costs to prove that we were not responsible for the environmental damage.

Safety

We are committed to emphasizing and focusing on safety in the workplace. We currently have a variety of safety programs in place, which include periodic safety meetings and training sessions to teach proper safety work procedures. We have established “best practices” processes throughout most of our operations to ensure that our employees comply with safety standards that we establish and to ensure full compliance with federal, state and local laws and regulations. In addition, we intend to continue to emphasize the need for an accident-free workplace.

Risk Management and Insurance

The primary risks in our operations are property damage, workers’ compensation, and third-party bodily injury. We maintain insurance above certain self-insured limits for liability for bodily injury, third-party property damage, and workers’ compensation, all of which we consider sufficient to insure against these risks.

Employees

We currently employ 67 people in Conroe, Texas. Of the total, approximately 10 are in administration, 6 are in engineering, 4 are in sales, marketing and distribution, and 47 are in machining, manufacturing and production. None of our employees are represented by a labor union, and we have not entered into a collective bargaining agreement with any union. We have not experienced any work stoppages and consider the relations with our employees to be good.

Reports to Security Holders

We filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the shares being offered in this offering. This prospectus does not contain all of the information set forth in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the Commission. The omitted information may be inspected and copied, at prescribed rates, at the public reference facilities maintained by the Commission at Judiciary Plaza, 100 F Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete, and in each instance where reference is made to the copy of the document filed as an exhibit to the registration statement, each such statement is qualified in all respects by such reference. For further information with respect to our company and the securities being offered in this offering, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion and analysis should be read in conjunction with our unaudited consolidated condensed financial statements and related notes included in this Registration Statement. This Registration Statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The statements contained herein that are not historic in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “believes,” or “plans” or comparable terminology are forward-looking statements based on current expectations and assumptions.

Various risks and uncertainties could cause actual results to differ materially from those expressed in forward-looking statements. Factors that could cause actual results to differ from expectations include, but are not limited to, customer concentration risk, difficulties in refinancing short term debt, difficulties in consolidating the operations of our operating subsidiaries, difficulties in accelerating internal sales growth, difficulties identifying and acquiring complementary businesses, restrictive covenants in our existing credit facilities, fluctuations in metals prices, general economic conditions in markets in which we do business, extensive environmental and workplace regulation by federal and state agencies and other general risks related to our common stock.

All forward-looking statements in this document are based on information currently available to us as of the date hereof, and we assume no obligation to update any forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

General

Shumate Industries is a Texas based energy field services company. Shumate is a holding company that, through its subsidiaries, operates in two principal businesses: contract machining and manufacturing and a valve product line. Shumate’s mission is to leverage its existing infrastructure, expertise, and customer channels to grow its business and bring new technologies to the energy markets.

Contract Machining and Manufacturing - Shumate Machine Works

Our contract machining and manufacturing division, Shumate Machine Works, focuses in the energy field services market. We manufacture products, parts, components, and assemblies for our customers designed to their specifications. Our state of the art 3-D modeling software, computer numeric-controlled, or CNC, machinery and manufacturing expertise are contracted by customer’s research and development, engineering, and manufacturing departments for desired results with their products.

The diverse line of products we manufacture includes the following:

•	Expandable tubing manufacturing - launchers and liner hangers for oil & gas field service applications
•	Top drive assemblies, sub-assemblies and their spare service parts
•	Directional drilling products
•	Exploration products for research and development
•	Natural gas measurement equipment, including fittings and valves
•	Control and check valves, and
•	Sub-sea control equipment.

Our investment in capital equipment and software provides us capabilities to perform close tolerance highly specialized work for oil field equipment and tools, process controls, gas measuring valves, and exploration products. Our capabilities include producing large-diameter products and close-tolerance machined parts that range up to thirty-four feet in length using a myriad of materials of construction including high grade carbon steel, high grade stainless steel, nickel, and chrome based alloys. We use state of the art, large part CNC equipment in the production of these parts and have developed in-house trade secrets with respect to the manufacture of certain products. We produce complex assemblies, including expandable tubing technology products that are used in field service operations under extreme environmental conditions for oil and gas exploration.

Valve Product Technology - Hemiwedge Valve Corporation

We formed Hemiwedge Valve Corporation as a wholly-owned subsidiary to develop and commercialize a new patented technology addressing what we believe to be a significant opportunity in the global valve market. Our first product, known as the Hemiwedge(R) Cartridge valve is a quarter-turn hemispherical wedge valve, engineered to provide what we believe are substantial technological improvements compared with what is available in the marketplace today, such as traditional butterfly, ball, and gate valve designs.

The patented design of the Hemiwedge(R) Cartridge valve combines the benefits of quarter turn valves with the durability of gate valves. The Hemiwedge(R) Cartridge valve has a non-rotating core which guides the fluid flow through the valve to the Hemiwedge(R) itself. This is a hollow hemisphere where the inner and outer walls are slightly offset, having non-concentric centers, producing a hemispherical wedge shape - the “Hemiwedge.” Operation of the valve rotates the Hemiwedge(R) a quarter turn, moving it between the core and valve seat, thus controlling the flow. We believe that these unique design features in the combination of the Hemiwedge(R) shut off and stationary core make the Hemiwedge(R) Cartridge valve unique.

We continue to anticipate concluding the engineering, design, and development of the Hemiwedge(R) Cartridge valve, building an initial inventory, and launching the product line in the fourth quarter of 2006. Since the valve is still in the engineering and design stage, we have not yet determined in field experience how long the valve will last under operating pressures or how much less torque the valve requires than those valves currently available in the market.

Reorganization/Debt Forgiveness

On October 19, 2005, we completed a restructuring of our company, resulting in a significant reduction of our outstanding debt and providing us with a strengthened balance sheet and reduced debt servicing requirement. The restructuring was effected through an out-of-court restructuring, or “recapitalization plan,” which consisted of, among other things, a restructuring of debt we owed to Stillwater National Bank, or Stillwater, the issuance of stock in exchange for the cancellation and conversion of debt, the issuance of restricted stock awards, the change of our name to “Shumate Industries, Inc.”, and a 1-for-7 reverse stock split. A complete description of the restructuring plan is set forth under the heading “Business Development - Reorganization” in the Description of Business in our Annual Report on Form 10-KSB, which has been filed with the Securities and Exchange Commission.

As a result of the reorganization, in 2005, we recognized $4,222,743 in debt forgiveness income from Stillwater and $204,414 in debt forgiveness income related to the exchange of the unsecured notes for common stock.

On March 31, 2006, we entered into a First Amendment to Loan Agreement and Guarantor’s Consent with Stillwater National Bank, or Stillwater, pursuant to which Stillwater agreed to forgive $2,000,000 of indebtedness under an amended and restated term promissory note which we had previously delivered to Stillwater in connection with our October 19, 2005 reorganization. In connection with this first amendment, we executed and delivered a new amended and restated term promissory note in the principal face amount of $3,633,053.

The new amended and restated note requires one interest only payment on March 31, 2006, and thereafter, requires us to make 24 equal monthly payments in an amount sufficient to fully amortize principal and interest on the amended and restated note over 84 months. The amended and restated note is due and payable on April 19, 2008, at which time we will be required to make a balloon payment of the entire outstanding principal balance and all accrued interest. The note bears interest at a rate equal to the prime rate plus two percent, and it is secured by a first priority security interest in all of our existing and future assets.

As a result of this amendment, we recorded debt forgiveness income in the amount of $2,000,000 in the first quarter of 2006.

On April 13, 2006, we entered into a letter agreement with Stillwater National Bank, or Stillwater, pursuant to which Stillwater agreed to accept $500,000 from us in full satisfaction of a secured convertible promissory note in the principal amount of $2,500,000 that we had previously issued to Stillwater in connection with our October 19, 2005 reorganization. Stillwater’s agreement to accept this reduced amount was subject to the following conditions: (i) the $500,000 payment must come from new equity funds and cannot be borrowed or in any way become our obligation or an obligation of our related concerns, (ii) Stillwater will not assign the rights in the note to another party and the terms of the new equity investment must contain no terms which allow the investor(s) of the new equity funds to gain any special benefit resulting from the spread between the $500,000 and the face amount of the note, (iii) the new equity funds must be raised upon terms to the investors no better than those recently approved by Stillwater for dilution of its equity interest, (iv) a breach of (i)-(iii) above will constitute a breach of the reorganization agreement dated October 19, 2005 between us, Stillwater, and other parties, and (iv) payment of the full $500,000 must be made on or before September 1, 2006. On August 9, 2006, the letter agreement was amended to increase the payment by $25,000 to $525,000 if payment is made between September 2, 2006 and December 1, 2006 and by $50,000 to $550,000 if payment is made between December 2, 2006 and March 1, 2007. All other conditions as set forth above remained the same. On December 1, 2006, we delivered $525,000 to Stillwater National Bank as full payment of the $2.5 million debenture dated October 19, 2005 owed to Stillwater National Bank. In connection with this payment, Stillwater National Bank agreed to the cancellation of the entire remaining outstanding principal and approximately $225,000 of accrued interest as of September 30, 2006, due and owing under the terms of the debenture.

Critical Accounting Policies

Our discussion and analysis of our financial conditions and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States. The preparation of financial statements requires managers to make estimates and disclosures on the date of the financial statements. On an on-going basis, we evaluate our estimates, including, but not limited to, those related to revenue recognition. We use authoritative pronouncements, historical experience, and other assumptions as the basis for making judgments. Actual results could differ from those estimates. We believe the following critical accounting policies affect our more significant judgments and estimates in the preparation of our consolidated financial statements.

Revenue Recognition

Revenues of Shumate Machine Works are derived primarily from machining of oil field drilling parts, components, and tools for our customers. All revenue is recognized when persuasive evidence of an arrangement exists, the service or sale is complete, the price is fixed or determinable, and collectibility is reasonably assured. This typically occurs when the order is shipped. Shipping terms are FOB shipping and title passes to the customer at the time the product is shipped. Customers have the right to inspection and acceptance for generally up to five days after taking delivery. Orders may not be returned by customers due to the custom specifications of each product, but rework on items is necessary if the product was not within the original order specifications. We test all orders against the customer’s order specifications prior to shipment. Customer requests for rework and customer rejection of shipments have been historically low.

Revenues of Hemiwedge Valve Corp. are derived from an agreement to perform contractual research and development services. The revenue is recognized as the services are performed and related costs are incurred and recorded.

Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts represents our estimate of the amount of possible credit losses existing in our accounts receivable. We determine the allowance based on management’s estimate of likely losses based on a review of current open receivables and our historical write-off experience. We review the adequacy of our allowance for doubtful accounts quarterly. Significant individual accounts receivable balances and balances which have been outstanding greater than 90 days are reviewed individually for collectibility. Account balances, when determined to be uncollectible, are charged against the allowance.

Concentration of credit risk

At September 30, 2006, two customers accounted for 61% of our total accounts receivable. Because management believes that all such amounts are collectible due to the nature of the customers and our collection experience with the payers, we have not recorded an allowance for doubtful accounts for these receivables.

Inventory

Inventory is stated at the lower of cost (first-in, first-out for raw materials and specific job cost for work-in-process and finished goods) or market. Slow-moving inventories are periodically reviewed for impairment in value. Work-in-process and finished goods include labor, materials and production overhead.

Results of Operations

Basis of Presentation

The results of operations set forth below for the three and nine months ended September 30, 2006 and 2005 are those of the operations of Shumate Industries, Shumate Machine Works, and Hemiwedge Value Corporation on a consolidated basis.

The following table sets forth, for the periods indicated, certain selected financial data expressed as a percentage of net sales.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net revenues	100.0%	100.0%	100.0%	100.0%
Cost of revenues	(74.4)	(89.1)	(75.7)	(106.5)
Gross profit (loss)	25.6	10.9	24.3	(6.5)

Selling, general and administrative	(36.3)	(34.9)	(41.6)	(43.5)
Depreciation	(.5)	(.5)	(.7)	(.5)
Bad debt expense	-	(3.4)	.4	(1.8)
Research and development	(11.3)	(20.2)	(7.5)	(13.0)
Operating loss	(22.5)%	(48.1)%	(25.1)%	(65.3)%

Comparison of Three Months Ended September 30, 2006 and 2005

Net sales. Net sales increased by $874,180, or an increase of 66.8%, to $2,183,412 for the three months ended September 30, 2006, from $1,309,232 for the three months ended September 30, 2005.

On a segmental reporting basis, Shumate Machine Works sales increased by $674,180 to $1,983,412 for the three months ended September 30, 2006, compared to $1,309,232 for the three months ended September 30, 2005. Continued increases in commodity prices, particularly in the energy sector, and activity levels in the energy field services industry resulted in increased demand for the products we manufacture. As a result of this increased demand, the pricing for Shumate products and components has improved. Our customers and market trends such as current rig count and commodities futures prices indicate that this activity level in the energy field services industry will remain throughout 2006 and into fiscal year 2007.

Hemiwedge Valve Corp. recorded initial revenues of $200,000. These revenues reflect the initial milestone payment by At Balance Americas LLC under the development agreement between Hemiwedge and At Balance. Hemiwedge will receive additional revenues under this development agreement if further milestones are met. In addition, we anticipate that Hemiwedge Valve Corp. will begin receiving purchase orders for Hemiwedge(R) valves in the fourth quarter of 2006.

Cost of Sales. Consolidated cost of sales increased by $457,598 or 39.2%, to $1,624,767, for the three months ended September 30, 2006, from $1,167,169 for the three months ended September 30, 2005. As a percentage of net sales, cost of sales decreased to 74.4% of net sales for the three months ended September 30, 2006 versus 89.1% of sales for the three months ended September 30, 2005. Cost of sales for Shumate Machine Works increased by $281,577, while initial cost of sales for Hemiwedge Valve Corp. totaled $136,250. Cost of sales includes various allocated overhead items such as facility lease, utilities, and indirect labor costs with related payroll tax and employee benefits expense. The decrease in cost of sales as a percentage of net sales resulted primarily from better control of our direct labor costs and better pricing of our products. As a result, we generated a gross profit of $558,645 with a gross profit margin of 25.6%, for the third quarter of 2006. Our gross margins declined from the second quarter of 2006, as our cost of labor increased in the third quarter. Also, our mix of products manufactured in the third quarter had more turn-key jobs that are lower margins, whereas in the second quarter we had more labor-only jobs with customer-supplied materials, which carry higher profit margins. We are continuing to increase revenues and seeking to improve gross margins by generating more sales with higher pricing for Shumate products and components. We believe that continued increasing market improvement in the oil and gas field services markets resulting from higher commodity prices will continue to lead to better pricing and gross margins.

Selling, general, and administrative. Selling, general and administrative expenses increased by $334,197 to $792,045 for the three months ended September 30, 2006, from $457,848 for the three months ended September 30, 2005. As a percentage of net sales, selling, general and administrative expenses were 36.3% for the three months ended September 30, 2006, as compared to 34.9% for the comparable period in 2005. Our selling, general, and administrative expenses have increased primarily due to added wage expense and consulting fees relating to the commencement of operations and start up expenses in recently formed Hemiwedge Valve Corporation. In addition, we incurred approximately $133,120 in non-cash stock and option awards in the three months ended September 30, 2006.

Depreciation. Depreciation expense increased by $43,634 to $110,204 for the three months ended September 30, 2006 from $66,570 for the three months ended September 30, 2005, primarily due to new equipment purchases.

Bad debt expense. No bad debt expense was recognized for the three months ended September 30, 2006. During the three months ended September 30, 2005, bad debt expense of $42,479 was recorded.

Research and development. Research and development expense decreased by $16,518 to $247,796 for the three months ended September 30, 2006 from $264,314 for the three months ended September 30, 2005. Research and development expenses have decreased as non-research and development costs have increased in the pre-launch phase of the new Hemiwedge(R) valve technology. We anticipate that we will continue to incur research and development expenses as we continue the development of the Hemiwedge(R) valve technology and implement the initial launch of the product, currently scheduled for the fourth quarter of 2006. We expect that these expenses will include consulting fees, engineering fees, design fees and costs, development fees and costs, patent and other intellectual property filings, legal fees, prototyping costs, costs of new materials, and other research and development costs.

Operating loss. We incurred an operating loss of $492,218 for the three months ended September 30, 2006, a decrease of $137,519 as compared to an operating loss of $629,737 for the three months ended September 30, 2005.

On a segmental reporting basis, Shumate Machine Works recorded $290,431 in operating income for the three months ended September 30, 2006. This operating income results from increased revenues in Shumate Machine Works.

Hemiwedge Valve Corp. recorded an operating loss of $486,571 for the three months ended September 30, 2006. This operating loss was primarily due to the start-up nature of the Hemiwedge operations, including significant expenses in research and development.

In addition, we incurred general corporate overhead expenses of $296,078 for the three months ended September 30, 2006.

Operating income in Shumate Machine was offset by an increase in start-up expenditures in Hemiwedge Valve Corporation as well as our corporate overhead expenses. While we continue to narrow our operating loss in the third quarter of 2006, we have not reduced our fixed costs or our research and development costs significantly enough to bring them below the revenues we generated in the period. In the event that we successfully launch our Hemiwedge(R) products, we anticipate that revenues from the sales of our Hemiwedge(R) products will improve our results of operations.

Interest expense. Interest expense decreased by $169,678 to $171,495 for the three months ended September 30, 2006, from $341,173 for the three months ended September 30, 2005. Our interest expense decrease resulted primarily from the significant reduction of our outstanding debt and debt servicing requirements due to the restructuring of our company in October 2005.

Provision for income taxes. We generated a net loss of $663,713 for the three months ended September 30, 2006, compared to a net loss of $970,910 for the three months ended September 30, 2005. While we have generated net income in 2004, 2005, and during the first three quarters of 2006, we have made no provision for income taxes due to our tax loss carry-forward from previous years. Accordingly, we have made no provision for income taxes.

Comparison of Nine Months Ended September 30, 2006 and 2005

Net sales. Net sales increased by $2,229,425, or an increase of 66.2%, to $5,596,070 for the nine months ended September 30, 2006, from $3,366,645 for the nine months ended September 30, 2005.

On a segmental reporting basis, Shumate Machine Works sales increased by $2,029,425 to $5,396,070 for the nine months ended September 30, 2006, compared to $3,366,645 for the nine months ended September 30, 2005. Continued increases in commodity prices, particularly in the energy sector, and activity levels in the energy field services industry resulted in increased demand for the products we manufacture. As a result of this increased demand, the pricing for Shumate products and components has improved. Our customers and market trends such as current rig count and commodities futures prices indicate that this activity level in the energy field services industry will remain throughout 2006 and into the fiscal year 2007.

Hemiwedge Valve Corp. recorded initial revenues of $200,000. These revenues reflect the initial milestone payment by At Balance Americas LLC under the development agreement between Hemiwedge and At Balance. Hemiwedge will receive additional revenues under this development agreement if further milestones are met. In addition, we anticipate that Hemiwedge Valve Corp. will begin receiving purchase orders for Hemiwedge(R) valves in the fourth quarter of 2006.

Cost of Sales. Consolidated cost of sales increased by $651,013 or 18.2%, to $4,237,319, for the nine months ended September 30, 2006, from $3,586,306 for the nine months ended September 30, 2005. As a percentage of net sales, cost of sales decreased to 75.7% of net sales for the nine months ended September 30, 2006 versus 106.5% of sales for the nine months ended September 30, 2005. Cost of sales for Shumate Machine Works increased by $419,766, while initial cost of sales for Hemiwedge Valve Corp. totaled $136,250. Cost of sales includes various allocated overhead items such as facility lease, utilities, and indirect labor costs with related payroll tax and employee benefits expense. The decrease in cost of sales as a percentage of net sales resulted primarily from better control of our direct labor costs and better pricing of our products. As a result, we generated a gross profit of $1,358,751, with a gross profit margin of 24.3%, for the first nine months of 2006. We are continuing to increase revenues and seeking to improve gross margins by generating more sales with higher pricing for Shumate products and components. We believe that continued improvement in the oil and gas field services markets resulting from higher commodity prices will continue to lead to better pricing and gross margins.

Selling, general, and administrative. Selling, general and administrative expenses increased by $856,826 to $2,320,682 for the nine months ended September 30, 2006, from $1,463,856 for the nine months ended September 30, 2005. As a percentage of net sales, selling, general and administrative expenses were 41.5% for the nine months ended September 30, 2006, as compared to 43.5% for the comparable period in 2005. Our selling, general, and administrative expenses have increased primarily due to wage expense and consulting fees relating to the commencement of operations and start up expenses in recently formed Hemiwedge Valve Corporation. Other increases were related to administrative payroll, advertising, and property tax expenses. In addition, we incurred approximately $331,000 in non-cash stock and option awards in the nine months ended September 30, 2006.

Depreciation. Depreciation expense increased by $118,301 to $314,693 for the nine months ended September 30, 2006 from $196,392 for the nine months ended September 30, 2005, primarily due to new equipment purchases.

Bad debt expense. During the nine months ended September 30, 2006, we reduced our allowance for bad debts by $20,000, from $40,000. During the nine months ended September 30, 2005, we charged off accounts receivable in the amount of $59,499 to bad debt expense.

Research and development. Research and development expense decreased by $15,900 to $420,286 for the nine months ended September 30, 2006 from $436,186 for the nine months ended September 30, 2005. Research and development expenses have decreased as non-research and development costs have increased in the pre-launch phase of the new Hemiwedge(R) valve technology. We anticipate that we will continue to incur research and development expenses as we continue the development of the Hemiwedge(R) valve technology and implement the initial launch of the product, currently scheduled for the fourth quarter of 2006. We expect that these expenses will include consulting fees, engineering fees, design fees and costs, development fees and costs, patent and other intellectual property filings, legal fees, prototyping costs, costs of new materials, and other research and development costs.

Operating loss. We incurred an operating loss of $1,404,171 for the nine months ended September 30, 2006, a decrease of $793,681 as compared to an operating loss of $2,197,852 for the nine months ended September 30, 2005.

On a segmental reporting basis, Shumate Machine Works recorded $597,352 in operating income for the nine months ended September 30, 2006. This operating income results from increased revenues in Shumate Machine Works.

Hemiwedge Valve Corp. recorded an operating loss of $1,157,921 for the nine months ended September 30, 2006. This operating loss was primarily due to the start-up nature of the Hemiwedge operations, including significant expenses in research and development.

In addition, we incurred general corporate overhead expenses of $843,602 for the nine months ended September 30, 2006.

Operating income in Shumate Machine was offset by an increase in start-up expenditures in Hemiwedge Valve Corporation as well as our corporate overhead expenses. While we continue to narrow our operating loss in the first three quarters of 2006, we have not reduced our fixed costs or our research and development costs significantly enough to bring them below the revenues we generated in the period. In the event that we successfully launch our Hemiwedge(R) products, we anticipate that revenues from the sales of our Hemiwedge(R) products will improve our results of operations.

Debt forgiveness income. We recognized $2,000,000 in debt forgiveness income during the nine months ended September 30, 2006 as a result of the amendment of our loan agreement with Stillwater National Bank.

Interest expense. Interest expense decreased by $353,171 to $589,760 for the nine months ended September 30, 2006, from $942,931 for the nine months ended September 30, 2005. Our interest expense decrease resulted primarily from the significant reduction of our outstanding debt and debt servicing requirements due to the restructuring of our company in October 2005.

Provision for income taxes. We generated net income of $6,069 for the nine months ended September 30, 2006, compared to a net loss of $3,140,783 for the nine months ended September 30, 2005. While we have generated net income in 2004, 2005 and during the first three quarters of 2006, we have made no provision for income taxes due to our tax loss carry-forward from previous years. Accordingly, we have made no provision for income taxes.

Liquidity and Capital Resources

We have financed our operations, acquisitions, debt service, and capital requirements through cash flows generated from operations, debt financing, capital leases, and issuance of equity securities. We had a working capital deficit at September 30, 2006 of $1,357,217. We had cash of $79,500 as of September 30, 2006, compared to having cash of $168,376 at September 30, 2005.

We used $909,986 of net cash in operating activities for the nine months ended September 30, 2006, compared to using $2,391,218 in the nine months ended September 30, 2005. Cash used in operating activities is primarily due to an increase in inventory and a non-cash recognition for debt forgiveness income. This was offset by non-cash charges for amortization and depreciation, issuances of stock, stock options and warrants, increases in accounts payable and accrued expenses, and decreases in accounts receivable.

Net cash flows used in investing activities was $766,205 for the nine months ended September 30, 2006, compared to $210,109 in the nine months ended September 30, 2005. Cash of $805,170 was used for the purchase of property and equipment and $36,035 was used for patent investments. Proceeds from the sale of fixed assets totaled $75,000.

Net cash flows provided by financing activities were $1,541,473 for the nine months ended September 30, 2006, compared to net cash provided by financing activities of $2,591,881 in the nine months ended September 30, 2005. Cash provided by financing activities is due to net proceeds from sales of common stock of $1,724,183 and net increase in draws on bank credit line of $56,120, offset by payments on notes payable of $238,830.

Bank Credit Facility

The primary source of our financing has been our credit facility with Stillwater National Bank. As set forth above under the heading “Reorganization,” our credit facility with Stillwater National Bank was restructured on October 19, 2005.

Additionally, on March 31, 2006, Shumate entered into a First Amendment to Loan Agreement and Guarantor’s Consent with Stillwater National Bank (“Stillwater”) pursuant to which Stillwater agreed to forgive $2,000,000 of indebtedness under an amended and restated term promissory note that we had previous delivered to Stillwater in connection with our October 19, 2005 reorganization. In connection with this first amendment, we executed and delivered a new amended and restated term promissory note in the principal amount of $3,633,053.

The new amended and restated note requires one interest only payment on March 31, 2006, and thereafter requires us to make 24 equal monthly payments in an amount sufficient to fully amortize principal and interest on the amended and restated note over 84 months. The note is due and payable on April 19, 2008, at which time we will be required to make a balloon payment of the entire outstanding principal balance and all accrued interest. The note bears interest at a rate equal to the prime rate plus two percent, and it is secured by a first priority security interest in all of our existing and future assets.

On April 13, 2006, we entered into a letter agreement with Stillwater National Bank (“Stillwater”), pursuant to which Stillwater agreed to accept $500,000 from us in full satisfaction of a secured convertible promissory note in the principal amount of $2,500,000 that we had previously issued to Stillwater in connection with our October 19, 2005 reorganization. Stillwater’s agreement to accept this reduced amount was subject to the following conditions: (i) the $500,000 payment must come from new equity funds and cannot be borrowed or in any way become our obligation or an obligation of our related concerns, (ii) Stillwater will not assign the rights in the note to another party and the terms of the new equity investment must contain no terms which allow the investor(s) of the new equity funds to gain any special benefit resulting from the spread between the $500,000 and the face amount of the note, (iii) the new equity funds must be raised upon terms to the investor(s) no better than those recently approved by Stillwater for dilution of its equity interest, (iv) a breach of (i)-(iii) above will constitute a breach of the reorganization agreement dated October 19, 2005 between us, Stillwater, and other parties, and (v) payment of the full $500,000 must be made on or before September 1, 2006. On August 9, 2006, the letter agreement was amended to increase the payment by $25,000 to $525,000 if payment is made between September 2, 2006 and December 1, 2006 and by $50,000 to $550,000 if payment is made between December 2, 2006 and March 1, 2007. All other conditions as set forth above remained the same. On December 1, 2006 we repaid the secured convertible promissory note in full.

Capital Requirements

As discussed in our 2005 Annual Report on Form 10-KSB/A, we have restructured our outstanding indebtedness with Stillwater National Bank and our unsecured creditors. In addition, we have seen an increase in pricing for our oil and gas drilling products and components, which allowed us to generate a gross profit in the third and fourth quarters of 2005 and in the first three quarters of 2006, as discussed herein. Even with these improvements in our capital structure and results of operations, we are still operating on a net loss basis, and we will need to continue to service our debt obligations from our continuing operations.

We had a working capital deficit of $1,357,217 as of September 30, 2006, which takes into account a private placement of our common stock completed in February 2006 resulting in net proceeds to us of approximately $1,724,183 and a private placement of our common stock and warrants completed in December 2006 resulting in net proceeds to us of approximately $3,350,000.

In addition, we have a $1,000,000 secured revolving line of credit facility, subject to qualifying accounts receivable and inventory, with Stillwater National Bank. The outstanding balance on this line of credit was approximately $893,735 at September 30, 2006, and at the time, $963,442 was the maximum allowed due to the amount of the qualifying accounts receivable and inventory, also referred to as our borrowing base. The outstanding balance on the line of credit and the borrowing base fluctuate based on our available working capital, our qualifying accounts receivable and inventory, and at various points in time we may have the ability to borrow additional funds on this line of credit.

As of the date hereof, we believe that we will be able to fund our operations, working capital requirements, and debt service requirements through the remainder of the fiscal year 2007 through existing working capital and cash flows generated from operations, although our working capital position may fluctuate depending on the timing of our receipt of milestone payments under the At Balance development agreement. It is possible that we may not achieve any further milestones set forth in the development agreement, in which case our working capital will be materially compromised.

In addition, we have completed the development of the Hemiwedge(R) Cartridge valve technology and have commenced the commercialization of the Hemiwedge(R) Cartridge valve. We believe that we will be able to fund the initial launch of the Hemiwedge(R) valve products through existing working capital and cash flows generated from operations. However, if we increase our planned rate of product growth, we could need to obtain additional financing. In addition, we have initiated a formal search program for other technology-oriented products or companies, targeting complementary market segments. We may need to obtain additional financing if we are successful in making an acquisition.

In the event we seek to conduct full implementation of the product line, or in the event we seek to acquire another technology-oriented company or other new product line, or in the event that our cash flows from operations are insufficient to fund our operations, working capital requirements, and debt service requirements, we would need to finance our operations through additional bank borrowings under our Stillwater line of credit or other capital financings. Our collateral may not be sufficient to borrow additional amounts under the Stillwater line of credit at such time, and, in such circumstances, we would need to seek additional debt or equity financing, in the form of a private placement or a public offering, a strategic alliance, or a joint venture. Such additional financing, alliances, or joint venture opportunities might not be available to us, when and if needed, on acceptable terms or at all. If we are unable to obtain additional financing in sufficient amounts or on acceptable terms under such circumstances, our operating results and prospects could be adversely affected. In addition, any debt financings or significant capital expenditures require the written consent of our lender, Stillwater National Bank.

We may continue to incur operating losses if the energy field services market deteriorates or softens. Such losses could require us to renegotiate our affirmative covenants with our lender, including the liquidity ratio and debt service ratios. Our ability to comply with these covenants in the future will depend on whether we can obtain additional capital financing or increase our cash flows from operations.

In addition to the 2005 recapitalization and equity financings, we anticipate that, due in part to increasing energy prices, demand for our energy related field service products will continue to increase in the coming fiscal year. The fiscal 2005 reorganization, debt restructuring, equity financing, operating expense reductions, and our intent to capitalize on anticipated increase in demand are the steps that we have been taking to try to return to profitability.  However, it is possible that none of these steps will be completed and that we may never return to profitability.

We intend to retain any future earnings to retire debt, finance the expansion of our business and any necessary capital expenditures, and for general corporate purposes. All our bank debt contains restrictions as to the payment of dividends.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet transactions such as guarantees, commitments, lease and debt agreements or other agreements that could trigger an adverse change in our credit rating, earnings, cash flows or stock price, including requirements to perform under standby agreements.

DESCRIPTION OF PROPERTY

Our subsidiary, Shumate Machine Works, leases approximately 85,000 square feet of manufacturing space in Conroe, Texas.

Approximately 25,000 square feet is used by Shumate Machine Works for its operations. On April 1, 2006, Shumate Machine Works and the lessor terminated the existing lease for these premises and entered into a new lease. The lease term ends on March 31, 2011. The base rent is $18,600 per month, representing a reduction of rent of $4,000 per month. The new lease grants to Shumate Machine Works an option to purchase the premises at the end of the lease term for an agreed-upon purchase price or current appraised price. If it exercises this option, Shumate Machine Works is entitled to a credit in an amount equal to 5% of all lease payments paid during the term.

In December 2005, Shumate Machine Works entered into a lease agreement for a manufacturing facility of approximately 60,000 square feet to be used by Hemiwedge Valve Corporation. The term of the lease is three years and the rent is approximately $14,000 per month. The lease agreement grants to Shumate Machine Works an option to purchase the premises covered under the lease for a purchase price of $1,825,000. Shumate Machine Works will be entitled to a credit against the purchase price in an amount equal to the amount necessary to amortize the purchase price at 7% over a period of 240 months. The option to purchase expires on September 1, 2009. Along with the option to purchase, the lessor granted to Shumate Machine Works a right of first refusal with respect to the premises. Shumate Machine Works has sublet a portion of the premises. The sublease agreement has a term of three months, with automatic extensions for the following 33 months, at a rate of approximately $4,000 per month.

The existing facilities are adequate for our current operations. We anticipate that additional facilities may be leased or purchased as needed and that facilities that are adequate for our needs are readily available.

MARKET FOR COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

Our common stock has traded on the OTC Bulletin Board under the symbol “SHMT” since October 20, 2005. Before that date, our common stock traded on the OTC Bulletin Board under the symbol “EXCB” since June 10, 2002. Before that date, our common stock traded on the OTC Bulletin Board under the symbol “GRMA,” and before that, it traded on the OTC Bulletin Board under the symbol “GRMG.” The following table shows the high and low bid prices for our common stock for each quarter since January 1, 2004 as reported by the OTC Bulletin Board. All share prices have been adjusted to provide for the one-for-seven reverse split which was effected on October 19, 2005.

We consider our common stock to be “thinly traded” and any reported sale prices may not be a true market-based valuation of our stock. Some of the bid quotations from the OTC Bulletin Board set forth below may reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

2004 (OTC Bulletin Board)	High Bid	Low Bid
First quarter	$0.53	$0.18
Second quarter	0.42	0.14
Third quarter	0.28	0.18
Fourth quarter	1.33	0.21

2005 (OTC Bulletin Board)	High Bid	Low Bid
First quarter	$0.49	$0.21
Second quarter	0.53	0.21
Third quarter	0.53	0.42
Fourth quarter	0.90	0.40

2006 (OTC Bulletin Board)	High Bid	Low Bid
First quarter	$1.30	$0.65
Second quarter	1.60	0.71
Third quarter	1.65	1.00
Fourth quarter	1.53	0.90

As of December 26, 2006, there were approximately 375 record holders of our common stock. This does not include an indeterminate number of shareholders whose shares are held by brokers in street name

We have not paid cash dividends since our inception and we do not contemplate paying dividends in the foreseeable future. Furthermore, the terms of our line of credit and term loan with Stillwater National Bank prohibit us from declaring or paying dividends or purchasing or redeeming any of our capital stock without the approval of Stillwater National Bank. We anticipate that earnings, if any, will be retained to retire debt and for the operation of our business.

Shares eligible for future sale could depress the price of our common stock and lower the value of your investment. Sales of substantial amounts of our common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for shares of our common stock.

EXECUTIVE COMPENSATION

The following table and discussion sets forth information with respect to all compensation awarded to, earned by or paid to our Chief Executive Officer and to any executive officer whose annual salary and bonus exceeded $100,000 during our last three completed fiscal years (collectively referred to in this discussion as the “named executive officers”).

	Annual Compensation				Long-Term Compensation
						Common Shares	All
					Restricted	Underlying	Other
				Other Annual	Stock	Options Granted	Compen
Name and Position	Year	Salary	Bonus	Compensation	Awards ($)(2)	(# Shares)	-sation
Larry C. Shumate	2005	$185,769	-0-	-0-	$315,000	-0-	-0-
Chairman, President and	2004	$155,770	-0-	$2,800(1)	-0-	-0-	-0-
Chief Executive Officer	2003	$162,000	-0-		-0-	-0-	-0-

Matthew C. Flemming	2005	$163,077	-0-	-0-	$210,000	-0-	-0-
Executive Vice President,	2004	$105,011	-0-	$4,000(1)	-0-	-0-	-0-
Chief Financial Officer, Secretary and Treasurer	2003	$227,500(3)	-0-	-0-	-0-	-0-	-0-

Russell T. Clark	2005	$151,154	-0-	-0-	$262,500	-0-	-0-
Vice President and	2004	$129,230	-0-	$4,000(1)	-0-	-0-	-0-
Chief Operating Officer	2003	$141,230	-0-	-0-	-0-	-0-	-0-

(1)	Includes various expenses we paid on behalf of the listed officer that have been classified as miscellaneous compensation income.

(2)
Includes restricted stock awards issued to each executive officer under our 2005 Stock Incentive Plan. The value of the restricted stock awards set forth herein is calculated by multiplying the number of shares issued under the restricted stock award by the quoted market price of our common stock on the date of grant, in accordance with SEC regulations.

(3)
Of this amount, only $35,000 was paid to Mr. Flemming. The remaining $192,500 was accrued salary. The obligation for payment of this amount was discharged in the Excalibur Holdings, Inc. bankruptcy proceeding.

Option Grants and Exercises

There were no option grants or exercises by any of our executive officers during the fiscal year ended December 31, 2005.

Employment Agreements

We do not have employment agreements with any of our executive officers.

Compensation of Directors

We do not have a plan pursuant to which members of our Board of Directors are compensated and members of the Board of Directors do not receive cash compensation for their services as Board members. Our directors receive reimbursement for reasonable out-of-pocket expenses in attending meetings of the Board of Directors. From time to time we may engage certain members of the Board of Directors to perform services on our behalf. In such cases, we compensate the members for their services at rates no more favorable than could be obtained from unaffiliated parties. As an inducement to join our Board of Directors we granted the following options to our directors. On March 21, 2006 we granted an option to purchase 50,000 shares of our common stock to each of Messrs. Erikson and Womack at an exercise price of $1.00 per share, the fair market value on the date of grant. Each option has a term of five years. On September 12, 2006, we granted an option to purchase 50,000 shares of our common stock to Mr. Chickering at an exercise price of $1.21 per share, the fair market value on the date of grant, with a five year term. On January 5, 2007, we granted an option to purchase 75,000 shares of our common stock to Mr. Jungers at an exercise price of $1.75 per share, the fair market value on the date of grant, with a five year term.

WHERE YOU CAN FIND FURTHER INFORMATION ABOUT US

We filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the shares being offered in this offering. This prospectus does not contain all of the information set forth in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the Commission. The omitted information may be inspected and copied, at prescribed rates, at the public reference facilities maintained by the Commission at Judiciary Plaza, 100 F Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete, and in each instance where reference is made to the copy of the document filed as an exhibit to the registration statement, each such statement is qualified in all respects by such reference. For further information with respect to our company and the securities being offered in this offering, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

EXPERTS

Malone & Bailey, PC audited our financial statements at December 31, 2005 and December 31, 2004, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statements in reliance on the report of Malone & Bailey, PC, given on their authority as experts in accounting and auditing.

Richardson & Patel LLP, located at 10900 Wilshire Boulevard, Suite 500, Los Angeles, California 90024, has given us an opinion relating to the due issuance of the common stock being registered. Mr. Jody R. Samuels, a principal of Richardson & Patel LLP, is the owner of 37,500 shares of our common stock.

TRANSFER AGENT

Our transfer agent and registrar is American Registrar and Transfer Company located at 342 East 900 South, Salt Lake City, Utah 84111.

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SHUMATE INDUSTRIES ,INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$79,500	$214,218
Accounts receivable, net of allowance for doubtful accounts
of $40,000 and $60,000	817,030	959,916
Inventory	925,256	237,173
Prepaid expenses and other current assets	82,514	87,920
Total current assets	1,904,300	1,499,227

Fixed assets , net of accumulated depreciation of $1,789,507 and $1,455,868	2,324,545	1,853,013
Patents , net of accumulated amortization of $21,779 and $0	297,272	283,017
Deposits	55,340	30,340
Total assets	$4,581,457	$3,665,597

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities :
Accounts payable	$1,203,033	$463,141
Accrued expenses	553,230	408,796
Current portion of notes payable - other	88,929	48,504
Current portion of capital lease obligation	29,075	-
Current portion of term note payable - Stillwater National Bank	493,515	235,891
Line of credit - Stillwater National Bank	893,735	837,615
Total current liabilities	3,261,517	1,993,947

Long term liabilities :
Notes payable - other	13,164	51,496
Long term portion of capital lease obligation	60,970	-
Term note payable - Stillwater National Bank	2,961,092	5,397,162
Convertible note payable - Stillwater National Bank	2,500,000	2,500,000
Total long term liabilities	5,535,226	7,948,658

Total liabilities	8,796,743	9,942,605

Commitments and contingencies	-	-

Stockholders' deficit:
Preferred stock, $.001 par value, 10,000,000 shares authorized,
no shares issued or outstanding	-	-
Common stock, $.001 par value, 50,000,000 shares authorized,
15,534,727 and 12,116,394 shares issued and outstanding	15,535	12,116
Additional paid-in-capital	14,390,376	12,278,742
Deferred compensation	(59,400)	-
Accumulated deficit	(18,561,797)	(18,567,866)
Total stockholders' deficit	(4,215,286)	(6,277,008)
Total liabilities and stockholders ' deficit	$4,581,457	$3,665,597

SHUMATE INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2006	2005	2006	2005

REVENUES	$2,183,412	$1,309,232	$5,596,070	$3,366,645

COST OF REVENUES
Cost of revenues	1,525,585	1,107,758	3,964,580	3,408,564
Depreciation expense	99,182	59,411	272,739	177,742

Total cost of revenues	1,624,767	1,167,169	4,237,319	3,586,306

GROSS INCOME (LOSS)	558,645	142,063	1,358,751	(219,661)

OPERATING EXPENSES:
Selling, general and administrative	792,045	457,848	2,320,682	1,463,856
Depreciation expense	11,022	7,159	41,954	18,650
Bad debt expense (recovery)	-	42,479	(20,000)	59,499
Research and development	247,796	264,314	420,286	436,186

Total operating expenses	1,050,863	771,800	2,762,922	1,978,191

LOSS FROM OPERATIONS	(492,218)	(629,737)	(1,404,171)	(2,197,852)

OTHER INCOME (EXPENSE)
Debt forgiveness income	-	-	2,000,000	-
Interest expense	(171,495)	(341,173)	(589,760)	(942,931)

NET INCOME (LOSS)	$(663,713)	$(970,910)	$6,069	$(3,140,783)

Basic net income (loss) per share	$(0.04)	$(0.14)	$0.00	$(0.67)
Diluted net income (loss) per share	(0.04)	(0.14)	0.00	(0.67)

Weighted average shares outstanding-Basic	15,503,749	6,718,747	14,835,099	4,654,775
Weighted average shares outstanding-Dilute	15,503,749	6,718,747	15,454,837	4,654,775

SHUMATE INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOW
For the Nine Months Ended September 30, 2006 and 2005
(Unaudited)

	2006	2005

CASH FLOW S FROM OPERATING ACTIVITIES:
Net income (loss)	$6,069	$(3,140,783)
Adjustments to reconcile net income (loss) to net
cash used in operating activities:
Debt forgiveness income	(2,000,000)	-
Depreciation expense	314,693	196,392
Bad debt expense (recovery)	(20,000)	59,499
Non-cash issuances of stock as compensation	40,100	29,999
Non-cash issuances of stock options and warrants	291,369	-
Changes in:
Accounts receivable	162,886	(420,385)
Inventory	(647,358)	(5,696)
Other assets	57,928	(11,502)
Accounts payable	739,893	114,768
Accrued expenses	144,434	786,490
Net cash used in operating activities	(909,986)	(2,391,218)

CASH FLOW S FROM INVESTING ACTIVITIES:
Purchase of fixed assets	(805,170)	(185,442)
Proceeds from sale of fixed asset	75,000	-
Purchase of patents	(36,035)	(24,667)
Net cash used in investing activities	(766,205)	(210,109)

CASH FLOW S FROM FINANCING ACTIVITIES:
Net change from bank overdraft	-	1,597,121
Net change from bank credit line	56,120	22,392
Proceeds from bank term loan	-	1,100,000
Payments on notes payable	(238,830)	(127,632)
Proceeds from sales of common stock, net of offering cost	1,724,183	-
Net cash provided by financing activities	1,541,473	2,591,881

NET DECREASE IN CASH AND CASH
EQUIVALENTS	(134,718)	(9,446)

CASH AND CASH EQUIVALENTS, beginning of period	214,218	177,822

CASH AND CASH EQUIVALENTS, end of period	$79,500	$168,376

Supplemental disclosures:
Cash paid for income taxes	$-	$-
Cash paid for interest	399,054	-

SHUMATE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 - BASIS OF PRESENTATION AND NEW ACCOUNTING POLICIES

The accompanying unaudited interim financial statements of Shumate Industries, Inc. have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with the audited consolidated financial statements and notes thereto contained in Shumate’s Annual Report filed with the SEC on Form 10-KSB/A. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the consolidated financial statements which would substantially duplicate the disclosure contained in the audited consolidated financial statements for 2005 as reported in the 10-KSB/A have been omitted.

Revenues of Hemiwedge Valve Corp. are derived from an agreement to perform contractual research and development services. The revenue is recognized as the services are performed and related costs are incurred and recorded.

NOTE 2 - SEGMENT INFORMATION

Shumate’s reportable segments consist of its contract machining and manufacturing entity, Shumate Machine Works, and its valve product technology entity, Hemiwedge Valve Corporation, which did not commence operations until the fourth quarter of 2005.

Segment financial information is summarized as follows:

	Shumate	Hemiwedge	Corporate
Three months ended 9/30/2006	Machine Works	Valve Corp.	Allocation	Total
Revenues	$1,983,412	$200,000	$-	$2,183,412
Cost of revenues	1,389,335	136,250	-	1,525,585
Gross income	494,895	63,750	-	558,645
Interest expense	93,448	1,081	76,966	171,495
Depreciation and amortization	95,033	15,171	-	110,204
Net income (loss)	196,983	(487,652)	(373,044)	(663,713)
Total assets	3,347,758	1,159,575	74,124	4,581,457
Expenditures for long-lived assets	1,505	62,664	-	64,169

	Shumate	Hemiwedge	Corporate
Three months ended 9/30/2005	Machine Works	Valve Corp.	Allocation	Total
Revenues	$1,309,232	$-	$-	$1,309,232
Cost of revenues	1,107,758	-	-	1,107,758
Gross income	142,063	-	-	142,063
Interest expense	163,810	-	177,363	341,173
Depreciation and amortization	66,570	-	-	66,570
Net loss	(793,547)	-	(177,363)	(970,910)
Total assets	3,210,054	-	-	3,210,054
Expenditures for long-lived assets	112,548	-	-	112,548

	Shumate	Hemiwedge	Corporate
Nine months ended 9/30/2006	Machine Works	Valve Corp.	Allocation	Total
Revenues	$5,396,070	$200,000	$-	$5,596,070
Cost of revenues	3,828,330	136,250	-	3,964,580
Gross income	1,295,001	63,750	-	1,358,751
Interest expense	389,106	3,784	196,870	589,760
Depreciation and amortization	273,329	41,364	-	314,693
Debt forgiveness income	2,000,000	-	-	2,000,000
Net income (loss)	2,078,456	(1,090,992)	(981,395)	6,069
Total assets	3,347,758	1,159,575	74,124	4,581,457
Expenditures for long-lived assets	255,019	586,186	-	841,205

	Shumate	Hemiwedge	Corporate
Nine months ended 9/30/2005	Machine Works	Valve Corp.	Allocation	Total
Revenues	$3,366,645	$-	$-	$3,366,645
Cost of revenues	3,408,564	-	-	3,408,564
Gross loss	(219,661)	-	-	(219,661)
Interest expense	431,880	-	511,051	942,931
Depreciation and amortization	196,392	-	-	196,392
Net loss	(2,629,732)	-	(511,051)	(3,140,783)
Total assets	3,210,054	-	-	3,210,054
Expenditures for long-lived assets	210,109	-	-	210,109

Within Corporate Allocation for the periods ended September 30, 2006, Shumate recognized approximately $331,000 in non-cash expense from stock option expense associated with FASB 123R. Other expenses included costs related to being a publicly reporting company including audit fees, legal expense, investor relations expense, and a portion of officer salaries.

NOTE 3 - COMMON STOCK

On February 22, 2006, Shumate sold 3,333,333 shares of its common stock to several investors in a private offering for $0.60 per share. The placement agent received $160,000 in commissions and 250,000 warrants to purchase shares of common stock at an exercise price of $0.63 per share. The net proceeds of this offering to Shumate after the payment of commissions, fees, and other expenses totaling $115,817 of the offering were approximately $1,724,183.

Shumate evaluated the freestanding warrants to determine if they were within the scope of SFAS 133 and EITF 00-19. Part of this evaluation considered the ‘Liquidated Damages’ provision in the ‘Registration Rights Agreement’ that covers both the warrants and the common stock. Shumate concluded the freestanding warrants should not be classified as a liability and therefore are not subject to SFAS 133.

Subject to certain conditions, Shumate has granted these February investors a right of first refusal, for a period of one year from June 30, 2006 to participate in any subsequent financing that Shumate conducts.

In May and August 2006, Shumate issued 5,000 shares of its common stock to a consultant for marketing services, 5,000 shares to an employee and another 5,000 shares to an officer of a subsidiary. These shares were valued at their combined fair value of $15,500, and stock-based compensation expense was recorded as a result of this grant.

On August 8, 2006, Shumate issued 5,000 shares of its common stock to an employee as part of the employment agreement. These shares were valued at their fair value of $6,000, and stock-based compensation expense was recorded as a result of this grant.

On August 8, 2006, Shumate issued 70,000 shares of its common stock to a consultant for investor relations services. These shares were valued at their fair value of $84,000. Under the terms of the consulting agreement, 4,000 shares are guaranteed while 66,000 shares are earned pro-rata over a twelve-month period commencing July 2006. Accordingly, $24,600 was recorded as consulting expense for the quarter ended September 30, 2006 and $59,400 was recorded as deferred compensation expense to be amortized monthly through June 2007.

NOTE 4 - ISSUANCE OF STOCK OPTIONS AND WARRANTS

Effective January 1, 2006, Shumate began recording compensation expense associated with stock options and other forms of equity compensation in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share-Based Payment, as interpreted by SEC Staff Accounting Bulletin No. 107. Prior to January 1, 2006, Shumate had accounted for stock options according to the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, and therefore no related compensation expense was recorded for awards granted with no intrinsic value. Shumate adopted the modified prospective transition method provided for under SFAS No. 123R, and, consequently, have not retroactively adjusted results from prior periods.

There were no options issued to employees during the nine months ending September 30, 2005.

During the 9 months ended September 30, 2006, Shumate granted 1,007,000 share options at exercise prices ranging from $.63 to $1.50 per share for services rendered and financing costs and valued at the options fair value totaling $1,073,250. Of this amount, $291,369 was recorded as compensation expense, $286,234 was recorded as a cost of fundraising by reduction of stockholders’ equity, and $495,647 was deferred to recognize over the future periods in which the options vest and the services are being performed.

Variables used in the Black-Scholes option-pricing model include (1) 4.78-4.99 % risk-free interest rate, (2) option life is the expected remaining life of the options as of each year end, (3) expected volatility is 198%, and (4) zero expected dividends.

NOTE 5 - CAPITAL LEASE

In June 2006, Shumate entered into a financing agreement with an independent third party to sell and leaseback certain machinery and equipment, which is accounted for as a capital lease. This lease agreement contains a residual value guarantee at the end of the lease term. The cost of equipment under the capital lease is included in the balance sheet as fixed assets of $100,000 at September 30, 2006. Amortization of assets under capital leases will be included in depreciation expense.

NOTE 6 - FACILITY LEASE

On April 1, 2006, Shumate Machine Works, a wholly owned subsidiary of Shumate, entered into a new lease agreement for the lease of its approximately 25,000 square foot manufacturing facility located in Conroe, Texas, and terminated the old lease agreement for this facility. The new lease agreement is a five-year lease, commencing April 1, 2006, with a base monthly rent of $18,600 per month, representing a reduction of $4,000 in monthly rent expense from the prior lease. The new lease expires March 31, 2011.

The new lease agreement grants Shumate Machine an option to purchase the premises covered under the lease at the end of the lease term for an agreeable purchase price or current appraised price, against which amount Shumate Machine shall be entitled to a credit against the purchase price an amount equal to five percent (5%) of all lease payments paid since inception of the lease.

NOTE 7 - LETTER AGREEMENT WITH STILLWATER NATIONAL BANK

On April 13, 2006, Stillwater National Bank offered to accept $500,000 in full payment of a secured convertible promissory note for $2,500,000 including accrued interest that totaled $229,219 as of September 30, 2006. Stillwater’s offer was subject to the following conditions: (i) the $500,000 payment must come from new equity funds and cannot be borrowed, (ii) the new equity funds must be raised upon terms to the investors no better than those recently approved by Stillwater for dilution of its equity interest, and (iii) the $500,000 must be received by September 1, 2006. On August 9, 2006, the letter agreement was amended to increase the payment by $25,000 to $525,000 if payment is made between September 2, 2006 and December 1, 2006 and by $50,000 to $550,000 if payment is made between December 2, 2006 and March 1, 2007. All other conditions as set forth above remain the same.

NOTE 8 - SUBSEQUENT EVENTS

On October 19, 2006, Shumate’s secured revolving line of credit note with Stillwater National Bank terminated. Stillwater has provided a 90-day extension on the line of credit note and advised Shumate that it intends to renew the line of credit note for an additional year.

Between October 30, 2006 and November 3, 2006, Shumate sold 953,228 shares of its common stock to several investors in a private offering for $1.10 per share. Shumate is also obligated to issue to the investors 238,308 Class A Warrants, each exercisable at $1.50 per share, and 238,308 Class B Warrants, each exercisable at $1.75 per share. The placement agent received $73,399 in commissions, $31,457 as a non-accountable expense allowance, $10,486 as a management fee, and 95,324 warrants to purchase shares of common stock at an exercise price of $1.50 per share. The net proceeds of this offering to Shumate after the payment of commissions, fees and other expenses of the offering were approximately $910,710.

Shumate is evaluating the freestanding warrants to determine if they are within the scope of SFAS 133 and EITF 00-19. Part of this evaluation will consider any “liquidated damages” provisions in the transaction documents.

Subject to certain conditions, Shumate has granted these October investors a right of first refusal, for a period of one year from the effective date of a registration statement filed in connection with this transaction, to participate in any subsequent financing that Shumate conducts.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Shumate Industries, Inc.
(formerly Excalibur Industries, Inc.)
Conroe, Texas

We have audited the accompanying consolidated balance sheet of Shumate Industries, Inc. (“Shumate”) as of December 31, 2005 and the related consolidated statements of income, changes in stockholders’ deficit and cash flows for the each of the two years then ended. These consolidated financial statements are the responsibility of Shumate’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Shumate as of December 31, 2005 and the results of its operations and cash flows for the two years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that Shumate will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, Shumate suffered recurring losses from operations and has a working capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Malone & Bailey, PC

MALONE & BAILEY, PC
www.malone-bailey.com
Houston, Texas

February 15, 2006

SHUMATE INDUSTRIES, INC.
(FORMERLY EXCALIBUR INDUSTRIES, INC.)
CONSOLIDATED BALANCE SHEET
December 31, 2005

ASSETS

Current assets:
Cash and cash equivalents	$214,218
Accounts receivable, net of allowance for doubtful accounts of $60,000	959,916
Inventory	237,173
Prepaid expense and other current assets	87,920
Total current assets	1,499,227

Fixed assets, net of accumulated depreciation of $1,455,868	1,853,013
Patents	283,017
Deposits	30,340
Total assets	$3,665,597

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$463,141
Accrued expenses	408,796
Current portion of note payable - other	48,504
Current portion of term note payable - Stillwater National Bank	235,891
Line of credit - Stillwater National Bank	837,615
Total current liabilities	1,993,947

Long term liabilities:
Note payable - other	51,496
Term note payable - Stillwater National Bank	5,397,162
Convertible note payable - Stillwater National Bank	2,500,000
Total long term liabilities	7,948,658
Total liabilities	9,942,605

Commitments and contingencies	-

Stockholders' deficit:
Preferred stock, $.001 par value, 10,000,000 shares authorized,
no shares issued or outstanding	-
Common stock, $.001 par value, 50,000,000 shares authorized,
12,116,394 shares issued and outstanding	12,116
Additional paid-in-capital	12,278,742
Accumulated deficit	(18,567,866)

Total stockholders' deficit	(6,277,008)

Total liabilities and stockholders' deficit	$3,665,597

See accompanying summary of accounting policies
and notes to consolidated financial statements.

SHUMATE INDUSTRIES, INC.
(FORMERLY EXCALIBUR INDUSTRIES, INC.)
CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31, 2005 and 2004

	2005	2004

REVENUES	$4,964,544	$3,416,712

COST OF SALES
Cost of sales	4,620,368	4,507,916
Depreciation expense	299,290	388,295

Total cost of sales	4,919,658	4,896,211

GROSS INCOME (LOSS)	44,886	(1,479,499)

OPERATING EXPENSES:
Selling, general and administrative	2,473,868	1,563,450
Depreciation expense	27,260	25,131
Bad debt expense	58,088	-
Research and development	503,263	-

Total operating expenses	3,062,479	1,588,581

LOSS FROM OPERATIONS	(3,017,593)	(3,068,080)

OTHER INCOME (EXPENSE)
Debt forgiveness income	4,427,157	-
Interest expense	(1,168,375)	(966,788)
Restructuring cost	(100,000)	-

NET INCOME (LOSS) FROM CONTINUING OPERATIONS	141,189	(4,034,868)

DISCONTINUED OPERATIONS
Debt forgiveness income	1,837,295	5,218,883

NET INCOME	$1,978,484	$1,184,015

Basic net income per share	$0.33	$0.49
Diluted net income per share	0.31	0.49

Basic net income (loss) per share resulting from continuing operations	$0.02	$(1.66)
Diluted net income (loss) per share resulting from continuing operations	0.02	(1.66)

Basic net income per share resulting from discontinued operations	$0.31	$2.15
Diluted net income per share resulting from discontinued operations	0.30	2.15

Weighted average shares outstanding	5,956,531	2,432,817

See accompanying summary of accounting policies
and notes to consolidated financial statements.

SHUMATE INDUSTRIES, INC.
(FORMERLY EXCALIBUR INDUSTRIES, INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT
For the Years Ended December 31, 2005 and 2004

			Additional
	Common Stock		Paid-In	Accumulated
	Shares	Par	Capital	Deficit	Total

Balances at December 31, 2003	2,419,200	$2,419	$8,551,745	$(21,730,365)	$(13,176,201)

Common stock issued for accounts payable	14,285	14	3,107	-	3,121

Net income	-	-	-	1,184,015	1,184,015

Balances at December 31, 2004	2,433,485	2,433	8,554,852	(20,546,350)	(11,989,065)

Common stock issued for services	4,956,932	4,957	470,042	-	474,999
Common stock issued for debt	4,059,310	4,059	2,754,515	-	2,758,574
Common stock issued for cash	666,667	667	499,333	-	500,000

Net income	-	-	-	1,978,484	1,978,484

Balances at December 31, 2005	12,116,394	$12,116	$12,278,742	$(18,567,866)	$(6,277,008)

SHUMATE INDUSTRIES, INC.
(FORMERLY EXCALIBUR INDUSTRIES, INC.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2005 and 2004
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,978,484	$1,184,015
Adjustments to reconcile net income to net
cash used in operating activities:
Debt forgiveness income-continuing operations	(4,427,157)	-
Debt forgiveness income-discontinued operations	(1,837,295)	(5,218,883)
Depreciation expense	326,550	413,426
Bad debt expense	58,088	-
Common stock issued for services	474,999	-
Changes in:
Accounts receivable	(350,938)	(160,800)
Inventory	(103,569)	(85,395)
Other assets	(54,936)	(27,058)
Accounts payable	(813,341)	(67,655)
Accrued expenses	(199,729)	955,034
Pre-petition liabilities of bankrupt subsidiary	1,837,295	-
Net cash used in operating activities	(3,111,549)	(3,007,316)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	(393,680)	(288,407)
Purchase of patents	(183,017)	-
Net cash used in operating activities	(576,697)	(288,407)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net change from bank overdraft	-	(96,872)
Proceeds from notes payable	3,276,905	3,685,071
Payments on note payable	(52,263)	(124,930)
Proceeds from sales of common stock	500,000	-
Net cash provided by financing activities	3,724,642	3,463,269

NET INCREASE IN CASH AND CASH
EQUIVALENTS	36,396	167,546
CASH AND CASH EQUIVALENTS, beginning of period	177,822	10,276
CASH AND CASH EQUIVALENTS, end of period	$214,218	$177,822

Supplemental disclosures:
Cash paid for income taxes	$-	$-
Cash paid for interest	139,769	10,628
Non-cash transactions:
Stock issued for accounts payable and debt	$2,758,574	$3,121
Prior year deposit applied to equipment purchase	-	55,000
Balance due to vendor for equipment purchase	-	171,120
Purchase of patents with note payable	100,000	-

See accompanying summary of accounting policies
nd notes to consolidated financial statements

SHUMATE INDUSTRIES, INC.
(FORMERLY EXCALIBUR INDUSTRIES, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF ACCOUNTING POLICIES

Description of Business. Excalibur Industries, Inc. (“Excalibur”) is a Texas based energy field services company. During 2005, Excalibur changed its name to Shumate Industries, Inc. (“Shumate”). See Note 3 for details. Shumate operates through two wholly-owned subsidiaries, Shumate Machine Works, Inc. (“Shumate Machine”), a contract machining and manufacturing company, and Hemiwedge Valve Corporation (“Hemiwedge”), a development stage company formed to launch a proprietary valve product line.

Basis of Presentation. The consolidated financial statements include the accounts of Shumate and its wholly-owned subsidiaries, Shumate Machine and Hemiwedge. Significant inter-company accounts and transactions have been eliminated.

Reclassifications. Certain amounts in the consolidated financial statements of the prior year have been reclassified to conform to the presentation of the current year for comparative purposes.

Use of Estimates in Financial Statement Preparation. The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition. Revenue is derived primarily from machining of oil field drilling parts, components and tools for Shumate’s customers. All revenue is recognized when persuasive evidence of an arrangement exists, the service or sale is complete, the price is fixed or determinable and collectibility is reasonably assured. This typically occurs when the order is shipped. Shipping terms are FOB shipping and title passes to the customer at the time the product is shipped. Customers have the right to inspection and acceptance for generally up to five days after taking delivery. Returns are not accepted due to the custom specifications of each product, but rework on items is necessary if the product was not within the original order specifications. Customer requests for rework and customer rejection of shipments has been historically low.

Cash and Cash Equivalents. For purposes of the statements of cash flows, cash equivalents include all highly liquid investments with original maturities of three months or less.

Allowance for Doubtful Accounts. Bad debt expense is recognized based on management’s estimate of likely losses per year, based on past experience and an estimate of current year uncollectible amounts. The allowance was $60,000 as of December 31, 2005.

Inventory. Inventory is stated at the lower of cost (first-in, first-out for raw materials and specific job cost for work-in-process and finished goods) or market. Slow-moving inventories are periodically reviewed for impairment in value. Work-in-process and finished goods include labor, materials and production overhead.

Property and Equipment. Property and equipment is valued at cost. Additions are capitalized and maintenance and repairs are charged to expense as incurred. Gains and losses on dispositions of equipment are reflected in operations. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which are three to twelve years.

Patents. Patents are initially measured based on their fair values. Patents are being amortized on a straight-line basis over a period of 8 to 10 years and are stated net of accumulated amortization of $283,017 and $0 at December 31, 2005, and 2004, respectively. Because the patents were acquired in late 2005, no amortization expense was charged to operations during 2005.

Impairment of Long-Lived Assets. Shumate reviews the carrying value of its long-lived assets annually or whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. Shumate assesses recoverability of the carrying value of the asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and fair value.

Income Taxes. Income tax expense is based on reported earnings before income taxes. Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for consolidated financial reporting purposes and such amounts recognized for tax purposes, and are measured by applying enacted tax rates in effect in years in which the differences are expected to reverse.

Stock-Based Compensation. Shumate accounts for stock-based compensation under the intrinsic value method. Under this method, Shumate recognizes no compensation expense for stock options granted when the number of underlying shares is known and exercise price of the option is greater than or equal to the fair market value of the stock on the date of grant. In the years ended December 31, 2005 and 2004, no options were granted.

The following table illustrates the effect on net income and net income per share if Shumate had applied the fair value provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	2005	2004

Net income as reported	$1,978,484	$1,184,015

Add: Stock based compensation determined under intrinsic value based method	--	--

Less: Stock based compensation determined under fair value-based method	--	(7,959)

Pro-forma income	$1,978,484	$1,176,056

Basic net income per common share:
As reported	$0.33	$0.49
Pro-forma	$0.33	$0.48

Diluted net income per common share:
As reported	$0.31	N/A
Pro-forma	$0.31	N/A

Basic and Diluted Net Income per Share. The basic net income per common share is computed by dividing the net income by the weighted average number of common shares outstanding. Diluted net income per common share is computed by dividing the net income adjusted on an “as if converted” basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For the year ended Decembere 31, 2004, there was no diluted income per share due to the absence of common stock equivalents. Diluted earnings per common share for the year 2005 was determined on the assumption that the convertible note payable was converted upon issuance on October 19, 2005. The 2005 information is as follows:

Net income	$1,978,484

Add: Adjustment for interest on the convertible note payable	47,500

Net income, includes assumed conversions	$2,025,984

Weighted average number of shares outstanding	5,956,531

Add: Shares assumed to be issued under the convertible note payable	500,000

Weighted average number of shares adjusted for dilutive shares	6,456,531

Stock Split. All references to common stock and per share data have been retroactively restated to account for the 1 for 7 reverse stock split. See Note 3 for details.

Research and Development. All costs for research and development activities are expensed as incurred.

Recently Issued Accounting Pronouncements. In December 2004, the FASB issued SFAS No.123R, “Accounting for Stock-Based Compensation.” SFAS No.123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No.123R requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed. Prior to SFAS No.123R, only certain pro forma disclosures of fair value were required. SFAS No.123R shall be effective for small business issuers as of the beginning of the first interim or annual reporting period that begins after December 15, 2005.

Shumate does not expect the adoption of any other recently issued accounting pronouncements to have a significant impact on their consolidated financial position, results of operations, or cash flow.

NOTE 2 - GOING CONCERN

As shown in the accompanying consolidated financial statements, Shumate incurred recurring losses from operations of $3,017,593 and $3,068,080 in 2005 and 2004, respectively, has an accumulated deficit of $18,567,866, and a working capital deficit of $494,720 as of December 31, 2005. These conditions raise substantial doubt as to Shumate’s ability to continue as a going concern. To address these concerns, since the year end of fiscal 2005, Shumate has raised $2,000,000 through a private offering. See Note 16 for details. In addition, management is trying to continue to increase Shumate’s revenues and improve its results of operations to a level of profitability. Management may also seek to raise additional capital in the future if Shumate’s results of operations do not continue to improve or if the need otherwise arises. The financial statements do not include any adjustments that might be necessary if Shumate is unable to continue as a going concern.

NOTE 3 - REORGANIZATION

On October 19, 2005, Shumate completed a restructuring with Stillwater National Bank (“Stillwater”). The restructuring resulted in a significant reduction in outstanding debt and provided Shumate with a strengthened balance sheet and reduced debt-servicing requirements. The restructuring was effected through an out-of-court restructuring, or “recapitalization plan,” which consisted of the following:

•	an agreement to amend and restate a series of notes issued to Stillwater into one term note;
•	the extension of Shumate’s current line of credit with Stillwater;
•	the issuance of a convertible note to Stillwater;
•	the issuance by Stillwater of a note to Shumate’s Chief Financial Officer to advance funds to purchase shares of Shumate’s common stock for $250,000;
•	the conversion of a portion of Shumate’s debt to Stillwater into 20% of Shumate’s then-outstanding common stock after giving effect to the restructuring;
•	Shumate’s acquisition of the capital stock of Shumate Machine;
•	a release from Stillwater for any indebtedness not covered above;
•	the exchange of Shumate’s outstanding unsecured notes, including principal and accrued interest, for shares of Shumate’s common stock; and
•	the grant of restricted stock awards to Shumate’s executive officers, in return for their personal guarantees on new bank debt, and to Shumate’s non-employee directors.

In addition, in connection with the recapitalization, Shumate changed its name from “Excalibur Industries, Inc.” to “Shumate Industries, Inc.” and effectuated a 1-for-7 reverse stock split of its then outstanding shares of common stock. The recapitalization plan, the name change, the reverse stock split, the adoption of Shumate’s 2005 Stock Incentive Plan, and the re-election of its directors were all approved at a special meeting of its shareholders on October 19, 2005.

The recapitalization plan consisted of the following transactions (the “restructuring transactions”):

Amended and Restated Term Note. Stillwater amended and restated a series of notes in the current aggregate principal amounts of approximately $9,413,000 into an amended and restated note in the principal amount of approximately $5,600,000. The amended and restated note requires interest only payments for the six months following closing, and thereafter, requires Shumate to make 24 equal monthly payments in an amount sufficient to fully amortize principal and interest on the amended and restated note over 120 months. The amended and restated note is due and payable 30 months after closing, at which time, Shumate will be required to make a balloon payment of the entire outstanding principal balance and all accrued interest. The note bears interest at a rate equal to the prime rate plus two percent, and it is secured by a first priority security interest in all of Shumate’s existing and future assets. The proceeds of this note were applied as follows: $303,000 to purchase machines from Shumate’s President and Chief Executive Officer, and from a former director; $100,000 to purchase the capital stock of Shumate Machine; and the remainder was applied to Shumate’s existing indebtedness to Stillwater.

Revised Line of Credit. Stillwater has extended Shumate’s current revolving line of credit in an amount of up to $1,000,000 for one year. The initial balance on the line of credit is the balance of Shumate’s existing line of credit with Stillwater, less the excess transferred to the amended and restated note. The advances available under the line of credit are limited to a borrowing base of the sum of (a) 80% of eligible accounts receivable, and (b) 50% of eligible inventory. The line of credit bears interest at a rate equal to the prime rate plus two percent, and it is secured by a first priority security interest in all of Shumate’s existing and future assets.

Convertible Note. Shumate issued a convertible note in the principal amount of $2,500,000 to Stillwater. The principal and accrued interest on the convertible note is convertible, at Stillwater’s option, into shares of Shumate’s common stock at a conversion rate of $1.00 per share (on a post reverse stock split basis). The convertible note matures on the earlier of 60 months from the date of issuance or the date on which it is fully converted into Shumate’s common stock. Interest on the convertible note accrues from the date of closing until the earlier of conversion or 24 months, at which time the accrued interest will be capitalized into principal. Beginning at the end of the ninth quarter, Shumate is obligated to make quarterly interest payments on the convertible note. The convertible note bears interest at a rate equal to the prime rate plus two percent, and it is secured by a first priority security interest in all of Shumate’s assets. Shumate has agreed to include the shares of common stock underlying the convertible note on any eligible registration statement that it may file with the Securities and Exchange Commission under the Securities Act of 1933 in the next five years. Shumate analyzed this instrument for derivative accounting consideration under SFAS 133 and EITF 00-19. Shumate determined the convertible notes were conventional and met the criteria for classification in stockholders equity under SFAS 133 and EITF 00-19. Therefore, derivative accounting is not applicable for this convertible note payable. Shumate also analyzed this instrument for Beneficial Conversion Feature under EITF 98-5 and EITF 00-27. Because the conversion prices exceed the market trading price of Shumate’s common stock when the loans were issued, a Beneficial Conversion Feature was not created.

Conversion of Prior Bank Debt. Stillwater has exchanged $2,368,000 of Shumate’s outstanding indebtedness to Stillwater for 2,368,000 newly issued of shares of Shumate’s common stock (on a post reverse-split basis), representing not less than 20% of the outstanding shares of Shumate’s common stock after giving effect to the restructuring. Shumate has agreed to include these shares of common stock on any eligible registration statement that it may file with the Securities and Exchange Commission under the Securities Act of 1933 in the next five years.

Releases. Stillwater has released Shumate and its Chief Financial Officer from their respective obligations of the prior debt to Stillwater, except to the extent that such prior debt is amended and restated, issued, or guaranteed as set forth above.

Unsecured Note Exchange Offer. Shumate’s unsecured note holders have exchanged all of their outstanding unsecured notes, with interest rates ranging from 6% to 12% and all currently due and owing, aggregated $1,719,787, for approximately 1,691,310 newly issued shares of Shumate’s common stock (on a post reverse-split basis), representing approximately 14.61% of the outstanding shares of Shumate’s common stock after giving effect to the restructuring.

Restricted Stock Awards. Shumate’s board of directors have granted restricted stock awards of approximately 3,950,000 shares of newly issued common stock (on a post reverse-split basis) to its executive officers and non-employee directors, representing approximately 34.12% of the outstanding shares of Shumate’s common stock after giving effect to the restructuring. These shares vested on the closing of the restructuring, as did restricted stock awards of 335,500 shares previously issued to non-management employees and consultants.

As part of the restructuring, Stillwater loaned $350,000 to Shumate’s Chief Financial Officer to purchase an aggregate of 250,000 newly issued shares (post reverse stock split) of Shumate’s common stock, representing approximately 2.16% of its outstanding common stock after giving effect to the restructuring, for a total purchase price of $250,000. The balance was applied to the existing personal indebtedness of the Chief Financial Officer to Stillwater of approximately $10,000,000 under a personal guarantee of Shumate’s indebtedness to Stillwater. Stillwater has released the Chief Financial Officer from the remainder of his personal guarantee.

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31, 2005:

Description	Life	Amount

Shop equipment	5 - 12 years	$3,206,467
Other equipment and furniture	3 years	79,773
Leashold improvements	5 years	22,641
		3,308,881
Less: Accumulated depreciation		(1,455,868)
Property and equipment, net		$1,853,013

Depreciation expense in continuing operations totaled $326,550 and $413,426 in 2005 and 2004, respectively.

NOTE 5 - INTELLECTUAL PROPERTY

On December 5, 2005, Shumate acquired for $238,500 the intellectual property rights to the Hemiwedge® line of products, including the Hemiwedge® valve, from Soderberg Research and Development, Inc. and certain of its affiliates. Shumate contributed these intellectual property rights to Hemiwedge as a capital contribution. The intellectual property rights acquired consist of all patents, trademarks, and the internet website relating to the Hemiwedge® product line. The aggregate consideration paid for the intellectual property rights consisted of $138,500 in cash and a two-year six percent promissory note in the principal amount of $100,000, payable in 24 equal installments of principal and interest. In addition, Shumate agreed to deposit (a) $72,000 into an escrow account to be paid in the form of a monthly advance in the amount of $3,000 for each month of the 24 month period beginning in January 2006 and (b) three percent of the net sales proceeds collected from customers from (i) gross revenue from sales of products to which the acquired intellectual property relates, less (ii) sales and/or use taxes, import and/or export duties, outbound transportation costs, and amounts allowed or credited due to returns, which payments shall begin two years after December 2005 and continue until March 29, 2013. The $72,000 in monthly advances shall be credited against the three percent of the net sales proceeds.

At December 31, 2005, Shumate also has patent costs of $44,517 unrelated to the intellectual property rights described above.

NOTE 6 - NOTES PAYABLE - STILLWATER NATIONAL BANK

$1,000,000 line of credit with Stillwater National Bank secured by a first priority security interest in all of Shumate’s existing and future assets. The line of credit bears interest at a rate equal to the prime rate plus two percent. The advances available under the line of credit are limited to a borrowing base of the sum of (a) 80% of eligible accounts receivable, and (b) 50% of eligible inventory. This line of credit is secured by a first priority security interest in all of Shumate’s existing and future assets.	$837,615

$5,633,053 term note dated October 19, 2005 with Stillwater National Bank. The note requires interest only payments for the six months, and thereafter requires Shumate to make 24 equal monthly payments in an amount sufficient to fully amortize principal and interest on the note over 120 months. The note is due and payable in 30 months, at which time, Shumate will be required to make a balloon payment of the entire outstanding principal balance and all accrued interest. The note bears interest at a rate equal to the prime rate plus two percent, and it is secured by a first priority security interest in all of Shumate’s existing and future assets.	5,633,053

$2,500,000 convertible note dated October 19, 2005 with Stillwater National Bank. The principal and accrued interest on the convertible note is convertible, at Stillwater’s option, into shares of Shumate’s common stock at a conversion rate of $1.00 per share (on a post reverse stock split basis). The convertible note matures on the earlier of 60 months from the date of issuance or the date on which it is fully converted into Shumate’s common stock. Interest on the convertible note accrues from October 19, 2005 until the earlier of conversion or 24 months, at which time the accrued interest will be capitalized into principal. Beginning at the end of the ninth quarter, Shumate is obligated to make quarterly interest payments on the convertible note. The convertible note bears interest at a rate equal to the prime rate plus two percent, and it is secured by a first priority security interest in all of Shumate’s assets. Shumate has agreed to include the shares of common stock underlying the convertible note on any eligible registration statement that it may file with the Securities and Exchange Commission under the Securities Act of 1933 in the next five years.	2,500,000

Total	$8,970,668

NOTE 7 - ACCRUED EXPENSES

Accrued expenses as of December 31, 2005 included the following:

Accrued interest on notes payable	$45,252
Payroll taxes and estimated penalties	244,616
Unpaid salaries	15,770
Rebates	42,013
Insurance	61,145

Total accrued liabilities	$408,796

NOTE 8 - NOTES PAYABLE

On December 5, 2005, Hemiwedge executed a promissory note to Soderberg Research and Development, Inc. and certain of its affiliates in the amount of $100,000 in connection with the purchase of intellectual property (See Note 5). The note bears interest at the rate of six percent and is payable in twenty-four equal installments of principal and interest beginning January 1, 2006 and ending December 1, 2007.

Four unsecured notes payable to third parties totaling $315,000 and related accrued interest in the amount of $60,625 were converted to 370,392 shares of common stock on October 19, 2005. Shumate recognized a total of $202,207 debt forgiveness income in these transactions.

NOTE 9 - RELATED PARTY NOTES PAYABLE

Six unsecured notes payable to officers and directors totaling $1,095,799 and related accrued interest in the amount of $225,120 were converted to 1,320,918 shares of common stock on October 19, 2005.

NOTE 10 - INCOME TAXES

Shumate uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. Shumate has incurred significant net losses in past years and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is approximately $7,000,000 at December 31, 2005, and will expire in the years 2021 through 2025.

Internal Revenue Section 382 restricts the ability to use these carryforwards whenever an ownership change as defined occurs. Shumate incurred such an ownership change on October 19, 2005. As the result of the ownership change, Shumate’s use of net operating losses through the date of change is restricted. Losses subsequent to the date of change are not restricted.

NOTE 11 - COMMON STOCK

On April 29, 2005, Shumate adopted its 2005 Stock Incentive Plan (the “Plan”). Shumate is permitted to issue up to 33,000,000 shares of common stock under the Plan in the form of stock options, restricted stock awards, and stock awards to employees, non-employee directors, and outside consultants.

On May 11, 2005, Shumate granted restricted stock awards for 4,285,500 post-split shares of common stock under the Plan, including restricted stock awards of 3,950,000 post-split shares to its officers and directors. These shares were recorded at their par value at $30,000 based on the appraisal performed by an independent third party consultant. Under the terms of the restricted stock awards, the shares would not vest until Shumate closed a plan of reorganization between Shumate, its subsidiaries, certain affiliated parties, and Stillwater, with respect to the restructuring of various notes issued to Stillwater. This restructuring was completed on October 19, 2005.

In October 2005, Shumate issued 370,392 shares of common stock to several third parties for release of $315,000 in unsecured notes payable and related accrued interest of $60,625.

In October 2005, Shumate issued 1,320,918 shares of common stock to several related parties for release of $1,095,799 in unsecured notes payable and related accrued interest of $225,120.

In October 2005, Shumate issued 2,368,000 shares of common stock to Stillwater in exchange for release of $2,368,000 of outstanding indebtedness to Stillwater.

In October 2005, in conjunction with the debt restructuring, Shumate issued 250,000 shares of common stock to its Chief Financial Officer for cash totaling $250,000.

In December 2005, Shumate issued 416,667 shares of common stock for cash totaling $250,000.

During the fourth quarter of 2005, Shumate issued 671,432 shares of common stock to consultants for their services. These shares were recorded at their value of $444,999.

NOTE 12 - DISCONTINUED OPERATIONS / DEBT FORGIVENESS INCOME

In September 2003, three of Shumate’s wholly owned subsidiaries, Excalibur Steel, Inc., Excalibur Aerospace, Inc., which did business as AeroWeld, Inc., and Excalibur Services, Inc. (the “Tulsa-based Operations”) ceased operations. On December 31, 2003, Excalibur Steel, Excalibur Services, and Excalibur Aerospace each filed a voluntary petition for protection under Chapter 7 of the U.S. Bankruptcy Code in the United States Bankruptcy Court, Southern District of Texas. On July 26, 2004, the court discharged Excalibur Steel and Excalibur Aerospace of all of its debts and liabilities, and on August 3, 2004, the court discharged Excalibur Services of all of its debts and liabilities. In 2003, Shumate reclassified $5,218,883 as net liabilities of discontinued operations, and these liabilities were discharged in the three bankruptcy proceedings in 2004. As a result, Shumate recorded $5,218,883 in debt forgiveness income in 2004.

On March 9, 2005, Excalibur Holdings, Inc. (“Excalibur Holdings”), a wholly-owned subsidiary of Shumate and the parent corporation of Shumate Machine, filed a voluntary petition for protection under Chapter 7 of the U.S. Bankruptcy Code in the United States Bankruptcy Court, Southern District of Texas. As a result of this bankruptcy filing, 100% of the capital stock of Shumate Machine became the sole asset of the bankruptcy estate. The capital stock of Shumate Machine was pledged to secure the obligations of Excalibur Holdings to its senior lender, Stillwater. On October 19, 2005, Stillwater transferred the capital stock of Shumate Machine to Shumate as part of the reorganization of Shumate. See Note 3 for details. In November 2005, the court discharged Excalibur Holdings of all of its debts and liabilities. As shown in the accompanying consolidated financial statements, Shumate recorded $1,837,295 in 2005 for debt forgiveness income resulting from the discharge of the debts and liabilities of Excalibur Holdings in the bankruptcy proceedings.

As a result of the reorganization of Shumate discussed in Note 3, Shumate recognized $4,222,743 in debt forgiveness income from Stillwater transactions and $204,414 in debt forgiveness income related to third party notes payable in 2005.

NOTE 13 - STOCK OPTIONS AND WARRANTS

Shumate currently has 5 stock option plans: (a) the 2001 Stock Option Plan reserved 285,714 shares, and 300,571 options have been granted through December 31, 2005 (“date”) of which 294,929 options have expired unexercised, (b) the 2003 Stock Grant Plan reserved 428,571 shares, of which 232,063 shares have been issued to date, (c) the 2003 Employee Stock Incentive Plan reserved 1,071,429 shares, of which none have been issued to date, (d) the 2003 Non-Employee Directors and Consultants Retainer Stock Plan reserved 357,143 shares, of which none have been issued to date, and (e) the 2005 Stock Incentive Plan reserved 33,000,000 shares of which 4,685,500 have been issued to date.

During 2005 and 2004, no options or warrants were granted.

Summary information regarding options and warrants is as follows:

		Weighted		Weighted
		average		average
	Options	Share Price	Warrants	Share Price
Outstanding at

December 31, 2003	55,571	$8.82	201,712	$7.94

Year ended December 31, 2004:

Forfeited	(1,357)	4.20	-

Outstanding at

December 31, 2004	54,214	8.89	201,712	7.94

Year ended December 31, 2005:

Forfeited	(357)	4.20	-	-

Outstanding at

December 31, 2005	53,857	$8.95	201,712	$7.94

Options outstanding and exercisable as of December 31, 2005:

	Outstanding		Exercisable
	Number	Remaining	Number
Exercise Price	of Shares	life	of Shares
$4.20	5,286	2 years	3,524
7.00	14,286	1 year	14,286
10.50	34,285	1 year	34,285
	53,857		52,095

Warrants outstanding and exercisable as of December 31, 2005:

	Outstanding		Exercisable
	Number	Remaining	Number
Exercise Price	of Shares	life	of Shares
$6.30 - $ 7.00	130,848	1 year	130,848
$8.40 - $10.50	70,864	1 year	70,864
	201,712		201,712

NOTE 14 - MAJOR CUSTOMERS

Two customers accounted for 71% of total revenues in 2005 and 51% of total revenues in 2004.

NOTE 15 - COMMITMENTS

Shumate’s executive offices are in Conroe, Texas. The lease expires June 30, 2009 and is payable at $22,600 per month. Future minimum lease payments under the lease as of December 31, 2005 are $271,200 in 2006, $271,200 in 2007, $271,200 in 2008 and $135,600 in 2009.

In December 2005, Shumate Machine entered into an operating lease with a third party landlord. This lease expires November 30, 2008 and is payable at $14,149 per month. The lease grants to Shumate Machine an option to purchase the premises for a purchase price of $1,825,000, against which Shumate Machine shall be entitled to a credit against the purchase price in an amount equal to the amount necessary to amortize the purchase price at seven percent over a period of 240 months. The landlord also granted to Shumate Machine a right of first refusal with respect to the premises. In addition, Shumate Machine entered into a sublease agreement to sublease of a portion of the premises. The sublease is a three-month sublease, with automatic extensions for the following 33 months, at a rate of approximately $4,000 per month. Future net minimum lease payments under the lease as of December 31, 2005 are $169,788 in 2006, $169,788 in 2007 and $155,639 in 2008. Future net minimum lease receivables under the sublease as of December 31, 2005 are $48,000 in 2006, $48,000 in 2007 and $44,000 in 2008.

Rent expense was $271,680 and $300,244 in 2005 and 2004, respectively.

NOTE 16 - SUBSEQUENT EVENTS

On February 22, 2006, Shumate sold 3,333,333 shares of its common stock to several investors in a private offering. 2,500,000 shares of common stock were placed by a placement agent and Shumate placed the remaining 833,333 shares of common stock. The purchase price per share of common stock was $0.60. The placement agent received $165,000 in commissions and 250,000 warrants to purchase shares of common stock at an exercise price of $0.63 per share. Shumate also paid legal fees of $10,000 to the placement agent’s attorney. The net proceeds of this offering to Shumate after the payment of commissions, fees, and other expenses of the offering were approximately $1,810,000.

Shumate is obligated to file a registration statement registering the resale of shares of Shumate’s common stock. Shumate is required to file the registration statement within 30 days of filing its Form 10-KSB for the year ended December 31, 2005, but no later than April 30, 2006. If the registration statement is not timely filed or if the registration is suspended other than as permitted in the registration rights agreement, Shumate will be obligated to pay each investor a fee equal to 1.0% of such investor’s purchase price of the common stock for each 30 day period (pro rated for partial periods), that such registration conditions are not satisfied.

Subject to certain conditions, Shumate has granted the investors a right of first refusal, for a period of one (1) year from the effective date of the registration statement required to be filed in connection with this transaction, to participate in any subsequent financing that Shumate conducts.

No person is authorized to give any information or to make any representation not contained or incorporated by reference in this prospectus, and any information or representation not contained or incorporated by reference herein must not be relied upon as having been authorized by Shumate Industries, Inc., or the selling shareholders. This prospectus does not constitute an offer of any securities other than the registered securities to which it relates or an offer to any person in any jurisdiction where such an offer would be unlawful. Neither the delivery of this prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Shumate Industries, Inc., or its subsidiaries since the date hereof.

6,060,080 Shares SHUMATE INDUSTRIES, INC. Common Stock PROSPECTUS

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	4
Cautionary Statement Regarding Forward	12
Looking Statements
Use of Proceeds	15
Selling Security Holders	15
Plan of Distribution	18
Legal Proceedings	19
Directors, Executive Officers, Promoters and
Control Persons	19
Security Ownership of Certain Beneficial
Owners and Management	21
Description of Securities	23
Interest of Named Experts and Counsel	25
Disclosure of Commission Position on	25
Indemnification for Securities Act Liabilities
Certain Relationships and Transactions and
Corporate Governance	26
Description of Business	27
Management’s Discussion and Analysis or
Plan of Operation	39
Description of Property	50
Market for Common Equity and Related
Stockholder Matters	51
Executive Compensation	52
Where You Can Find Further Information	53
Experts	53
Transfer Agent	53

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification Of Directors And Officers

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s Certificate of Incorporation includes a provision that eliminates the personal liability of each of its directors for monetary damages for breach of such director’s fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to the Registrant or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Registrant’s bylaws provide that it may, in its discretion,

•	indemnify its directors, officers, employees and agents and persons serving in such capacities in other business enterprises at their request, to the fullest extent permitted by Delaware law, and

•	advance expenses, as incurred, to its directors and officers in connection with defending a proceeding.

The Registrant may enter into indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and officers by Section 145 of the Delaware General Corporation Law and the bylaws as well as certain additional procedural protections.

Item 25. Other Expenses of Issuance and Distribution.

The estimated expenses of the offering, all of which are to be borne by the Registrant, are as follows:

SEC Filing Fee	$930.50
Printing Expenses*	$5,000.00
Accounting Fees and Expenses*	$10,000.00
Legal Fees and Expenses	$35,000.00
Blue Sky Fees and Expenses*	$2,000.00
Registrar and Transfer Agent Fee*	$2,500.00
Miscellaneous*	$1,000.00

Total*	$56,430.50

* Estimated

Item 26.  Recent Sales of Unregistered Securities

On October 19, 2005 the Registrant effected a 1-for-7 reverse split of our common stock. Unless otherwise indicated, all of the discussions below relating to the issuance of the Registrant’s common stock, including common stock to be issued upon the exercise of outstanding warrants and options, refer to post-split shares.

On October 19, 2005, the Registrant completed a restructuring of its debt to Stillwater National Bank. In connection with the restructuring, the Registrant issued the following securities:

Convertible Note. The Registrant issued to Stillwater National Bank a convertible note in the principal amount of $2,500,000. The principal and accrued interest on the convertible note is convertible at Stillwater’s option into shares of the Registrant’s common stock at a conversion rate of $1.00 per share. The convertible note matures on the earlier of 60 months from the date of issuance or the date on which it is fully converted into the Registrant’s common stock. Interest on the convertible note accrues from the date of closing until the earlier of conversion or 24 months, at which time the accrued interest will be capitalized into principal. The Registrant relied on section 4(2) of the Securities Act of 1933 to issue the convertible note, inasmuch as the convertible note was issued without any form of general solicitation or general advertising and the offeree was an accredited investor and occupied an insider status relative to the Registrant that afforded it effective access to the information that registration would otherwise provide.

Shares issued to the Registrant’s Chief Financial Officer. In conjunction with the restructuring of the Registrant’s debt, the Registrant’s Chief Financial Officer, Matthew C. Flemming, purchased 250,000 shares of the Registrant’s common stock for a total purchase price of $250,000. The Registrant relied on section 4(2) of the Securities Act of 1933 to issue the common stock inasmuch as the common stock was issued without any form of general solicitation or general advertising and the offeree occupies an insider status relative to the Registrant that afforded him effective access to the information that registration would otherwise provide.

Conversion of Prior Bank Debt. Stillwater National Bank exchanged $2,368,000 of the outstanding indebtedness owed by the Registrant for 2,368,000 of shares of the Registrant’s common stock. The Registrant relied on section 4(2) of the Securities Act of 1933 to issue the common stock inasmuch as the common stock was issued without any form of general solicitation or general advertising and the offeree is an accredited investor.

Unsecured Note Exchange Offer. A group of nine holders of unsecured promissory notes issued by the Registrant exchanged notes, which were all due and owing, for 1,691,310 shares of the Registrant’s common stock. The Registrant relied on section 3(a)(9) of the Securities Act to issue the common stock, inasmuch as the holders of the unsecured promissory notes were existing security holders of the Registrant and no commission or other remuneration was given to any person to solicit the exchange.

On November 29, 2005, the Registrant issued 171,432 shares of its common stock to UTEK Corporation pursuant to an agreement whereby UTEK Corporation was to provide services relating to identifying and acquiring new technologies. The term of the agreement is one year, and the shares vest 1/12th per month over the term of the agreement. In the event that the agreement is terminated by the Registrant before the one year term is completed, any unvested shares will not vest. The Registrant relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising and the offeree was an accredited investor.

On November 29, 2005, the Registrant issued an aggregate of 100,000 shares of its common stock to two private consultants for consulting services. The Registrant relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising and the offerees were accredited investors.

On December 5, 2005, A. Earl Swift, the Registrant’s former director and a significant stockholder, purchased 416,667 shares of the Registrant’s common stock in a private placement at a purchase price of $0.60 per share, for gross proceeds of $250,000. The Registrant relied on section 4(2) of the Securities Act of 1933 to issue the common stock inasmuch as the common stock was issued without any form of general solicitation or general advertising and the offeree occupies an insider status relative to the Registrant that afforded him effective access to the information that registration would otherwise provide.

On February 22, 2006, the Registrant sold 3,333,333 shares of its common stock to institutional and accredited retail investors in a private offering. First Montauk Securities Corporation, an NASD member firm, acted as placement agent in connection with the sale of 2,500,000 shares of common stock and the Registrant placed the remaining 833,333 shares of common stock. The purchase price per share of common stock was $0.60. First Montauk received $165,000 in commissions and 250,000 warrants to purchase shares of common stock at an exercise price of $0.63 per share. The Registrant also paid legal fees of $10,000 to counsel for First Montauk. The net proceeds of this offering to the Registrant after the payment of commissions, fees, and other expenses of the offering were approximately $1,810,000. The Registrant relied on section 4(2) of the Securities Act of 1933, including section 506 of Regulation D, to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising and the offerees were accredited investors.

Between October 30, 2006 and December 14, 2006, the Registrant sold an aggregate of 3,787,550 shares of its Common Stock in a private placement offering (“Offering”) to institutional and accredited investors pursuant to exemption from registration under Section 4(2) of the Securities Act of 1933, for aggregate gross proceeds of $3,787,550.

First Montauk Securities Corp., an NASD member firm, acted as placement agent (“Placement Agent”) in connection with the Offering. The purchase price per share of Common Stock was $1.00. The Registrant sold an aggregate of 3,787,550 shares of its Common Stock and issued an aggregate of 1,893,775 Class A Warrants, each exercisable at $1.25 per share to the investors in the Offering. The Warrants are exercisable for a period of 5 years from the date of the final closing of the Offering. For its services in connection with the Offering, the Placement Agent received a 7.0% cash commission, a 3.0% non-accountable expense allowance, a 1.0% management fee, and 378,755 warrants ("Warrants") to purchase shares of Common Stock at an exercise price of $1.25 per share. The Registrant also paid legal fees of $22,500 to counsel for the Placement Agent. The Registrant relied on section 4(2) of the Securities Act of 1933, including section 506 of Regulation D, to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising and the offerees were accredited investors.

Item 27.  Exhibits.

The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B:

Exhibit No.	Title

2.1
Agreement and Plan of Merger by and among Global Realty Management Group, Inc., GRMG Acquisition Corporation, Excalibur Holdings, Inc., and Michael D. Farkas, incorporated by reference to Amendment No. 1 to the Registrant’s Registration Statement on Form SB-2 filed on September 5, 2002 (File No. 333-88974).*

2.2
Agreement and Plan of Merger by and among Shumate Machine Works, Inc., Larry C. Shumate, Russ Clark, Excalibur Holdings, Inc., and Excalmergeco, Inc., incorporated by reference to Amendment No. 1 to the Registrant’s Registration Statement on Form SB-2 filed on September 5, 2002 (File No. 333-88974).*

2.3
Asset Purchase Agreement by and among Hemiwedge Valve Corporation, Soderberg Research and Development, Inc., Inprop, Inc., and Jeanette Soderberg, incorporated by reference to the Registrant’s Current Report on Form 8-K filed on December 6, 2005.*

3.1
Certificate of Incorporation of Excalibur Industries, Inc. (now known as Shumate Industries, Inc.), incorporated by reference to Amendment No. 1 to the Registrant’s Registration Statement on Form SB-2 filed on September 5, 2002 (File No. 333-88974).

3.2
Certificate of Amendment to Certificate of Incorporation of Excalibur Industries, Inc. (now known as Shumate Industries, Inc.), incorporated by reference to the Registrant’s Current Report on Form 8-K filed on October 26, 2005.

3.3
Bylaws of Excalibur Industries, Inc. (now known as Shumate Industries, Inc.), incorporated by reference to Amendment No. 1 to the Registrant’s Registration Statement on Form SB-2 filed on September 5, 2002 (File No. 333-88974).

4.1	Specimen Certificate of Shumate Industries, Inc.’s common stock, incorporated by reference to the Registration Statement on Form SB-2, filed on April 25, 2006 (File No. 333-133511).

4.2	Form of common stock purchase warrant, incorporated by reference to Amendment No. 1 to the Registrant’s Registration Statement on Form SB-2 filed on September 5, 2002 (File No. 333-88974).

4.3	Convertible promissory note (Stillwater National Bank), incorporated by reference to the Registrant’s Form 10-KSB for the fiscal year ended December 31, 2005 filed on March 28, 2006.

4.4	Amended and restated promissory note (Term Note - Stillwater National Bank), incorporated by reference to the Registrant’s Amendment No 1. to Current Report on Form 8-K, filed on November 7, 2005.

4.5
Stock Purchase Agreement by and between Shumate Industries, Inc. and A. Earl Swift, incorporated by reference to the Registrant’s Form 10-KSB for the fiscal year ended December 31, 2005 filed on March 28, 2006.

4.6	Form of Securities Purchase Agreement among Shumate Industries, Inc., and various purchasers, incorporated by reference to the Registrant’s Current Report on Form 8-K filed on February 23, 2006.

4.7	Form of Registration Rights Agreement among Shumate Industries, Inc., and various purchasers, incorporated by reference to the Registrant’s Current Report on Form 8-K filed on February 23, 2006.

4.8	Common stock purchase warrant (First Montauk Securities Corp.), incorporated by reference to the Registrant’s Current Report on Form 8-K filed on February 23, 2006.

5.	Opinion on legality.*

10.1
Restructuring Agreement between Shumate Industries, Inc., Shumate Machine Works, Inc., Matthew Flemming, Larry Shumate, Russ Clark, and Stillwater National Bank and Trust Company, incorporated by reference to the Registrant’s Amendment No 1. to Current Report on Form 8-K, filed on November 7, 2005.

10.2	Promissory Note (Line of Credit - Stillwater National Bank), incorporated by reference to the Registrant’s Form 10-KSB for the fiscal year ended December 31, 2005 filed on March 28, 2006.

10.3	Security Agreement, incorporated by reference to the Registrant’s Form 10-KSB for the fiscal year ended December 31, 2005 filed on March 28, 2006.

10.4	Lockbox Agreement, incorporated by reference to the Registrant’s Form 10-KSB for the fiscal year ended December 31, 2005 filed on March 28, 2006.

10.5	Settlement and Release Agreement, incorporated by reference to the Registrant’s Current Report on Form 8-K filed on October 26, 2005.

10.6	Promissory Note (Soderberg Research and Development), incorporated by reference to the Registrant’s Current Report on Form 8-K filed on December 6, 2005.

10.7
2001 Stock Option Plan of Excalibur Holdings, Inc., incorporated by reference to Amendment No. 1 to the Registrant’s Registration Statement on Form SB-2 filed on September 5, 2002 (File No. 333-88974).

10.8	2003 Stock Grant Plan, incorporated by reference to the Registrant’s Registration Statement on Form S-8, filed on June 26, 2003 (File No. 333-106521).

10.9	2003 Employee Stock Incentive Plan, incorporated by reference to the Registrant’s Registration Statement on Form S-8, filed on August 1, 2003 (File No. 333-107548).

10.10	2003 Non-Employee Directors and Consultants Retainer Stock Plan, incorporated by reference to the Registrant’s Registration Statement on Form S-8, filed on August 1, 2003 (File No. 333-107548).

10.11	2005 Stock Incentive Plan, incorporated by reference to the Registrant’s Registration Statement on Form S-8, filed on May 3, 2005 (File No. 333-124568).

10.12
Lease agreement with option to purchase by and between the Brewer Family Charitable Remainder Annuity Trust No. 1 and Shumate Machine Works, incorporated by reference to the Registrant’s Form 10-KSB for the fiscal year ended December 31, 2005 filed on March 28, 2006.

10.13	First Amendment to Loan Agreement and Guarantor’s Consent dated March 31, 2006 between Stillwater National Bank and the Registrant, previously filed.

10.14	Lease Agreement dated April 1, 2006 between Shumate Machine Works and Paul & Sherry Vick dba P & S Properties LLC.

10.15
Letter Agreement dated April 13, 2006 between the Registrant and Stillwater National Bank, incorporated by reference to the Registration Statement on Form SB-2, filed on April 25, 2006 (File No. 333-133511).

10.16	Class A Common Stock Purchase Warrant of Shumate Industries, Inc.

16.1	Letter on change in certifying accountant, incorporated by reference to the Registrant’s Current Report on Form 8-K filed on February 4, 2004.

21.1	Subsidiaries of Shumate Industries, Inc., incorporated by references to the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2005 filed on March 28, 2006.

23.1	Consent of Independent Public Accountants, Malone & Bailey, PC.*
____________________________________
* Filed herewith.

Item 28. Undertakings.

The undersigned Registrant hereby undertakes:

1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

(iii)	include any additional or changed material information on the plan of distribution.

2. For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the undersigned Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Conroe, State of Texas, on January 26, 2007.

Shumate Industries, Inc.
a Delaware corporation

By:	/s/ Larry C. Shumate
Larry C. Shumate,
Chief Executive Officer

By:	/s/ Matthew C. Flemming
Matthew C. Flemming,
Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities with Shumate Industries, Inc. and on the dates stated.

/s/ Larry C. Shumate	Chairman of the Board, President and Chief Executive Officer	January 26, 2007
Larry C. Shumate

/s/ Matthew C. Flemming	Executive Vice President, Chief Financial Officer,	January 26, 2007
Matthew C. Flemming	Principal Accounting Officer, Treasurer, Secretary, and Director

/s/ Russell T. Clark	Vice President, Chief Operating Officer and Director	January 26, 2007
Russell T. Clark

/s/ Francis X. Marshik	Director	January 26, 2007
Francis X. Marshik

/s/ Steven B. Erikson	Director	January 26, 2007
Steven B. Erikson

/s/ Leo B. Womack, CPA	Director	January 26, 2007
Leo B. Womack, CPA

/s/ Kenton Chickering III	Director	January 26, 2007
Kenton Chickering III

	Director	January 26, 2007
Frank Jungers